REGISTRATION NO. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

root9B Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	8742	20-0443575
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
 (Address and telephone number of principal executive offices and principal place of business)
Brian King, Chief Operating Officer
Root9B Technologies, Inc.
4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
(704) 521-8077
 (Name, address and telephone number of agent for service)

Copies to:
Seth I. Rubin, Esq.
Ruskin Moscou Faltischek, P.C.
1425 RXR Plaza
Uniondale, New York 11556
516.663.6600

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.001 par value	32,323,825(3)	$1.18	$38,142,114	$3,841
__________
(1)
Pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act.
(3)
The Company is registering the following shares of common stock: (i) 1,428,571 shares of common stock underlying convertible notes which remain unconverted and were issued in a private placement financing transaction closed between October 23, 2014 and November 18, 2014 (the “2014 Financing”); (ii) a total of 214,288 shares of common stock underlying convertible notes which were converted into common shares together with interest on such notes paid in shares of common stock; (iii) 630,000 shares underlying the warrants issued in conjunction with the 2014 Financing; (iv) 85,000 shares of common stock underlying warrants issued for services rendered in connection with the 2014 Financing; (v) 9,542,780 shares issued in connection with the acquisition by the Company of IPSA International, Inc. in 2015 (the “IPSA Acquisition”; (vi) 160,000 and 480,000 shares underlying the warrants issued in October 2015 and April 2016, respectively, in consideration of the extension of the convertible notes issued in the 2014 Financing; (vii) 3,686,818 shares of common stock which were issued in a private placement financing closed March 12, 2015 (the “March 2015 Financing”); (viii) 1,843,413 shares of common stock underlying the warrants which were issued in the March 2015 Financing; (ix) 50,000 shares of common stock underling  warrants issued for services rendered in connection with the 2015 Financing; (x) 7,000,000 shares of common stock being registered which were issued in a private placement financing closed between November 5, 2015 and March 10, 2016 (the “2016 Financing”); (xi) 7,000,000 shares of common stock being registered underlying the warrants which were issued in the 2016 Financing and (xii) 202,955 shares underlying warrants issued in connection with the 2016 Financing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION	DATED JUNE __, 2016

ROOT9B TECHNOLOGIES, INC.

32,323,825 Shares of Common Stock

The “Selling Stockholders” named in this prospectus are offering to sell up to an aggregate of 32,323,825 shares of root9B Technologies, Inc.’s common stock as follows:

The Company is registering the following shares of common stock: (i) 1,428,571 shares of common stock underlying convertible notes which remain unconverted and were issued in a private placement financing transaction closed between October 23, 2014 and November 18, 2014 (the “2014 Financing”); (ii) a total of 214,288 shares of common stock underlying convertible notes which were converted into common shares together with interest on such notes paid in shares of common stock; (iii) 630,000 shares underlying the warrants issued in conjunction with the 2014 Financing; (iv) 85,000 shares of common stock underlying warrants issued for services rendered in connection with the 2014 Financing; (v) 9,542,780 shares issued in connection with the acquisition by the Company of IPSA International, Inc. in 2015 (the “IPSA Acquisition”; (vi) 160,000 and 480,000 shares underlying the warrants issued in October 2015 and April 2016, respectively, in consideration of the extension of the convertible notes issued in the 2014 Financing; (vii) 3,686,818 shares of common stock which were issued in a private placement financing closed March 12, 2015 (the “March 2015 Financing”); (viii) 1,843,413 shares of common stock underlying the warrants which were issued in the March 2015 Financing; (ix) 50,000 shares of common stock underling  warrants issued for services rendered in connection with the 2015 Financing; (x) 7,000,000 shares of common stock being registered which were issued in a private placement financing closed between November 5, 2015 and March 10, 2016 (the “2016 Financing”); (xi) 7,000,000 shares of common stock being registered underlying the warrants which were issued in the 2016 Financing and (xii) 202,955 shares underlying warrants issued in connection with the 2016 Financing.

We will not receive any proceeds from the sale of these securities; however, we will receive a total of approximately $12,284,809 if all the Warrants are exercised in full.  Information on the Selling Stockholders and the times and manner in which they may offer and sell shares of our common stock under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution.”

Shares of our common stock trade on the OTCQB Bulletin Board under the symbol “RTNB”.  On May 25, 2016 the closing price of our common stock was$1.21 per share.

See “Risk Factors” beginning on Page 9 for the factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Information on the Selling Stockholders and the times and manner in which they may offer and sell shares of our common stock under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution.”

The Date of this Prospectus is June    , 2016

TABLE OF CONTENTS

FORWARD LOOKING STATEMENTS	5
SUMMARY	6
RISK FACTORS	9
USE OF PROCEEDS	17
DETERMINATION OF OFFERING PRICE	17
DILUTION	17
MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED STOCKHOLDER MATTERS	18
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	19
BUSINESS	38
PROPERTY	42
MANAGEMENT	43
EXECUTIVE COMPENSATION	50
SUMMARY COMPENSATION TABLE	51
DIRECTOR COMPENSATION	51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	53
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	55
SELLING STOCK HOLDERS	56
DESCRIPTION OF SECURITIES	60
PLAN OF DISTRIBUTION	61
LEGAL MATTERS	62
EXPERTS	62
REPORTS TO SECURITY HOLDERS	62
WHERE YOU CAN FIND MORE INFORMATION	63
FINANCIAL STATEMENTS	F-1

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus. This prospectus may be used only where it is legal to offer and sell these securities.

For investors outside the United States: We have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, we have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION

This prospectus contains certain statements relating to our future results that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those expressed or implied as a result of certain risks and uncertainties, including, but not limited to, changes in political and economic conditions; interest rate fluctuation; competitive pricing pressures within our market; equity and fixed income market fluctuation; technological change; changes in law; changes in fiscal, monetary regulatory and tax policies; monetary fluctuations as well as other risks and uncertainties detailed elsewhere in this prospectus or from time-to-time in our filings with the Securities and Exchange Commission.  Such forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

CERTAIN TERMS USED IN THIS PROSPECTUS

When this prospectus uses the words “we,” “us,” “our,” “root9B,” and the “Company,” they refer to root9B Technologies, Inc. and its subsidiaries.  “SEC” refers to the Securities and Exchange Commission.

PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety by reference to the more detailed information and financial statements in this prospectus and related notes included elsewhere herein. This prospectus contains forward-looking statements, which involves risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” and elsewhere in this prospectus. Since this is only a summary, it does not contain all of the information that may be important to you in making your investment decision. You should carefully read the more detailed information contained in this prospectus, including our financial statements in this prospectus and related notes. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 9 of this prospectus.

As used in this prospectus, unless context otherwise requires, the words “we,” “us,” “our,” the “Company” and “root9B” refer to root9B Technologies, Inc. and its subsidiaries. Also, any reference to “common stock” refers to our common stock, $0.001 par value per share.

Corporate Information

We were incorporated on January 5, 2000 as Continuum Group C Inc. under the laws of the State of Nevada, and did not conduct business as such.  On November 5, 2004, we consummated a share exchange agreement dated as of October 12, 2004, among us, Premier Alliance Group, Inc., a North Carolina corporation (‘‘North Carolina Premier’’), and the shareholders of North Carolina Premier. As a result, North Carolina Premier merged into us and our name was changed to Premier Alliance Group, Inc. North Carolina Premier had commenced operations in 1995 and was founded by a group of experienced consultants that specialized in technology and financial services.  In November 2004, and as a result of the merger of North Carolina Premier into the Company, it became part of a publicly traded company.  In 2011, we re-domiciled under the laws of the state of Delaware. We have grown significantly both organically and through strategic acquisitions of complementary businesses.  Significant acquisitions we have completed include root9B, LLC in November 2013 and IPSA International, Inc. in February 2015. Effective December 1, 2014, we changed our name from Premier Alliance Group, Inc. to root9B Technologies, Inc.

In September 2014, the Company announced a shift in strategy to accelerate the differentiated capabilities of its wholly-owned cybersecurity subsidiary root9B, and to focus primarily on cybersecurity and regulatory risk mitigation.  In connection with this strategic shift, the Company changed its name and OTCQB ticker symbol as part of a rebranding effort, to root9B Technologies, Inc. and RTNB.

Our team is made up of individuals that have deep experience and training as cyber security experts, analysts, technology and engineer specialists, business and project consultants.  We have hired our experienced professionals from a wide variety of organizations and key industries, which include financial services, utilities, life science, technology, government and healthcare.

Company Summary

We are a provider of cybersecurity, regulatory risk mitigation, and energy and controls solutions.  We help clients in diverse industries to provide full scale cyber operations and solutions, mitigate risk, comply with complex regulations, improve performance and productivity, and leverage and integrate technology.  We work with our customers to assess, design, and provide customized solutions and advisory services that are tailored to address each client’s particular requirements and needs. Our clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a broad range of industries including local, state, and federal agencies.

Company Overview

We are a provider of cyber security, business advisory services principally in regulatory risk mitigation, and energy and controls solutions.  Our services and solutions target mitigating risk, assisting with compliance, and maximizing profits by addressing these core areas for businesses, primarily cyber security, regulatory compliance, risk mitigation and energy and controls related initiatives.

During the first quarter of 2016 and during 2015, we provided our services through three operating segments: Cyber Solutions, IPSA/Business Advisory Solutions and Energy and Controls Solutions.  For the quarter ended March 31, 2016, 9.5% of our revenue was generated from Cyber Solutions, 87.6% from IPSA/Business Advisory Solutions and 2.9% from Energy and Controls Solutions. For the year ended December 31, 2015, 10% of our revenue was generated from Cyber Solutions, 84% from IPSA/Business Advisory Solutions and 6% from Energy and Controls Solutions.

Cyber Solutions

We are a provider of cyber security and advanced technology training capabilities, operational support and consulting services.  From our offices in Colorado Springs, Colorado, Honolulu, Hawaii, New York, NY, and San Antonio, Texas, we provide services to the US Government and commercial organizations in the United States and overseas.  Our services range from cyber operations assessments, analysis and testing, to cyber training, forensics, exploitation, and strategic defense planning. Our cybersecurity personnel are recognized providers of cyber services across the defense, civil, intelligence and commercial communities.  Our capabilities include but are not limited to:

• Vulnerability Assessment & Penetration Testing	• Network Defense Operations
• Computer Forensics	• Malware Analysis & Reverse Engineering
• Forensic Data Analysis	• Mobile Forensics
• Tool Development	• Mobile Cyber Protection
• SCADA Security Operations	• Wireless Technology Support
• Compliance Testing	• Data Breach Prevention & Remediation
• Cyber Policy Assessment & Design	• Curriculum Development

IPSA/Business Advisory Solutions

IPSA specializes in Anti-Money Laundering (AML) operational, investigative and remedial services, AML risk advisory and consulting services, conducting high-end investigations with expertise in services ranging from complex financial crime and intellectual property issues to conducting anti-bribery investigations or due diligence on a potential partner or customer.  Our Business Advisory Solutions team focuses on delivering solutions in both regulatory compliance and risk mitigation.  The group works to assist our customers with compliance by applying our expertise in various regulations and deploying processes and automation.  Similarly, we have deep expertise in risk assessment and work with our customers to develop solutions and structures to evaluate and mitigate risk.  A typical customer is an organization that has complex business processes, large amounts of data to manage, and faces change driven by regulatory or market environments, or strategic, growth and profitability initiatives.  Key areas of focus continue to be large, mandated regulatory efforts including complying with the Sarbanes-Oxley Act of 2002 (SOX), BASEL ACCORDS (for financial institutions), the Dodd-Frank Wall Street Reform and Consumer Protection Act and cybersecurity initiatives, where the team partners with the Cyber Solutions group.

 Energy and Controls Solutions

The Energy and Controls Solutions group works with our customers to assess, design and install processes and automation to address energy regulation, strategy, cost, and usage initiatives.    Examples of solutions and areas of expertise include automated control systems and energy management systems. These systems apply technology to respond to events, scenarios or data patterns automatically adjusting for more efficient processes. Our customers include companies in the commercial sector, not for profit entities and local municipalities.

Corporate Information

Our principal executive office is located at 4521 Sharon Road, Suite 300, Charlotte, North Carolina, 28211, telephone number (704) 521-8077. Our website address is www.root9technologies.com. No information found on our website is part of this prospectus. Also, this prospectus may include the names of various government agencies or the trade names of other companies. Unless specifically stated otherwise, the use or display by us of such other parties’ names and trade names in this prospectus is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, any of these other parties.

The Offering

Common stock offered by the selling stockholders
32,323,825 shares of our common stock, of which:
• 1,428,571 shares of common stock underlying convertible notes which remain unconverted and were issued in a private placement financing transaction closed between October 23, 2014 and November 18, 2014 (the “2014 Financing”).
• 214,288 shares of common stock underlying convertible notes which were converted into common shares together with interest on convertible notes paid in shares of common stock.
• 630,000 shares underlying the warrants issued in conjunction with the 2014 Financing.
• 85,000 shares underlying warrants issued for services rendered in connection with the 2014 Financing.
• 9,542,780 shares issued in connection with the acquisition by the Company of IPSA International, Inc. in 2015 (the “IPSA Acquisition”).
• 160,000 and 480,000 shares underlying the warrants issued in October 2015 and April 2016, respectively, in consideration of the extension of the convertible notes issued in the 2014 Financing.
• 3,686,818 shares of common stock which were issued in a private placement financing closed March 12, 2015 (the “March 2015 Financing”).
• 1,843,413 shares of common stock underlying the warrants which were issued in the March 2015 Financing.
• 50,000 shares of common stock underlying warrants issued for services rendered in connection with the 2015 Financing.
• 7,000,000 shares of common stock which were issued in a private placement financing closed between November 5, 2015 and March 10, 2016 (the “2016 Financing”).
• 7,000,000 shares of common stock underlying the warrants which were issued in the 2016 Financing.
• 202,955 shares underlying warrants issued in connection with the 2016 Financing.

Common stock to be outstanding after the offering	83,808,314 shares of common stock.

Use of Proceeds
We will not receive any proceeds from the sale of common stock by the selling stockholders participating in this offering; however, we will receive an aggregate of approximately $12,284,809 upon the exercise of all of the warrants. The selling stockholders will receive all of the net proceeds from the sale of their respective shares of common stock in this offering. See “Use of Proceeds” on page 16 of this prospectus.

Risk Factors	See “Risk Factors” on page 9 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as those risks described in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each contained in our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and our Annual Report on Form 10-K for the year ended December 31, 2015, which has been filed with the SEC and is incorporated herein by reference in its entirety, as well as other information in this prospectus or in any other documents incorporated by reference. Each of the risks described in these sections and documents could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

Risks Related to Our Business and Industry

WE HAVE CONTINUED TO EXPERIENCE SIGNIFICANT LOSSES FROM OPERATIONS

We have experienced substantial and continuing losses from operations.  These are the result of declining revenues and increases in selling, general and administrative expenses incurred in preparation for growth. We expect that our cyber security operations and the operations of IPSA, which we acquired in February 2015, will increase revenues and help move the Company to profitability from operations, of which there can be no assurance.

Because of the time needed to build root9B and IPSA revenues, and the selling, general and administrative expenses of the Company related to such anticipated growth, the Company has been experiencing negative cash flow and has used periodic financings to maintain its operations. With new IPSA and Cyber Solutions client engagements in 2016, the Company expects such incremental revenue along with expense management to improve the Company’s liquidity position, and while there can be no assurances, based upon its current cash position as well as these new executed contracts that will be performed in 2016, management believes that it will have sufficient cash to fund operations into the first quarter of 2017.  The Company continues to pursue available options for obtaining additional financing.  No assurances can be given that, if needed, the Company will be successful in obtaining the necessary financing.

Should revenue increases not occur as anticipated, we will need to obtain additional financing in 2016 to support our future operations and there can be no assurance that we will be able to obtain financing, or if obtained, on terms favorable to the Company.  Failure to obtain the same will adversely affect the operations of the Company.

A DECLINE IN THE PRICE OF, OR DEMAND FOR, ANY OF OUR BUSINESS ADVISORY SOLUTIONS AND SERVICES, WOULD HARM OUR REVENUES AND OPERATING MARGINS.

Our Business Advisory Solutions services accounted for the majority of our revenues in 2014 (approximately 64%), 2015 (approximately 84%), and the first quarter of 2016 (approximately 88%). We anticipate that revenue from the Business Advisory Solutions services, particularly in view of the acquisition of IPSA International, which is combined with the Business Advisory group, will continue to constitute the majority of our revenues.  A decline in the price of, or demand for Business Advisory Solutions would harm our business.  We have experienced such a decline in 2015, and cannot predict if such a trend will be reversed in future periods.  We anticipate that revenue in the Cybersecurity segment could, in the future, exceed the revenues of our Business Advisory Solutions group, of which there can be no assurance.

A SIGNIFICANT PORTION OF OUR BUSINESS REVENUES DEPEND ON A RELATIVELY SMALL NUMBER OF LARGE CUSTOMERS.  IF ANY OF THESE CUSTOMERS DECIDE THEY WILL NO LONGER USE OUR SERVICES, REVENUES WILL DECREASE AND FINANCIAL PERFORMANCE WILL BE SEVERELY IMPACTED.

To date, we have received a significant portion of our revenues from large sales to a small number of customers. During 2015 and 2014, our five largest customers, together comprised approximately 50% and 34% of our total revenues, respectively. Our operating results may be harmed if we are not able to complete one or more substantial sales to any large customers or are unable to collect accounts receivable from any of the large customers in any future period.

INTENSE COMPETITION IN OUR TARGET MARKETS COULD IMPAIR OUR ABILITY TO GROW AND TO ACHIEVE PROFITABILITY.  IF WE DO NOT GROW, OUR COMPETITIVE ABILITY WILL BE SEVERELY RESTRICTED, WHICH WOULD DECREASE PROFITABILITY.

Our competitors vary in size and in the scope and breadth of the products and services they offer. Our competitors include Deloitte, Accenture, PricewaterhouseCoopers, Ernst & Young, Fireeye, IBM, Palo Alto Networks, Cisco and Symantec as well as other national firms and a number of smaller regional firms. Many of our competitors have longer operating histories, substantially greater financial, technical, marketing, or other resources, or greater name recognition than us. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Increased competition is likely to result in price reductions, reduced gross margins, and loss of market share, any one of which could seriously harm our business.  We have recently experienced price competition in our Business Advisory Services Group and continue to evaluate pricing strategies and service delivery processes to respond to this new market condition.

OUR LENGTHY SALES CYCLE COULD MAKE IT MORE DIFFICULT TO ACHIEVE OUR GROWTH OBJECTIVES.

The period between initial contact with a potential customer and that customer’s purchase of services is often long and difficult to predict.  A customer’s decision to purchase services involves a significant allocation of resources, is influenced by a customer’s budgetary cycles, and in many instances involves a preferred-vendor process. To successfully sell our services, generally we must educate the potential customers regarding the uses and benefits of our services, which can require significant time and resources. Many potential customers are large enterprises that generally take longer to designate preferred vendors; the typical sales cycle in connection with becoming an approved vendor has been approximately six to twelve months. Delay or failure to complete sales in a particular quarter could reduce revenues in that quarter, as well as subsequent quarters over which revenues for the sale would likely be recognized. If the sales cycle unexpectedly lengthens in general, or for one or more large orders, it would adversely affect the timing of revenues and revenue growth. If we were to experience a delay of several weeks on a large order, it could harm our ability to meet forecasts for a given quarter.

WE MAY NOT BE ABLE TO SECURE NECESSARY FUNDING IN THE FUTURE WHICH WOULD ADVERSELY AFFECT OUR ABILITY TO GROW, INCREASE REVENUES, AND ACHIEVE PROFITABILITY.

Unless we achieve positive cash flow, substantial working capital will be required for continued operations. We believe that if capital requirements increase materially, additional financing may be required sooner than anticipated. If we raise additional funds by issuing equity securities, the percentage of our capital stock owned by our current shareholders would be reduced, and those equity securities may have rights that are senior to those of the holders of our currently outstanding securities. Additional financing may not be available when needed on commercially acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may be forced to curtail planned growth, and we may be unable to develop or enhance planned products and services, take advantage of future opportunities, or respond to competitive pressures.

THERE ARE SUBSTANTIAL RISKS ASSOCIATED WITH ACQUISITIONS.

An integral part of our growth strategy has been evaluating and, from time to time, consummating acquisitions. These transactions involve a number of risks and present financial, managerial and operational challenges, including: diversion of management’s attention from running the existing business; increased expenses, including legal, administrative and compensation expenses resulting from newly hired employees; increased costs to integrate personnel, customer base and business practices of the acquired company; adverse effects on reported operating results due to possible impairment of intangible assets including goodwill associated with acquisitions; and dilution to stockholders to the extent of issuance of securities in the transaction.

OUR EXECUTIVE OFFICERS AND DIRECTORS, AND MAJOR STOCKHOLDERS WILL BE ABLE TO EXERT SIGNIFICANT INFLUENCE OVER US,WHICH WILL LIMIT OUR STOCKHOLDERS’ ABILITY TO INFLUENCE THE OUTCOME OF KEY DECISIONS.

As of May 25, 2016, our executive officers and directors, collectively, beneficially own and control 28,862,580 shares, or approximately 31.4% of our common stock. As a result, if they act together they will be able to influence management and affairs and all matters requiring stockholder approval, including significant corporate transactions.

River Charitable Remainder Unitrust f/b/o Isaac Blech (the “Trust”), of which Isaac Blech is the sole trustee, beneficially owns approximately 4.18% of our outstanding voting capital stock, including 40% of our Series C preferred stock. Miriam Blech beneficially owns approximately 6.28% of our outstanding voting capital stock, including 60% of our Series C preferred stock.  Isaac Blech beneficially owns approximately 5.94% of our outstanding voting capital stock (which is included in the above figures concerning officers and directors), including indirect beneficial ownership of 40% of our Series C preferred stock.  Together, Mr. and Mrs. Blech currently control 100% of our Series C preferred stock.  The interests of Mr. and Mrs. Blech may differ from the interests of other stockholders. Third parties may be discouraged from making a tender offer or bid or it may make it easier for them to acquire root9B because of this concentration of ownership.

Pursuant to the Schedule 13-G filed on April 11, 2016, Wellington Management Company LLP (“Wellington”) has shared voting power and dispositive power with respect to 11,822,634 shares of common stock. Wellington’s address is 280 Congress Street, Boston MA  02210.  Additionally, Wellington, an investment advisor, lists Ithan Creek as a client and has included Ithan Creek’s holding in its beneficial ownership claim.

Pursuant to the Schedule 13-G filed on February 3, 2016, Quad Capital may be deemed to beneficially own 4,378,206 shares. This amount includes 3,923,661 shares and 454,545 shares obtainable upon exercise of warrants. Quad Capital Management may be deemed to beneficially own the 4,378,206 shares beneficially owned by Quad Capital. John Vincent Guarino may be deemed to beneficially own 4,707,749 shares, which amount includes the 4,378,206 shares beneficially owned by Quad Capital as well as 271,362 shares, and 68,181 shares obtainable upon exercise of warrants, directly held by Mr. Guarino. Guerino Ciampi may be deemed to beneficially own 5,555,617 shares, which amount includes the 4,378,206 shares beneficially owned by Quad Capital as well as 1,018,320 shares, and 159,091 shares obtainable upon exercise of warrants, directly held by Mr. Ciampi. Quad Capital Management Advisors, LLC, Mr. Guarino, and Mr. Ciampi share voting and dispositive power.

This concentration of ownership may have the effect of delaying or preventing any change in control of our Company and might affect the market price of the common stock.

A FAILURE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD HAVE AN ADVERSE EFFECT ON US.

Our ability to attract and retain qualified professional and/or skilled personnel in accordance with our needs, either through direct hiring or acquisition of other firms employing such professionals, is an important factor in determining our future success. The market for these professionals is competitive, and there can be no assurance that we will be successful in our efforts to attract and retain needed personnel. Our success is also highly dependent upon the continued services of our key officers, and we maintain key employee insurance on one original executive officer.

If we are unable to retain qualified personnel, the roles and responsibilities of those employees will need to be filled, which may require that we devote time and resources to identifying, hiring and integrating new employees. In addition, the failure to attract and retain key employees, including officers, could impair our ability to provide services to our clients and conduct our business effectively.

WE ARE RESPONSIBLE FOR THE INDEMNIFICATION OF OUR OFFICERS AND DIRECTORS.

Should our officers and/or directors require us to contribute to their defense in certain lawsuits, we may be required to spend significant amounts of our capital.  Our articles of incorporation and bylaws also provide for the indemnification of our directors, offices, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf.  This indemnification policy could result in substantial expenditures, which we may be unable to recoup.  If these expenditures are significant, or involve issues which result in significant liability for our key personnel, it may impact our business operations and revenues.

Risks Related to root9B

ROOT9B’S PRODUCTS ARE BEING READIED FOR MARKET AND WE ARE CONFRONTING THE ISSUE OF MARKET ACCEPTANCE.

Since the commencement of operations by our root9B cyber security subsidiary, it has been preparing its products for market and has been compiling and communicating with a list of prospects.  Some of these products are now ready for market and root9B is beginning the process of converting prospects into customers.  There cannot be any assurance of the market acceptance of its products, and the failure acceptance of the same would be materially adverse to root9B and to the growth of the Company.

ROOT9B’S FAILURE TO ATTRACT AND RETAIN HIGHLY SKILLED CYBER EXPERTS WOULD HAVE AN ADVERSE EFFECT ON US.

Our ability to attract and retain qualified professional and/or skilled cyber personnel, either through direct hiring or acquisition of other firms employing such professionals, is an important factor in determining our future success. The market for these professionals is very competitive as well as limited for senior level operators with the Department of Defense experience we seek.  There can be no assurance that we will be successful in our efforts to attract and retain the needed personnel.  The failure to attract and retain skilled personnel could impair our ability to sell, provide services to our clients, and conduct our business effectively by limiting the number of engagements we can handle concurrently and could limit our ability to work on large scale projects.

INTENSE COMPETITION IN OUR TARGET MARKETS COULD IMPAIR OUR ABILITY TO GROW AND TO ACHIEVE PROFITABILITY.

The market for cyber solutions work has been developing rapidly over the past several years and continues to change as new entrants enter the market and as legislation moves forward in this area.  As competition increases, there could be impact on the markets and pricing which will present a risk to the revenue growth for root9B.

ROOT9B’S SALES CYCLES CAN BE LONG AND UNPREDICTABLE, AND OUR SALES EFFORTS REQUIRE CONSIDERABLE TIME AND EXPENSE. AS A RESULT, OUR SALES AND REVENUE ARE DIFFICULT TO PREDICT AND MAY VARY SUBSTANTIALLY FROM PERIOD TO PERIOD, WHICH MAY CAUSE OUR RESULTS OF OPERATIONS TO FLUCTUATE SIGNIFICANTLY.

Our results of operations may fluctuate, in part, because of the resource intensive nature of our sales efforts, the length and variability of our sales cycle and the short-term difficulty in adjusting our operating expenses. Our results of operations depend in part on sales to large organizations. The length of our sales cycle, from proof of concept to delivery of and payment for our products, is typically four to twelve months but can be more than a year. To the extent our competitors develop products that our prospective customers view as equivalent to ours, our average sales cycle may increase. Because the length of time required to close a sale varies substantially from customer to customer, it is difficult to predict exactly when, or even if, we will make a sale with a potential customer. As a result, large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or delay of one or more large transactions in a quarter could impact our results of operations for that quarter and any future quarters for which revenue from that transaction is delayed.

As a result of these factors, it is difficult for us to forecast our revenue accurately in any quarter. Because a substantial portion of our expenses are relatively fixed in the short term, our results of operations will suffer if our revenue falls below our or analysts’ expectations in a particular quarter, which could cause the price of our common stock to decline.

IF ROOT9B IS UNABLE TO SELL OUR PROPRIETARY PRODUCTS, SUBSCRIPTIONS AND SERVICES, AS WELL AS RENEWALS OF OUR SUBSCRIPTIONS AND SERVICES, TO OUR CUSTOMERS, OUR FUTURE REVENUE AND OPERATING RESULTS WILL BE HARMED.

Our future success depends, in part, on our ability to expand the deployment of our products with new and existing customers, including solutions delivered through the new Adversary Pursuit Center.  This may require increasingly sophisticated and costly sales efforts and may not result in additional sales. In addition, the rate at which our customers purchase additional products, subscriptions and services depends on a number of factors, including the perceived need for additional IT security as well as general economic conditions. If our efforts to sell additional products, subscriptions and services to our customers are not successful, our business would suffer.

Further, existing customers that purchase our products have no contractual obligation to renew their subscriptions and support and maintenance services beyond the initial contract period, and given our limited operating history, we may not be able to accurately predict our renewal rates. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including the level of their satisfaction with our products, our customer support, customer budgets and the pricing of our products compared with the products and services offered by our competitors. We cannot assure that our customers will renew their subscriptions, and if our customers do not renew their subscriptions or renew on less favorable terms, our revenue may grow more slowly than expected, if at all.

We also depend on our installed customer base for future support and maintenance revenue. We offer our support and maintenance agreements for terms that generally range between one and five years. If customers choose not to renew their support and maintenance agreements or seek to renegotiate the terms of their support and maintenance agreements prior to renewing such agreements, our revenue may decline.

IF ROOT9B IS UNABLE TO INCREASE SALES OF OUR SOLUTIONS TO LARGE ORGANIZATIONS WHILE MITIGATING THE RISKS ASSOCIATED WITH SERVING SUCH CUSTOMERS, OUR BUSINESS, FINANCIAL POSITION AND RESULTS OF OPERATIONS MAY SUFFER.

Our growth strategy is dependent, in part, upon increasing sales of our solution to large enterprises and governments. Sales to large customers involve risks that may not be present (or that are present to a lesser extent) with sales to smaller entities. These risks include:

●	Increased purchasing power and leverage held by large customers in negotiating contractual arrangements with us;
●	More stringent or costly requirements imposed upon us in our support service contracts with such customers;
●	More complicated implementation processes;
●	Longer sales cycles and the associated risk that substantial time and resources may be spent on a potential customer that ultimately does not purchase our platform or solutions
●	More pressure for discounts and write-offs

In addition, because security breaches with respect to larger, high-profile enterprises are likely to be heavily publicized, there is increased reputational risk associated with serving such customers. If we are unable to increase sales of our platform to large enterprise and government customers while mitigating the risks associated with serving such customers, our business, financial position and results of operations may suffer.

IF ROOT9B IS UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, THE VALUE OF OUR CYBER SECURITY BUSINESS MAY BE DIMINISHED, AND OUR CYBER SECURITY BUSINESS MAY BE ADVERSELY AFFECTED.

We rely and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, copyright, trade secret, and domain name protection laws, to protect our cyber security proprietary rights. We presently do not intend to rely on the filing and prosecution of patent applications. Third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and future trademark and patent applications may not be approved. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to ours and compete with our business. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our cyber security business and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Any of these events would have an adverse effect on our cyber security business and financial results.

WE AND ROOT9B, IN THE FUTURE, MAY BE A PARTY DEFENDANT TO PATENT LAWSUITS AND OTHER INTELLECTUAL PROPERTY RIGHTS CLAIMS THAT ARE EXPENSIVE AND TIME CONSUMING, AND, IF RESOLVED ADVERSELY, WOULD HAVE A SIGNIFICANT IMPACT ON OUR CYBER SECURITY BUSINESS, FINANCIAL CONDITION, AND RESULTS OF OPERATIONS.

Companies in the cyber security business often own large numbers of patents, copyrights, trademarks, and trade secrets, and frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. In addition, various "non-practicing entities" that own patents and other intellectual property rights often attempt to aggressively assert their rights in order to extract value from technology companies. Furthermore, from time to time we may introduce new products, including in areas where we currently do not operate, which could increase our exposure to patent and other intellectual property claims from competitors and non-practicing entities. Defending patent and other intellectual property litigation is costly and can impose a significant burden on management and employees, and there can be no assurances that favorable final outcomes will be obtained in all cases. In addition, plaintiffs may seek, and we may become subject to, preliminary or provisional rulings in the course of any such litigation, including potential preliminary injunctions requiring us to cease some or all of our operations. We may decide to settle such lawsuits and disputes on terms that are unfavorable to us. Similarly, if any litigation to which we are a party is resolved adversely, we may be subject to an unfavorable judgment that may not be reversed upon appeal. The terms of such a settlement or judgment may require us to cease some or all of our operations or pay substantial amounts to the other party. In addition, we may have to seek a license to continue practices found to be in violation of a third party's rights, which may not be available on reasonable terms, or at all, and may significantly increase our operating costs and expenses. As a result, we may also be required to develop alternative non-infringing technology or practices or discontinue the practices. The development of alternative non-infringing technology or practices could require significant effort and expense or may not be feasible. Our business, financial condition, and results of operations would be adversely affected as a result of an unfavorable resolution of the disputes and litigation referred to above.

A DATA SECURITY BREACH WITH OUR CUSTOMERS AS A RESULT OF OUR CYBERSECURITY PROCESSES COULD CAUSE SUBSTANTIAL NEGATIVE IMPACT ON US FINANCIALLY, LEGALLY AS WELL AS IMPACT OUR REPUTATION IN THE MARKETPLACE.

As a part of our services we access customers environments, if this access led to the opportunity for a data breach by others, although remote, and if this happened and it was determined we were liable this could cause significant damage to our reputation, have an adverse impact on our results of operations as well as lead to the possibility of litigation and other financial liabilities.

Risks related to IPSA/Business Advisory Solutions

IPSA IS EXPERIENCING ENHANCED PRICE COMPETITION

The competitive environment for IPSA’s services, particularly in the anti-money laundering space, has sharpened significantly as more competitors have entered this line of business, including those who off shore labor and indirect sourcing and provide services at significantly lower rates.  These conditions have resulted in lower revenues for IPSA in 2015, as compared with 2014, due to difficulty in readily replacing lost business.  The Company continues to evaluate its pricing and service delivery processes to respond to this new market condition.

AN INABILITY TO RETAIN IPSA’S SENIOR MANAGEMENT TEAM AND OTHER MANAGING DIRECTORS WOULD BE DETRIMENTAL TO THE SUCCESS OF IPSA’S BUSINESS.

We rely heavily on IPSA senior management team, its practice leaders, and other staff; our ability to retain them is particularly important to IPSA’s future success. Given the highly specialized nature of IPSA’s services, the senior management team must have a thorough understanding of IPSA’s service offerings as well as the skills and experience necessary to manage an organization consisting of a diverse group of professionals. In addition, we rely on IPSA’s senior management team and other managing directors to generate and market IPSA’s business. Further, IPSA’s senior management’s and other managing directors’ personal reputations and relationships with IPSA’s clients are a critical element in obtaining and maintaining client engagements.

IPSA’S INABILITY TO HIRE AND RETAIN TALENTED PEOPLE IN AN INDUSTRY WHERE THERE IS GREAT COMPETITION FOR TALENT COULD HAVE A SERIOUS NEGATIVE EFFECT ON OUR PROSPECTS AND RESULTS OF OPERATIONS.

IPSA’s business involves the delivery of professional services and is highly labor-intensive. Its success depends largely on its ability to attract, develop, motivate, and retain highly skilled professionals. Further, IPSA must successfully maintain the right mix of professionals with relevant experience and skill sets if IPSA is to continue to grow, as it expands into new service offerings, and as the market evolves. The loss of a significant number of its professionals, the inability to attract, hire, develop, train, and retain additional skilled personnel, or failure to maintain the right mix of professionals could have a serious negative effect on IPSA, including its ability to manage, staff, and successfully complete its existing engagements and obtain new engagements.
INCREASED REGULATORY SCRUTINY OF THE IMMIGRATION INVESTOR PROGRAM INDUSTRY.

IPSA’s Investigative Due Diligence practice area provides international background checks to many countries offering an Immigration Investor Program (IIP).  The IIP industry as a whole is under scrutiny by certain investigative journalists as well as certain Western nations.  In addition to possible changes in the laws and regulations governing this industry, possible decreases in the number of investor applicants to IPSA’s clients could also have a negative impact on IPSA revenue.

CHANGES IN CAPITAL MARKETS, LEGAL OR REGULATORY REQUIREMENTS, AND GENERAL ECONOMIC OR OTHER FACTORS BEYOND IPSA’S CONTROL COULD REDUCE DEMAND FOR IPSA’S SERVICES, IN WHICH CASE IPSA’S REVENUES AND PROFITABILITY COULD DECLINE.

A number of factors outside of its control affect demand for IPSA’s services. These include:
●	Fluctuations in U.S. and global economies;
●	The U.S. or global financial markets and the availability, costs, and terms of credit;
●	Other economic factors and general business conditions.

We are not able to predict the positive or negative effects that future events or changes to the U.S. or global economy, financial markets, regulatory and business environment could have on IPSA’s operations.

IPSA’S REPUTATION COULD BE DAMAGED AND IT COULD INCUR ADDITIONAL LIABILITIES IF IT FAILS TO PROTECT CLIENT AND EMPLOYEE DATA.

IPSA relies on information technology systems to process, transmit, and store electronic information and to communicate among its locations around the world and with its clients, partners, and employees. The breadth and complexity of this infrastructure increases the potential risk of security breaches which could lead to potential unauthorized disclosure of confidential information.

In providing services to clients, IPSA may manage, utilize, and store sensitive or confidential client or employee data, including personal data. As a result, IPSA is subject to numerous laws and regulations designed to protect this information, such as the U.S. federal and state laws governing the protection of health or other personally identifiable information and international laws such as the European Union Directive on Data Protection.

These laws and regulations are increasing in complexity and number. If any person, including any of IPSA’s employees, negligently disregards or intentionally breaches its established controls with respect to client or employee data, or otherwise mismanages or misappropriates that data, IPSA could be subject to significant monetary damages, regulatory enforcement actions, fines, and/or criminal prosecution. In addition, unauthorized disclosure of sensitive or confidential client or employee data, whether through systems failure, employee negligence, fraud, or misappropriation, could damage IPSA’s reputation and cause it to lose clients and their related revenue in the future.

INTERNATIONAL OPERATIONS COULD RESULT IN ADDITIONAL RISKS.

IPSA operates both domestically and internationally, including in the Middle East, Europe and Asia. IPSA intends to continue to expand internationally. These operations result in additional risks that are not present domestically and which could adversely affect IPSA’s business:

●	compliance with additional U.S. regulations and those of other nations applicable to international operations;
●	cultural and language differences;
●	employment laws and rules and related social and cultural factors;
●	losses related to start-up costs, lack of revenue, higher costs due to low utilization, and delays in purchase decisions by prospective clients;
●	currency fluctuations between the U.S. dollar and foreign currencies, which are harder to predict in the current adverse global economic climate;
●	restrictions on the repatriation of earnings;
●	potentially adverse tax consequences and limitations on our ability to utilize losses generated in IPSA’s foreign operations;
●	different regulatory requirements and other barriers to conducting business;
●	different or less stable political and economic environments;
●	greater personal security risks for employees traveling to or located in unstable locations; and
●	civil disturbances or other catastrophic events.

Further, conducting business abroad subjects IPSA to increased regulatory compliance and oversight. For example, in connection with its international operations, it is subject to laws prohibiting certain payments to governmental officials, such as the Foreign Corrupt Practices Act and the U.K. Bribery Act. The provisions of the U.K. Bribery Act may apply outside of the U.K. and due to its U.K. based subsidiaries, IPSA and its employees could be subject to liability for alleged activities involving bribery even if such activities were to take place outside of the U.K. A failure to comply with applicable regulations could result in regulatory enforcement actions as well as substantial civil and criminal penalties assessed against us and our employees.

IPSA’S FINANCIAL RESULTS COULD SUFFER IF IT IS UNABLE TO ACHIEVE OR MAINTAIN ADEQUATE UTILIZATION AND SUITABLE BILLING RATES FOR ITS CONSULTANTS.

IPSA’s profitability depends to a large extent on the utilization and billing rates of its professionals. Utilization of its professionals is affected by a number of factors, including:

●	the number and size of client engagements;
●	the timing of the commencement, completion and termination of engagements, which in many cases is unpredictable;
●	IPSA’s ability to transition its consultants efficiently from completed engagements to new engagements;
●	the hiring of additional consultants because there is generally a transition period for new consultants that results in a temporary drop in our utilization rate;
●	unanticipated changes in the scope of client engagements;
●	IPSA’s ability to forecast demand for its services and thereby maintain an appropriate level of consultants; and
●	conditions affecting the industries in which IPSA practices as well as general economic conditions.

The billing rates of IPSA’s consultants that it is able to charge are also affected by a number of factors, including:

●	clients’ perception of our ability to add value through IPSA’s services;
●	the market demand for the services IPSA provides;
●	an increase in the number of clients in the government sector;
●	introduction of new services by IPSA or its competitors;
●	competition and the pricing policies of its competitors; and
●	current economic conditions.

A SIGNIFICANT PORTION OF IPSA’S REVENUES IS DERIVED FROM A LIMITED NUMBER OF CLIENTS, AND ITS ENGAGEMENT AGREEMENTS, INCLUDING THOSE RELATED TO ITS LARGEST CLIENTS, CAN BE TERMINATED BY CLIENTS WITH LITTLE OR NO NOTICE AND WITHOUT PENALTY, WHICH MAY CAUSE ITS  OPERATING RESULTS TO BE UNPREDICTABLE.

IPSA has derived, and expects to continue to derive, a significant portion of its revenues from a limited number of clients. Its five largest clients accounted for approximately 88% and 94% of its revenues for the years ended December 31, 2015 and 2014, respectively. IPSA’s clients typically retain it on an engagement-by-engagement basis, rather than under fixed-term contracts; the volume of work performed for any particular client is likely to vary from year to year, and a major client in one fiscal period may not require or may decide not to use our services in any subsequent fiscal period. Moreover, a large portion of new engagements comes from existing clients. Accordingly, the failure to obtain new large engagements or multiple engagements from existing or new clients could have a material adverse effect on the amount of revenues IPSA generates. In addition, almost all engagement agreements can be terminated by its clients with little or no notice and without penalty.

IPSA’S ENGAGEMENTS COULD RESULT IN PROFESSIONAL LIABILITY, WHICH COULD BE VERY COSTLY AND HURT OUR REPUTATION.

IPSA’s engagements typically involve complex analyses and the exercise of professional judgment. As a result, IPSA is subject to the risk of professional liability. Litigation alleging that IPSA performed negligently or breached any other obligations could expose it to significant legal liabilities and, regardless of outcome, is often very costly, could distract management, could damage its reputation, and could harm its financial condition and operating results.

CONFLICTS OF INTEREST COULD PRECLUDE IPSA FROM ACCEPTING ENGAGEMENTS, THEREBY CAUSING DECREASED UTILIZATION AND REVENUES.

IPSA provides services that usually involve sensitive client information. IPSA’s engagement agreement with a client or other business reasons may preclude it from accepting engagements from time to time with its clients’ competitors or adversaries. As IPSA grows its operations and the complement of consulting services, the number of conflict situations may continue to increase. Moreover, in industries in which IPSA provides services, there has been a continuing trend toward business consolidations and strategic alliances. These consolidations and alliances reduce the number of companies that may seek IPSA’s services and increase the chances that IPSA will be unable to accept new engagements as a result of conflicts of interest. If IPSA is unable to accept new engagements for any reason, its consultants may become underutilized, which would adversely affect IPSA’s revenues and results of operations in future periods.

Risks Related to Our Stock

THE MARKET FOR OUR COMMON STOCK IS LIMITED.

Our common stock is thinly-traded and any recently reported sales price may not be a true market-based valuation of our common stock. There can be no assurance that an active market for our common stock will develop.  In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to operating performance.  Consequently, holders of shares of our common stock may not be able to liquidate their investment in our shares at prices that they may deem appropriate.

OUR EXISTING PREFERRED STOCK HAS LIQUIDATION PREFERENCES THAT COULD ADVERSELY AFFECT OUR COMMON STOCK HOLDERS.

In the event of our dissolution, liquidation or change of control, the holders of our Series C preferred stock will receive a liquidation preference in priority to the holders of our common stock.  A consolidation or merger, a sale of all or substantially all of our assets, or a sale of 50% or more of our common stock would be treated as a change of control for this purpose.  Therefore, it is possible that holders of common stock will not obtain any proceeds upon any such event.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE PREFERRED STOCK AND EXERCISE OF OUTSTANDING WARRANTS COULD CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO EXISTING STOCKHOLDERS.

The issuance of shares upon conversion of our outstanding preferred stock and exercise of warrants could result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion.

OUR COMMON STOCK IS CONSIDERED A “PENNY STOCK."

The SEC has adopted regulations that generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions.  This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors hereunder to sell their shares.  Additionally, previously we were considered a “shell company” (as defined in Rule 12b-2 of the Exchange Act).  As a result, the Company will be required to continue to file current information in order for the holders of our securities to rely on Rule 144 in order to sell their restricted securities.    In addition, since our common stock is traded on the OTCQB, investors may find it difficult to obtain accurate quotations of the stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

THERE ARE RISKS ASSOCIATED WITH OUR STOCK TRADING ON THE OTCQB RATHER THAN A NATIONAL SECURITIES EXCHANGE.

There are significant consequences associated with our stock trading on the OTCQB rather than a national securities exchange. The effects of not being able to list our securities on a national securities exchange include:

●	Limited release of the market prices of our securities;
●	Limited news coverage of our Company;
●	Limited interest by investors in our securities;
●	Volatility of our stock price due to low trading volume;
●	Increased difficulty in selling our securities in certain states due to “blue sky” restrictions;
●	Limited ability to issue additional securities or to secure financing.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK. AS A RESULT, STOCKHOLDERS WILL BENEFIT FROM AN INVESTMENT IN THE COMMON STOCK ONLY IF IT APPRECIATES IN VALUE.

We have never paid a cash dividend on our common stock, and do not plan to pay any cash dividends in the foreseeable future. We currently intend to retain any future earnings to finance operations and further expand and grow the business, including growth through acquisitions. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. We cannot assure you that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

WE MAY NOT BE ABLE TO ATTRACT THE ATTENTION OF MAJOR BROKERAGE FIRMS, WHICH COULD HAVE A MATERIAL ADVERSE IMPACT ON THE MARKET VALUE OF OUR COMMON STOCK.

Security analysts of major brokerage firms may not provide coverage of our common stock since there is no incentive to brokerage firms to recommend the purchase of our common stock.  The absence of such coverage limits the likelihood that a sustained active market will develop for our common stock.  It will also likely make more difficult to attract new investors at times should we require additional capital.

USE OF PROCEEDS

The shares of our common stock offered by this prospectus are being registered solely for the account of the Selling Stockholders.  We will not receive any of the proceeds from the sale of these shares.  However, if all of the Warrants offered in this prospectus were exercised, we would receive proceeds of $12,284,809 in the aggregate, which we would use for additional working capital.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

DILUTION

The selling security holders are offering for resale common shares purchased in the 2014 Financing, the 2015 Financing and the 2016 Financing, as well as shares of common stock underlying warrants acquired in such transaction, which in the event exercised, existing shareholders will experience additional dilution to their ownership interest in us. Our net tangible book value as of December 31, 2015 was approximately ($66,284), or approximately ($0.001) per share.  Net tangible book value per share represents our total shareholders’ equity less total intangible assets, divided by the number of shares of common stock outstanding as of December 31, 2015.

DIVIDEND POLICY

Our Board of Directors determines any payment of dividends. We have never declared or paid cash dividends on our common stock. We do not expect to authorize the payment of cash dividends on our shares of common stock in the foreseeable future. Any future decision with respect to dividends will depend on our future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED MATTERS

Our common stock is traded on the OTCQB under the symbol “RTNB” and was traded on such market prior to December 1, 2014 under the symbol “PIMO”. The following table sets forth the range of high and low bid prices for the common stock for each of the periods indicated as reported by the OTCQB.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Year Ending December 31, 2016:	High $	Low $
Period Ended May 25, 2016	1.25	1.05

Quarter Ended
March 31, 2016	1.39	1.14

Year Ended December 31, 2015:	High $	Low $
Quarter Ended
March 31, 2015	1.69	1.15
June 30, 2015	2.51	0.93
September 30, 2015	1.50	0.81
December 31, 2015	1.44	1.00

Year Ended December 31, 2014:	High $	Low $
Quarter Ended
March 31, 2014	0.68	0.51
June 30, 2014	0.86	0.51
September 30, 2014	1.16	0.83
December 31, 2014	1.59	0.85

We consider our common stock to be thinly traded and, accordingly, reported sales prices or quotations may not be a true market-based valuation of our common stock.

Holders.   As of May 25, 2016, there were 375 record holders of our common stock. We believe there are more owners of our common stock whose shares are held by nominees or in street name.

Dividends.   Holders of our common stock are entitled to receive dividends, as and when declared by our Board of Directors, out of funds legally available therefor, subject to the dividend and liquidation rights of preferred stock issued and outstanding. We have never declared or paid any dividends on common stock, nor do we anticipate paying any cash dividends on common stock in the foreseeable future.

The following table provides information regarding the status of our existing equity compensation plan at December 31, 2015:

Equity Compensation Plan

Plan Category	A Number of securities to be issued upon exercise of outstanding options, warrants and rights		B Weighted-average exercise price of outstanding options, warrants and rights	C Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)
Equity compensation plans approved by security holders	10,360,084	(1)	$1.01	9,639,916
Equity compensation plans not approved by security holders	0		0	0
Total	10,360,084		$1.01	9,639,916

(1)           The Board of Directors approved the 2008 Stock Incentive Plan (the “Plan”) in May 2008 and the stockholders approved the Plan in 2009. On August 13, 2014, the Company’s stockholders approved an amendment to the Company’s 2008 Stock Incentive Plan increasing the number of shares of Common Stock available for issuance under the Plan to 20,000,000 from 10,000,000.  The Plan reserves 20,000,000 shares of common stock for issuance, and allows the board to issue Incentive Stock Options, non-statutory Stock Options, and Restricted Stock Awards, whichever the Board or the Compensation Committee shall determine, subject to the terms and conditions contained in the Plan document.  The purpose of the Plan is to provide a method whereby selected key employees, selected key consultants, professionals and non-employee directors may have the opportunity to invest in our common stock, thereby giving them a proprietary and vested interest in our growth and performance, generating an increased incentive to contribute to our future success and prosperity, thus enhancing our value for the benefit of shareholders.  Further, the Plan is designed to enhance our ability to attract and retain individuals of exceptional managerial talent upon whom, in large measure, our sustained progress, growth, and profitability depends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes and other financial information included elsewhere in this prospectus. The discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, expectations and intentions. Our actual results may differ significantly from management’s expectations. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment by our management.

OVERVIEW

We are a provider of cybersecurity, regulatory risk mitigation, and energy and controls solutions.  We help clients in diverse industries to provide full scale cyber operations and solutions, mitigate risk, comply with complex regulations, improve performance and productivity, and leverage and integrate technology.  We work with our customers to assess, design, and provide customized solutions and advisory services that are tailored to address each client’s particular requirements and needs. Our clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a broad range of industries including local, state, and federal agencies.

Results of Operations

Our results of operations for the first quarter of 2016 and the first quarter of 2015 are highlighted in the table below and discussed in the following paragraphs:

	3 Months Ended March 31,
	2016	% of Net Revenue	2015	% of Net Revenue
Net Revenue	$7,136,626		$9,534,247
Operating Expenses:
Cost of revenues	6,637,654	93.0%	7,317,168	76.7%
Selling, general & administrative	4,362,369	61.1%	4,016,535	42.1%
Depreciation and amortization	510,033	7.1%	285,883	3.0%
Acquisition related costs	-	0.0%	649,442	6.8%
Total operating expenses	11,510,056	161.3%	12,269,028	128.6%
Loss from Operations	(4,373,430)	-61.3%	(2,734,781)	-28.6%
Other Income (Expense):
Derivative income	1,260,549	17.7%	1,343,447	14.1%
Interest expense, net	(96,518)	-1.4%	(183,306)	-1.9%
Other income (expense)	66,159	0.9%	33,346	0.3%
Total other income	1,230,190	17.2%	1,193,487	12.5%
Income (Loss) Before Income Taxes	(3,143,240)	-44.1%	(1,541,294)	-16.1%
Income Tax Benefit (Expense)	(86,982)	-1.2%	2,261,476	23.7%
Net Income (Loss)	(3,230,222)	-45.3%	720,182	7.6%
Preferred Stock Dividends	(6,857)	-0.1%	(406,372)	-4.2%
Net Income (Loss) Available to Common Stockholders	$(3,237,079)	-45.4%	$313,810	3.4%

Our results of operations for 2015 and 2014 are highlighted in the table below and discussed in the following paragraphs:

	Year Ended December 31,
	2015	% of Net Revenue	2014	% of Net Revenue
Net Revenue	$29,358,429		$20,175,488
Operating Expenses:
Cost of revenues	22,925,136	78.1%	14,982,996	74.3%
Selling, general & administrative	17,446,270	59.4%	11,184,909	55.4%
Depreciation and amortization	1,600,246	5.5%	386,282	1.9%
Energy repositioning and subcontract obligation	-	0.0%	1,162,089	5.8%
Acquisition related costs	649,442	2.2%	-	0.0%
Total operating expenses	42,621,094	145.2%	27,716,276	137.4%
Loss from Operations	(13,262,665)	-45.2%	(7,540,788)	-37.4%
Other Income (Expense):
Derivative (expense) income	3,644,594	12.4%	(10,344,753)	-51.3%
Adjustment to estimates recorded at acquisition	-	0.0%	-	0.0%
Interest expense, net	(793,289)	-2.7%	(59,066)	-0.3%
Goodwill impairment	-	0.0%	(6,363,630)	-31.5%
Intangibles impairment	-	0.0%	(429,394)	-2.1%
Other income (expense)	(166,583)	-0.6%	301,065	1.5%
Total other income (expense)	2,684,722	9.1%	(16,895,778)	-83.7%
Loss Before Income Taxes	(10,577,943)	-36.0%	(24,436,566)	-121.1%
Income Tax Benefit	2,239,917	7.6%	-	0.0%
Net Loss	(8,338,026)	-28.4%	(24,436,566)	-121.1%
Preferred Stock Dividends	(406,372)	-1.4%	(1,597,356)	-7.9%
Deemed Dividend On Preferred Stock	-	0.0%	-	0.0%
Net Loss Available to Common Stockholders	$(8,744,398)	-29.8%	$(26,033,922)	-129.0%

Comparison of the three months ended March 31, 2016 to the three months ended March 31, 2015

The result of operations described below includes the Cyber Solutions (“CS”) and the Energy Solutions (“ES”) segments for the first quarters of 2016 and 2015.  We acquired IPSA International, Inc. on February 9, 2015 and this new business is included in the Business Advisory Solutions (“BAS”) segment as of the acquisition date.

Net Revenue

Total revenue for the quarter ended March 31, 2016 was $7,136,626 as compared to $9,534,247 for the quarter ended March 31, 2015, a net decrease of $2,397,621, or 25.1%. Revenue by segment was as follows:

	Three Months Ended March 31,
	2016	2015	% growth

Cyber Solutions	$680,820	$428,588	58.9%

IPSA/Business Advisory Solutions:
Without IPSA	1,350,573	2,721,739	-50.4%
IPSA	4,900,241	5,860,990	-16.4%
Total IPSA/Business Advisory Solutions	6,250,814	8,582,729	-27.2%

Energy Solutions	204,992	522,930	-60.8%

Total Revenue	$7,136,626	$9,534,247	-25.1%

Cyber Solutions Segment

Revenue for the CS segment for the quarter ended March 31, 2016 increased $252,232 or 58.9% as compared to the quarter ended March 31, 2015.   The primary reason for the increase in revenue is due to a $345,224 or 206% increase in operations center services revenue.  The other areas of revenue, mostly training, recorded a decrease in revenue during the first quarter of 2016 as compared to 2015.  First quarter 2016 revenue and the change in revenue mix to be more operations center services based, is in line with expectations and reflects the results of more recent sales efforts.

IPSA / Business Advisory Solutions Segment

Revenue for the IPSA / BAS segment for the quarter ended March 31, 2016 decreased $2,331,915 or 27.2% as compared to the quarter ended March 31, 2015.   Revenue for the IPSA segment decreased $960,749 or 16.4% for the quarter ended March 31, 2016 as compared to the quarter ended March 31, 2015, which for this segment only included revenue from the acquisition date of February 9, 2015 through March 31, 2015. Revenue for the BAS segment, excluding the contribution of the IPSA acquisition, for the quarter ended March 31, 2016, decreased $1,371,166 or 50.4% as compared to the quarter ended March 31, 2015.  The decline in revenue for the BAS segment was due mainly to a decline in existing customer revenues and a lag in the time required to replace these revenue reductions with new customers and projects.  The IPSA revenue decline is related primarily to the non-renewal of a major customer contract in 2015.  New client revenue for the IPSA / BAS segment during the first quarter of 2016 had the segments revenue slightly ahead of expectations.

Energy Solutions Segment

Revenue for the ES segment for the quarter ended March 31, 2016 decreased $317,938 or 60.8% as compared to the quarter ended March 31, 2015.  As a part of the Company’s shift in strategy and repositioning that was announced in September 2014, the Company decided to de-emphasize the energy business and, as a result the assets of the energy audit business were sold in the first quarter of 2015.  This continued shift in the energy business was the primary reason for the decline in revenue.

Gross Margin

Gross margin (revenue less cost of revenues, defined as all costs for billable personnel in the IPSA / BAS business segment and the direct cost of goods and subcontract services for the CS and ES segments) decreased $1,718,107 or 77.5% to $498,972 for the quarter ended March 31, 2016 from $2,217,079 for the quarter ended March 31, 2015. As a percentage of revenue, gross margin decreased to 7.0% of revenues in the first quarter of 2016 from 23.25% in the first quarter of 2015.  The main reasons for the decrease in gross margin relate to the Cyber Solutions gross margin decreasing $536,390 to ($1,026,775) from ($490,385), the IPSA / BAS gross margin decreasing $971,562 to $1,621,910 and the ES segment gross margins decreasing $210,153 to ($96,161).

For the Cyber Segment, the gross margin decrease of $536,390 relates to a revenues increase of $252,232, being offset by a $788,622 increase cost of sales: $515,137 related to increased employee expenses and $273,485 related to increases in costs associated with the continued investment in future revenue driving resources and the expansion of the cyber proprietary platform, which were charged to cost of revenues.

The IPSA / BAS Segment gross margin decrease of $971,562 is the result of a $2,331,912 revenue decrease being offset by $1,839,286 in decreased revenue related direct employee expenses, $1,103,879 in decreased revenue related sub-contractor expenses, and other expense decreases of $101,587.

The Energy Solutions Segment gross margin decrease of $210,153 relates to a $317,938 revenue decrease being offset by a $92,960 decrease in non-employee related cost of revenue expenses.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses increased to $4,362,369 in the first quarter of 2016 from $4,016,535 in the first quarter of 2015, an increase of $345,834 or 8.6%. As a percentage of net revenue, SG&A expenses increased to 61.1% in the first quarter of 2016 as compared to 42.1% in the first quarter of 2015.  The increase in SG&A expenses as a percentage of revenue was due primarily to the decrease in 2016 first quarter revenue versus 2015.  By business segment the $345,834 increase breaks out as follows: the IPSA/BAS segment increased $12,883, the ES segment decreased $53,197, the CS segment increased $917,373 and Corporate Overhead decreased $409,497. The Company accounts for and manages expenses as those directly related to a business segment and corporate overhead expenses which includes executive compensation, back office functions, such as finance and human resources, and other administrative costs.  Expenses related to these groups are discussed below.

Cyber Segment

SG&A expenses in the CS segment increased to $1,389,519 in the first quarter of 2016 as compared to $472,146 in the first quarter of 2015, an increase of $917,373 or 194.5%.  The increase is primarily due to increased labor costs of approximately $648,000, increased travel and employee education and training of $118,000, increased professional services of $47,000 and increased rent and utilities expense of $105,000.  Labor costs and travel expense increased during the first quarter of 2016 as the Company continues to grow and build out CS resources and expertise as the Company positions for future growth in the cyber segment.  Rent expense increased as the Company leased additional new office/training facilities.  CS expenses as a percentage of segment revenue increased to 204.1% in the first quarter of 2016 from 110.2% in the first quarter of 2015.

IPSA / BAS Segment

SG&A expenses in the IPSA / BAS segment increased to $1,425,101 in the first quarter of 2016 as compared to $1,412,218 in the first quarter of 2015, an increase of $12,883 or 0.9%.  Most of this increase relates to increased rent, utilities, and professional services expenses offset by reduced SG&A headcount and employee related expenses. IPSA / BAS expenses as a percentage of segment revenue increased to 22.8% in the first quarter of 2016 from 16.5% in the first quarter of 2015, primarily due to the decrease in segment revenue.

ES Segment

SG&A expenses in the ES segment decreased to $124,149 in the first quarter of 2016 as compared to $299,073 in the first quarter of 2015, a decrease of $174,924 or 58.5%.  The decrease is primarily attributable to professional services expenses.  ES expenses as a percentage of segment revenue increased to 60.6% in the first quarter of 2016 from 57.2% in the first quarter of 2015, primarily due to the decrease in segment revenue.

Corporate Overhead

Corporate Overhead SG&A expenses decreased to $1,423,600 in the first quarter of 2016 from $1,833,097 in the first quarter of 2015, a decrease of $409,497 or 22.3%.  The main drivers of the decrease were a reduction in personnel and labor costs of $375,000, an increase in stock option expense for employees and directors of $39,000, a decrease in Directors fees and expenses of $80,000 and a slight decrease in other corporate expenses.

Acquisition related costs

On February 6, 2015, the Company entered into an Agreement and Plan of Merger with IPSA International, Inc. (“IPSA”). On February 9, 2015, the Company and IPSA consummated and closed the Merger.  During the first three months of 2015, the Company incurred one-time charges for legal, accounting and advisory fees of $649,442 related to the merger transaction.

Other Income (Expense)

Other Income (Expense) for the first quarter of 2016 resulted in income of $1,230,190 as compared to income of $1,193,487 in the first quarter of 2015.  The main component of the increase in other income (expense) is the derivative income (non-cash) and other income and is discussed below.

Derivative (expense) income

From May 2010 through the first quarter of 2013, the Company issued Series B Preferred Stock, Debentures, Series C Preferred Stock, 7% Convertible Redeemable Promissory Notes, and Series D Preferred Stock, all with detachable common stock purchase warrants deemed to be derivative instruments. These warrants are recorded as derivative liabilities and “marked-to-market” based on fair value estimates at each reporting date.  Collectively, these derivatives were valued at an estimated fair value of $2,309,271 at March 31, 2016, with the change (decrease) in value since December 31, 2015 of $1,260,549, being recognized as derivative (non-cash) income on the consolidated statement of operations for the first quarter of 2016.  For the quarter ended March 31, 2015, the change in derivative valuation for the like period was non-cash income of $1,343,447.

The issuance of the derivative features issued to Qualified Purchasers during the first quarter of 2016 did not have an impact on derivative income for the quarter.

Other income

Other income increased to $66,159 in the first quarter of 2016 as compared to $33,346 in the first quarter of 2015.  During the first quarter of 2016, the Company had realized gains on the change in carrying value of term life insurance,  plus unrealized gains on the conversion to US dollars on the payment of IPSA accounts receivable in foreign currency amounts greater than the carrying value of the original invoice.  During the first quarter of 2015, the Company sold some assets from its Energy Solutions segment which resulted in a realized gain of approximately $85,000 and is included in other income.

Income Tax Benefit (Expense)

The Company had an income tax expense for the first quarter of 2016 of $86,982 compared to a $2,261,476 income tax benefit for the first quarter of 2015.  The effective tax rate was 2.07% in the first quarter of 2016 and (146.8)% in the first quarter of 2015.  The Company’s first quarter tax expense relates primarily to pre-tax net income from IPSA’s Canadian subsidiary.

As a part of the purchase price allocation for the IPSA acquisition, the Company recorded net deferred tax assets, which were recorded on IPSA’s books at the time of acquisition, of approximately $556,000.  In connection with the purchase price allocation, the Company recorded a deferred tax liability of approximately $2,842,000, with a corresponding increase to goodwill, for the tax effect of the acquired identifiable intangible assets from IPSA.  This liability was recorded as there will be no future tax deductions related to the acquired intangibles but they will be amortized as described above for financial reporting purposes.

Prior to the acquisition, the Company had determined that it was more likely than not that some portion or all of its deferred tax assets would not be realized and therefore had recorded a valuation allowance for the full amount of its deferred tax assets (which were $7,543,910 at December 31, 2014).  Upon the acquisition, the Company evaluated the likelihood that the acquired deferred tax assets and liabilities would be realized and as a result of that evaluation, recorded an increase to the valuation allowance of approximately $474,000 related to the acquired deferred tax assets and recorded a reduction to the valuation allowance of approximately $2,842,000 related to the deferred tax liability associated with the acquired identifiable intangible assets.  The net amount of these two adjustments to the Company’s valuation allowance against its net deferred tax assets was approximately $2,368,000 and is included in the income tax benefit on the Company’s consolidated statement of operations for the three months ended March 31, 2015.

 Preferred Stock Dividends

The Company has two series of Convertible Preferred Stock which pay dividends at annual specified rates.  The two series are: 7% Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock, which has a 7% dividend rate.  See further discussion on the Convertible Preferred Stock in Note 8 to the Financial Statements. Dividends paid during the first quarter of 2016 to Series B shareholders were 4,969 shares of common stock, valued at $6,857.  Dividends paid during the first quarter of 2015, which were paid in common stock, were valued at issuance as follows: to Series B, 36,369 shares valued at $56,372, and to Series C, 225,807 shares valued at $350,000.

Common Stock Dividend

No dividend for common stock has been declared as of March 31, 2016, and the Company does not anticipate declaring dividends in the foreseeable future.

Comparison of 2015 to 2014

The result of operations described below includes the Cyber Solutions (“CS”), Business Advisory Solutions (“BAS”) and the Energy Solutions (“ES”) segments for the entire years of 2015 and 2014.  We acquired IPSA International, Inc. on February 9, 2015 and this new business is included in the BAS segment as of the acquisition date.

Net Revenue

Total revenue for the year ended December 31, 2015 was $29,358,429 as compared to $20,175,488 for the year ended December 31, 2014, a net increase of $9,182,941, or 45.5%.  Revenue by segment was as follows:

	Year Ended December 31st
	2015	2014	% growth

Cyber Solutions	$2,975,583	$4,076,050	-27.0%

IPSA/Business Advisory Solutions:
Without IPSA	8,107,977	12,964,920	-37.5%
IPSA	16,480,226	-	nm
Total IPSA/ BAS	24,588,203	12,964,920	89.7%

Energy Solutions	1,794,643	3,134,518	-42.7%

Total Revenue	$29,358,429	$20,175,488	45.5%

Cyber Solutions Segment

Revenue for the CS segment for the year ended December 31, 2015 decreased 27.0% as compared to the year ended December 31, 2014.   The primary reason for the decline in revenue is due to revenue from hardware re-sales in 2014, in the amount of approximately $1,600,000 which was not repeated during 2015.  Revenue for this line of business (hardware re-sales) is significantly lower in 2015 as compared to 2014 and it is being discontinued.  The CS segment has operated as an early stage business.  We believe that the Company’s products and service offerings represent a disruptive technology and our efforts have been focused on gaining acceptance in the marketplace.  The Company believes that its products and service offerings provide unique and significant benefits over the existing products, and while we have expanded our sales efforts and continue to enhance our product offerings, no assurance can be given as to if and when our products will receive broad acceptance in the marketplace.

IPSA/Business Advisory Solutions Segment

Revenue for the IPSA/BAS segment for the year ended December 31, 2015 increased 89.7% as compared to the year ended December 31, 2014.  The large increase is due to the acquisition of IPSA on February 9, 2015.  Revenue for the this segment, excluding the contribution of the IPSA acquisition, for the year ended December 31, 2015, decreased 37.5% as compared to the year ended December 31, 2014.  The decline in revenue for the BAS segment was mainly due to a significant decline in revenue from four large customers as well as the impact of five projects that were active and completed during 2014, which was not fully offset by revenue from new customers in 2015.  Our sales efforts have not been effective in replacing revenue reductions from existing customers.  Revenue due to the IPSA acquisition during the year ended December 31, 2015 was $16,480,226 and was entirely incremental.  The competitive environment has sharpened significantly as more companies have entered this line of business, including those who use off shore labor and indirect sourcing and provide services at significantly lower rates.  The Company continues to evaluate its pricing and service delivery processes to respond to this new market condition.

Energy and Controls Solutions Segment

Revenue for the ES segment for the year ended December 31, 2015 decreased 42.7% as compared to the year ended December 31, 2014.  As a part of the Company’s shift in strategy and repositioning that was announced in September 2014, the Company decided to de-emphasize the energy business and, as a result the assets of the energy audit business were sold in the first quarter of 2015.  This shift in the energy business is and may continue to be a  primary reason for the decline in revenue.

Gross Margin

Gross margin (revenue less cost of revenues, defined as all costs for billable staff for the IPSA/BAS segment and cost of goods for the ES and CS segments) increased to $6,433,293 for 2015 from $5,192,492 for 2014, an increase of $1,240,801 or 23.9%.  The main reason for the increase in gross margin was the acquisition of IPSA on February 9, 2015.  Gross margin for 2015 excluding the contribution from the acquisition of IPSA was $728,870, a net decrease of $4,463,622 when compared to 2014.  Gross margin, as a percentage of revenue, decreased to 21.9% in 2015 from 25.7% in 2014.

The main reasons for the decreased gross margin are: i) increased expenditures in revenue related resources and staffing in the Cyber Solutions segment, ii) expansion of the cyber proprietary platform, which were charged to cost of revenues, iii) a decrease in gross margin contribution associated with 2014 CS hardware sales not repeated in 2015, and iv) Energy Solutions revenue reductions greater than an associated reduction in cost of revenue expenses.

On a segment basis, the gross margin percentage increased in the BAS segment to 31.1% in 2015 from 27.0% in 2014, decreased in the ES segment to 7.8% in 2015 from 18.3% in 2014, and with the investment in people and resources in advance of revenue, decreased in the CS segment to -45.9% in 2015 from 27.6% in 2014.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses increased to $17,446,270 in 2015 from $11,184,909 in 2014, an increase of 56.0%.  SG&A expenses for 2015 excluding the impact from the acquisition of IPSA were $11,730,023, an increase of $545,114 when compared to 2014, or 4.9%.  As a percentage of revenue, SG&A expenses increased to 59.5% in 2015 as compared to 55.4% in 2014.  SG&A expenses increased $6,261,361 during 2015 as compared to 2014 and break out as follows: the BAS segment increased $5,049,585, the ES segment decreased $1,033,766, the CS segment increased $1,655,713 and Corporate Overhead increased $589,829.  The Company accounts and manages expenses as those directly related to a business segment and corporate overhead expenses which includes executive compensation, back office functions, such as finance and human resources, and other administrative costs.  Expenses related to these groups are discussed below.

Cyber Segment

SG&A expenses in the CS segment were $2,786,314 in 2015 as compared to $1,130,601 in 2014, an increase of $1,655,713.  The increase is primarily due to increased labor costs of approximately $830,000, increased travel expense of $290,000, increased rent expense of $220,000 and increased professional fees of $147,000.  Labor costs and travel expense increased during 2015 as the Company continues to invest in and build out CS resources and expertise as the Company positions this segment for future growth.   Rent expense increased as the Company leased three new office/training facilities during 2015 and professional fees increased due to higher marketing costs.  CS expenses as a percentage of segment revenue increased to 93.6% in 2015 from 27.7% in 2014.

IPSA/BAS Segment

SG&A expenses in the BAS segment increased to $7,135,061 in 2015 as compared to $2,085,476 in 2014, an increase of $5,049,585 or 242.1%.  The increase is attributable to the incremental expenses due to the acquisition of IPSA which were $5,716,247.  BAS expenses as a percentage of segment revenue increased to 29.1% in 2015 from 16.1% in 2014.

ES Segment

SG&A expenses in the ES segment decreased to $840,823 in 2015 as compared to $1,874,589 in 2014, a decrease of $1,033,766 or 55.1%.  The decrease is primarily attributable to reduced labor costs of approximately $703,000.  The decrease in labor costs is due to planned reductions in the labor force as the Company’s shifted its strategy and de-emphasized the energy segment.  ES expenses as a percentage of segment revenue decreased to 46.9% in 2015 from 59.8% in 2014.

Corporate Overhead

Corporate Overhead SG&A expenses increased to $6,684,072 in 2015 from $6,094,243 in 2014, an increase of $589,829 or 9.7%.  The main drivers of the increase were increases in professional fees of $575,000 and stock option expenses of $370,000.  Those increases were offset by a decrease in labor costs of $440,000.  The increase in professional fees is primarily due to higher legal and accounting fees as well as increased public relations and advisory fees.  The increase in stock option expense was primarily due to the increase in the valuations of the options issued in 2015 as compared to those issued in 2014.  The decrease in labor costs was primarily due to a reduction in bonus expense for senior executives.

Energy repositioning and subcontract obligation

During 2014, the Company incurred one-time charges of approximately $1,162,000 related to two items: 1) the repositioning of the Company to accentuate an increased focus and commitment to cybersecurity and regulatory risk mitigation and 2) recording a liability where the Company is alleged to have signed as a co-indemnitor with Prime Solutions, Inc. which is a subcontractor to Honeywell on a solar project, which items are explained below.

On October 17, 2014, the Company announced it would reposition the business to focus on cyber security and regulatory risk mitigation, rename the Company “root9B Technologies, Inc.”, and de-emphasize the ES segment by adjusting its focus to operate in support of the Cyber Solutions and IPSA/Business Advisory Solutions segments.  As a part of this repositioning the Company reduced headcount in the ES segment and incurred one-time expenses of $412,000 related to the headcount adjustments.

Platte River has alleged that the Company signed as a co-indemnitor in support of surety bonds issued by Platte River on behalf of Prime Solutions for the benefit of Honeywell pursuant to Prime Solutions, Inc.’s (“Prime”) solar project located in Worcester Massachusetts (the “Prime Contract”).  The Company filed its answer to the complaint relating to this action denying the allegations of Platte River.  On February 1, 2016, the Company received a demand letter from Platte River for immediate payment of an $868,617 claim under the terms of the co-indemnity agreement.  The Company continues to deny the allegations and will not agree to the demand.  The Company’s maximum liability exposure under the bond is $1,412,544, if Prime fails to meet its contracted obligations.  In October 2014, the Company determined it was probable that Prime would fail to meet its contracted obligations under the Prime Contract, and therefore, that the potential existed that the Company may have to meet outstanding Prime Contract obligations. The Company has evaluated the status of the project, amounts paid to date on the contract and assessed the remaining work to be performed.  Notwithstanding the demand letter from Platte River, the Company continues to believe its potential obligation under the Prime Contract is approximately $650,000, and that amount was accrued as a Selling, general and administrative expense on the Consolidated Statement of Operations during 2014.  The Company intends to vigorously defend this litigation.

Acquisition related costs

On February 6, 2015, the Company entered into an Agreement and Plan of Merger with IPSA International, Inc. (“IPSA”). On February 9, 2015, the Company and IPSA consummated and closed the Merger.  During 2015, the Company incurred legal, accounting and advisory fees of $649,442 related to the merger transaction.

Other Income (Expense)

Other Income (Expense) for 2015 resulted in income of $2,684,722 as compared to an expense of $16,895,788 in 2014.  The components of the net income/expense are discussed below.

Derivative (expense) income

From May 2010 through the first quarter of 2013, the Company issued Series B Preferred Stock, Debentures, Series C Preferred Stock, 7% Convertible Redeemable Promissory Notes, and Series D Preferred Stock, all with detachable common stock purchase warrants deemed to be derivative instruments.  Additionally, a contingent value right was issued as a part of the merger agreement with IPSA International, Inc. and this right was also deemed to be a derivative instrument. These warrants and the contingent value right are recorded as derivative liabilities and “marked-to-market” based on fair value estimates at each reporting date.  Collectively, these derivatives were valued at an estimated fair value of $3,540,084 at December 31, 2015, with the change (decrease) in value since December 31, 2014 of $3,644,594, being recognized as derivative (non-cash) income on the consolidated statement of operations for the year ended December 31, 2015.  For the year ended December 31, 2014, the change in derivative valuation for the like period was non-cash expense of $10,344,753.

Interest Expense

Interest expense increased to $793,289 in 2015 as compared to $59,066 in 2014.  The Company’s IPSA subsidiary sells certain of its accounts receivable with full recourse to Advance Payroll Funding Ltd. (“Advance”).  Fees charged to the Company from this factoring arrangement with Advance for accounts receivable sold with full recourse include an administrative fee that is incurred upon funding of the factored invoices to the Company and a closing fee that is incurred when payment of the original accounts receivable amount is paid to the factoring company by the Company’s customer. Administrative and closing fees from the factoring arrangement are included in interest expense in the consolidated financial statements.  During 2015 interest expense related to this arrangement was approximately $467,837 and completely incremental as compared to 2014.  Additionally, during 2015, the Company incurred interest expense of approximately $320,458 related to the outstanding convertible notes, which compares to $26,278 during 2014.

Goodwill impairment

An annual goodwill impairment evaluation for 2015 was performed as prescribed by FASB ASC 350.  No impairment charge was recorded as a result of the evaluation.  An annual goodwill impairment evaluation for 2014 was performed by applying both the Step 1 and Step 2 tests as prescribed by FASB ASC 350. The results of the Step 1 test for the BAS segment indicated no impairment to goodwill related to this segment and Step 2 was not required.  The results for the Step 1 test for the ES segment did indicate impairment of goodwill and Step 2 was completed to determine the amount of impairment.  The Company engaged an outside firm that specializes in valuation assessments to perform the Step 1 and Step 2 tests and valuation work.  Of the $10,715,807 in goodwill that was recorded as of December 31, 2013, $6,363,630 was attributable to the ES segment.  After completion of the valuation work of the segment it was determined that the fair value of the goodwill for the ES segment was $0, resulting in a non-cash impairment charge of $6,363,630.  The impairment was due primarily to the slower than planned growth in revenue, earnings and cash flow as well as the repositioning of the Company to focus on cyber security and regulatory risk mitigation while deemphasizing the energy business.  See further discussion on goodwill and goodwill impairment in Note 7 to the Financial Statements.

Intangibles impairment

There was no impairment charge related to intangible assets during 2015.  As a part of the acquisitions of GreenHouse Holdings, Inc (“GHH”) and Ecological, LLC, both in 2012, the Company recorded intangible assets for the acquired customer lists and trade names of both companies.  The value at acquisition of these assets was $1,118,000 and they were being amortized over 5 to 7 years.  The balance at December 31, 2014 prior to impairment was $429,000.  The estimates of future revenue, income and cash flow were reduced from prior estimates and the Company shifted its strategy to focus on cyber security and regulatory risk mitigation while deemphasizing the energy segment.  Based on the revised strategy and estimates, we measured the fair value of the intangible assets as of December 31, 2014 and determined the fair value for each of these intangible assets to be $0, resulting in a non-cash impairment charge of $429,000 during the year ended December 31, 2014.

Other income (expense)

Other income (expense) decreased to an expense of $166,583 in 2015 as compared to income of $301,065 in 2014.  The expense during 2015 is primarily due to realized and unrealized currency translation gains.  Additionally, during 2015, the Company sold some assets from its Energy Solutions segment which resulted in a realized gain of approximately $85,000 and is included in other income.  During 2014, the Company entered into an agreement with the landlord for the New York office where it was agreed that the Company would vacate the office space at the end of 2014, which was earlier than the lease term, and in exchange incurred no rent expense during 2014.  As a result of this agreement, the Company recorded a gain related to the early termination of the contract of $239,248 in 2014, which was included in other income.

Income Tax Benefit (Expense)

The Company had an income tax benefit for 2015 of $2,239,917, compared to $0 of income tax expense for 2014.  The effective tax rate was 21.2% in 2015 and 0.0% in 2014.

As a part of the purchase price allocation for the IPSA acquisition, the Company recorded net deferred tax assets, which were recorded on IPSA’s books at the time of acquisition, of approximately $556,000.  In connection with the purchase price allocation, the Company recorded a deferred tax liability of approximately $2,842,000, with a corresponding increase to goodwill, for the tax effect of the acquired identifiable intangible assets from IPSA.  This liability was recorded as there will be no future tax deductions related to the acquired intangibles but they will be amortized as described above for financial reporting purposes.

Prior to the acquisition, the Company had determined that it was more likely than not that some portion or all of its deferred tax assets would not be realized and therefore had recorded a valuation allowance for the full amount of its deferred tax assets (which were $7,543,910 at December 31, 2014).  Upon the acquisition, the Company evaluated the likelihood that the acquired deferred tax assets and liabilities would be realized and as a result of that evaluation, recorded an increase to the valuation allowance of approximately $474,000 related to the acquired deferred tax assets and recorded a reduction to the valuation allowance of approximately $2,842,000 related to the deferred tax liability associated with the acquired identifiable intangible assets.  The net amount of these two adjustments to the Company’s valuation allowance against its net deferred tax assets was approximately $2,368,000 and is included in the income tax benefit on the Company’s consolidated statement of operations for year ended December 31, 2015.

Preferred Stock Dividends

The Company has two series of Convertible Preferred Stock which pay dividends at annual specified rates.  The two series are: Series C Convertible Preferred Stock, which has a 7% dividend rate, and the Series D Convertible Preferred Stock, which has a 8% dividend rate.  See further discussion on the Convertible Preferred Stock in Note 11 to the Financial Statements. Dividends paid during 2015, which were paid in common stock, were valued at issuance as follows: to Series B, 36,369 shares valued at $56,372 and to Series C, 225,807 shares valued at $350,000.  Dividends paid during 2014, which were paid in common stock, were valued at issuance as follows: to Series B, 98,003 shares valued at $56,372, to Series C, 603,448 shares valued at $350,000 and to Series D, 1,592,748 shares valued at $1,190,984.

Comparison of 2014 to 2013

The result of operations described below includes the Business Advisory Solutions (“BAS”) segment and the Energy Solutions (“ES”) segment for the entire years of 2014 and 2013.  We acquired root9B, LLC on November 22, 2013, and the results of operations for the Cyber Solutions (“CS”) segment are for the full year of 2014 and only the period from November 22, 2013 to December 31, 2013 is included in 2013.

Net Revenue

Total revenue for the year ended December 31, 2014 was $20,175,488 as compared to $26,399,916 for the year ended December 31, 2013, a net decrease of $6,224,428, or 23.6%.  Revenue by segment was as follows:

	Year Ended December 31st
	2014	2013	% growth

Business Advisory Solutions Revenue	$12,964,920	$14,482,476	-10.5%

Energy Solutions Revenue	$3,134,518	$11,908,690	-73.7%

Cyber Solutions Revenue	$4,076,050	$8,750	nm

Total Revenue	$20,175,488	$26,399,916	-23.6%

Business Advisory Solutions Segment

Revenue for the BAS segment for the year ended December 31, 2014 decreased 10.5% as compared to the year ended December 31, 2013.  Revenue for the BAS segment was below the Company’s plans for mid-to-high single digit revenue growth and was mainly due to a significant decline in revenue from two large customers as well as the impact of three projects that were completed during 2013 and the related revenue was not fully offset by revenue from new customers in 2014.

Energy Solutions Segment

Revenue for the ES segment for the year ended December 31, 2014 decreased 73.7% as compared to the year ended December 31, 2013.  There are two key reasons for the decline in revenue.  First, the Company had two significant contracts during 2013 that generated approximately $7.6 million of revenue and did not have similar large sized projects during 2014.  Second, the ES segment had a significant amount of revenue in 2013 related to the implementation of auto demand response (ADR) systems in California.  During 2013, the state of California altered the ADR program and incentives to corporations for implementing these type of energy saving systems and as a result the demand for this business has dropped significantly.  During 2014, the Company had no revenue from ADR systems work.  In light of the Company’s repositioning effort and strategy adjustment as well as lower than planned revenue growth in the ES segment, the energy business changed its deliverables based on current capabilities and opportunities to have a more narrow focus going forward on controls and automation.

Cyber Solutions Segment

Revenue for the CS segment for the year ended December 31, 2014, which is generated from cyber security advisory and technical services, was approximately $4,076,000, and was almost entirely incremental as compared to the year ended December 31, 2013, and is attributable to the acquisition of root9B, LLC.  The CS segment was formed upon the acquisition of root9B, LLC in November 2013, and therefore the revenue during 2013 was not significant.  During 2014, the Company invested in building up the CS segment, primarily by hiring new resources with specialized cyber security skills and extending the infrastructure.

Gross Margin

Gross margin (revenue less cost of revenues, defined as all costs for billable staff for the BAS segment and cost of goods for the ES and CS segments) decreased to approximately $5,192,000 for 2014 from approximately $5,554,000 for 2013, a reduction of $362,000. The decline in gross margin was due to decreases in both the BAS and ES segments, which totaled approximately $1,550,000 and was a result of the lower revenue in both segments in 2014 as compared to 2013.  This reduction was partially offset by an increase in gross margin of $1,188,000 in the CS segment, which business was incremental in 2014 as compared to 2013.

Gross margin, as a percentage of revenue, increased to 25.7% in 2014 from 21.0% in 2013.  On a segment basis, the gross margin percentage increased in the BAS segment to 27.0% in 2014 from 25.7% in 2013 and increased in the ES segment to 18.3% in 2014 from 16.0% in 2013.  The increase in the gross margin rate was due to the impact in 2013 of low gross margin on a significant solar contract, and, in 2014 there was not a similar contract.  The gross margin rate in the ES segment was lower than planned in 2014 due to the decrease in revenue and that resulting lower revenue not covering the production related fixed overhead costs in the segment.  The gross margin rate in the CS segment was 27.6% for 2014 and was lower than planned due to the ramp up of headcount as the CS segment builds its infrastructure in anticipation of future growth.  As a result of this ramp up, all of the production resources being assembled were not deployed to projects and therefore reduced the gross margin rate.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses increased to $11,185,000 in 2014 from $9,214,000 in 2013, an increase of 21.4%.  As a percentage of revenue, SG&A expenses increased to 55.4% in 2014 as compared to 34.9% in 2013.  The increase in SG&A expenses as a percentage of revenue was due primarily to the reduced revenue in the ES segment, additional expenses related to the CS segment, as well as increased corporate overhead expenses.  SG&A expenses increased approximately $1,971,000 during 2014 as compared to 2013 and break out as follows: the BAS segment increased $250,000, the ES segment decreased $991,000, the CS segment increased $776,000 (primarily incremental for 2014 as compared to 2013) and Corporate Overhead increased $1,936,000.  The Company accounts and manages expenses as those directly related to a business segment and corporate overhead expenses which includes executive compensation, back office functions, such as finance and human resources, and other administrative costs.  Expenses related to these groups are discussed below.

BAS Segment

SG&A expenses in the BAS segment increased to approximately $2,085,000 in 2014 as compared to approximately $1,835,000 in 2013, an increase of $250,000 or 13.6%.  The increase is mainly attributable to increased labor costs of $247,000.  This increase in labor expenses for the BAS segment is due to a change in the classification of certain individuals from overhead to direct expenses for the BAS segment.  During the first quarter of 2014, the Company determined that the labor costs related to some BAS leadership positions, which had previously been charged to Corporate Overhead, would be charged directly to the BAS segment.  As a result of this change, labor costs increased for the BAS segment in 2014 as compared to 2013 and were reduced for Corporate Overhead.  BAS expenses as a percentage of segment revenue increased to 16.2% in 2014 from 12.7% in 2013.

ES Segment

SG&A expenses in the ES segment decreased to approximately $1,894,000 in 2014 as compared to approximately $2,885,000 in 2013, a decrease of $991,000 or 34.3%.  The decrease is primarily attributable to reduced labor costs of $806,000.  The decrease in labor costs is due to planned reductions in the labor force due to declining revenues as well as reduced commission expense, also due to lower revenues as compared to the prior year.

CS Segment

SG&A expenses in the CS segment were approximately $1,131,000 in 2014 as compared to $355,000 in 2013.  The CS segment began operations in November 2013 when the Company acquired root9B, LLC, and therefore a majority of the expenses in 2014 are incremental as compared to 2013.  SG&A expenses during 2014 were slightly higher than planned as the Company invested in additional headcount, with specialized cyber security skill sets, as the Company prepared for anticipated growth in this segment.

Corporate Overhead

Corporate Overhead SG&A expenses increased to $6,094,000 in 2014 from $4,139,000 in 2013 (exclusive of CS segment startup expenses), an increase of $1,955,000 or 47.2%.  The main drivers of the increase were an increase in labor costs of $1,278,000 and an increase in stock option expense for employees and directors in the amount of $579,000.  The increase in labor costs was primarily due to the addition of two senior executive positions.  During January of 2014, the Company hired a senior team member who was leading the Energy Solutions group and is no longer with the Company.  Additionally, in May of 2014 a new CEO was named.  The compensation and bonus related to these two positions is incremental to 2014 as compared to 2013.  The increase in stock option expense was due to the issuance of 6,585,000 stock options to new hires, key employees and directors during 2014 as compared to 525,000 stock option issuances during 2013.  The buildup in corporate overhead was undertaken in planning for substantial revenue growth, of which there can be no assurance.

Energy repositioning and subcontract obligation

During 2014, the Company incurred one-time charges of approximately $1,162,000 related to two items: 1) the repositioning of the Company to accentuate an increased focus and commitment to cybersecurity and regulatory risk mitigation and 2) recording a liability where the Company was alleged to have signed as a co-indemnitor with Prime Solutions, Inc. which is a subcontractor to Honeywell on a solar project, which items are explained below.

On October 17, 2014, the Company announced it would reposition the business to focus on cyber security and regulatory risk mitigation, rename the Company “root9B Technologies, Inc.”, and de-emphasize the ES segment by adjusting its focus to operate in support of the Cyber and Business Advisory segments.  As a part of this repositioning the Company has reduced headcount in the ES segment and incurred one-time expenses of $412,000 related to the headcount adjustments.

Platte River has alleged that the Company is a co-indemnitor in support of surety bonds issued by Platte River on behalf of Prime Solutions for the benefit of Honeywell pursuant to Prime Solutions, Inc.’s (“Prime”) solar project located in Worcester Massachusetts (the “Prime Contract”).  The Company’s maximum liability exposure under the bond is limited to $1,412,544, if Prime were to fail to meet its contracted obligations.  On October 15, 2014, the Company determined it was probable that Prime would not be able to meet its contracted obligations under the Prime Contract and therefore the Company may have an obligation to Platte River to meet outstanding Prime Contract obligations.  The Company recorded a one-time accrual of $650,000, which was the Company’s estimate of the most likely amount of its obligation under the co-indemnity agreement.

Other Income (Expense)

Other Income (Expense) for 2014 resulted in an expense of $16,896,000 as compared to an expense of $2,085,000 in 2013.  The components of the net expense are discussed below.

Derivative (expense) income

From May 2010 through the first quarter of 2013, the Company issued Series B Preferred Stock, Debentures, Series C Preferred Stock, 7% Convertible Redeemable Promissory Notes, and Series D Preferred Stock, all with detachable common stock purchase warrants deemed to be derivative instruments. These warrants are recorded as a derivative liability and “marked-to-market” based on fair value estimates at each reporting date.  Collectively, these derivatives were valued at an estimated fair value of $10,651,000 at December 31, 2014, with the change (increase) in value since December 31, 2013 of $10,344,000, being recognized as derivative (non-cash) expense on the consolidated statement of operations for 2014.  For the year ended December 31, 2013, the change in derivative valuation for the like period was non-cash income of $2,150,000.

Goodwill impairment

An annual goodwill impairment evaluation for 2014 was performed by applying both the Step 1 and Step 2 tests as prescribed by FASB ASC 350. The results of the Step 1 test for the BAS segment indicated no impairment to goodwill related to this segment and Step 2 was not required.  The results for the Step 1 test for the ES segment indicated impairment of goodwill and Step 2 was completed to determine the amount of impairment.  The Company engaged an outside firm that specializes in valuation assessments to perform the Step 1 and Step 2 tests and valuation work.  Of the $10,716,000 in goodwill that was recorded as of December 31, 2013, $6,364,000 was attributable to the ES segment.  After completion of the valuation work of the segment it was determined that the fair value of the goodwill for the ES segment was $0, resulting in a non-cash impairment charge of $6,364,000.  The impairment was due primarily to the slower than planned growth in revenue, earnings and cash flow as well as the repositioning of the Company to focus on cyber security and regulatory risk mitigation while deemphasizing the energy business.  A similar process was performed for 2013 and resulted in a goodwill impairment charge for the ES segment of $4,472,000.  This impairment was related to the timing and amounts of expected revenue, earnings and cash flow results.  See further discussion on goodwill and goodwill impairment in Note 7 to the Financial Statements.

Intangibles Impairment

As a part of the acquisitions of GHH and Ecological, both in 2012, the Company recorded intangible assets for the acquired customer lists and trade names of both companies.  The value at acquisition of these assets was $1,118,000 and they were being amortized over 5 to 7 years.  The balance at December 31, 2014 prior to impairment was $429,000.  The estimates of future revenue, income and cash flow were reduced from prior estimates and the Company shifted its strategy to focus on cyber security and regulatory risk mitigation while deemphasizing the energy segment.  Based on the revised strategy and estimates, we measured the fair value of the intangible assets as of December 31, 2014 and determined the fair value for each of these intangible assets to be $0, resulting in a non-cash impairment charge of $429,000.  A similar process was performed for 2013 and resulted in an intangible asset impairment charge for the ES segment of $238,000.

Other income

Other income increased to approximately $301,000 in 2014 as compared to approximately $88,000 in 2013.  During the first quarter of 2014 the Company entered into an agreement with the landlord for the New York office under which we vacated the office space at the end of 2014, which was earlier than the lease term, and in exchange we incurred no rent expense during 2014.  As a result of this agreement, the Company recorded a gain related to the early termination of the contract of $239,248 which is included in other income in 2014.

Income Tax Benefit (Expense)

There was no income tax expense for 2014 or 2013.  The effective tax rate was 0% in 2014 and 2013.  We record deferred tax assets and liabilities attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  We determined, at both December 31, 2014 and 2013, that it was not more likely than not that our deferred tax assets would be recoverable and, accordingly set up a full valuation allowance for the deferred tax assets at December 31, 2014 and 2013.

Preferred Stock Dividends

In 2014 the Company had three series of Convertible Preferred Stock which paid dividends at annual specified rates.  The three series were: 7% Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, which has a 7% dividend rate, and the Series D Convertible Preferred Stock, which has a 8% dividend rate.  See further discussion on the Convertible Preferred Stock in Note 11 to the Financial Statements. Dividends paid during 2014, which were paid in common stock, were valued at issuance as follows: to Series B, 98,003 shares valued at $56,372, to Series C, 603,448 shares valued at $350,000 and to Series D, 1,592,748 shares valued at $1,190,984.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”). The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amount of assets, liabilities, revenues, and expenses and related disclosures of contingent assets and liabilities. We evaluate our estimates, including those related to bad debts, intangible assets and contingencies on an ongoing basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in our consolidated financial statements appearing at the end of the Annual Report on Form 10-K, we believe that the following critical accounting policies involve the more significant judgments and estimates used in the preparation of our consolidated financial statements and are the most critical to aid you in fully understanding and evaluating our reported financial results.

Revenue Recognition

We follow the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition.  In general, we record revenue when persuasive evidence of any agreement exists, services have been rendered, and collectability is reasonably assured, therefore, revenue is recognized when we invoice customers for completed services at contracted rates and terms.  Therefore, revenue recognition may differ from the timing of cash receipts.

Goodwill and Intangible Assets

Our intangible assets include goodwill, trademarks, non-compete agreements, patents and purchased customer relationships, all of which are accounted for based on Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 350 Intangibles-Goodwill and Other. As described below, goodwill and intangible assets that have indefinite useful lives are not amortized but are tested at least annually for impairment or more frequently if events or changes in circumstances indicate that the asset might be impaired. Intangible assets with limited useful lives are amortized using the straight-line method over their estimated period of benefit, ranging from two to fifteen years.  Goodwill is tested for impairment by comparing the carrying value to the estimated fair value, in accordance with GAAP.

Impairment Testing

Our goodwill impairment testing is calculated at the reporting or segment unit level. Our annual impairment test has two steps. The first identifies potential impairments by comparing the fair value of the reporting or segment unit with its carrying value.  If the fair value exceeds the carrying amount, goodwill is not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with the carrying amount. If the implied fair value of goodwill is less than the carrying amount, a write-down is recorded.

The impairment test for the other intangible assets is performed by comparing the carrying amount of the intangible assets to the sum of the undiscounted expected future cash flows. In accordance with GAAP, which relates to impairment of long-lived assets other than goodwill, impairment exists if the sum of the future undiscounted cash flows is less than the carrying amount of the intangible asset or to its related group of assets.

We predominately use discounted cash flow models derived from internal budgets in assessing fair values for our impairment testing.  Factors that could change the result of our impairment test include, but are not limited to, different assumptions used to forecast future net sales, expenses, capital expenditures, and working capital requirements used in our cash flow models. In addition, selection of a risk-adjusted discount rate on the estimated undiscounted cash flows is susceptible to future changes in market conditions, and when unfavorable, can adversely affect our original estimates of fair values. In the event that our management determines that the value of intangible assets have become impaired using this approach, we will record an accounting charge for the amount of the impairment.  We have engaged an independent valuation expert to assist us in performing the valuation and analysis of fair values of goodwill and intangibles.

Derivative Warrant Liability

The Company evaluates warrants issued in connection with debt and preferred stock issuances to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for.  This accounting treatment requires that the carrying amount of any embedded derivatives be marked-to-market at each balance sheet date and carried at fair value.  In the event that the fair value is recorded as a liability, the change in the fair value during the period is recorded in the Statement of Operations as either income or expense. Upon conversion or exercise, the derivative liability is marked to fair value at the conversion date and then the related fair value is reclassified to equity.  The fair value at each balance sheet date and the change in value for each class of warrant derivative is disclosed in detail in Note 2 to the Financial Statements.

Share-Based Compensation

The Company accounts for stock based compensation in accordance with FASB ASC 718 – Compensation-Stock Compensation. For employee stock options issued under the Company’s stock-based compensation plans, the fair value of each option grant is estimated on the date of the grant using the Black-Scholes pricing model, and an estimated forfeiture rate is used when calculating stock-based compensation expense for the period. For employee restricted stock awards and units issued under the Company’s stock-based compensation plans, the fair value of each grant is calculated based on the Company’s stock price on the date of the grant and an estimated forfeiture rate when calculating stock-based compensation expense for the period. The Company recognizes the compensation cost of stock-based awards according to the vesting schedule of the award.

The Company accounts for stock-based compensation awards to non-employees in accordance with FASB ASC 505-50 Equity-Based Payments to Non-Employees (“ASC 505-50”). Under ASC 505-50, the Company determines the fair value of the warrants or stock-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Any stock options issued to non-employees are recorded in expense and additional paid-in capital in stockholders’ equity (deficit) over the applicable service periods.

Fair Value of Financial Assets and Liabilities – Derivative Instruments

We measure the fair value of financial assets and liabilities in accordance with GAAP, which defines fair value, establishes a framework for measuring fair value, and requires certain disclosures about fair value measurements.

GAAP defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. GAAP describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities.

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable.

Level 3 – inputs that are unobservable (for example the probability of a capital raise in a “binomial” methodology for valuation of a derivative liability directly related to the issuance of common stock warrants).

We do not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, we have entered into certain financial instruments and contracts, such as debt financing arrangements, the issuance of preferred stock with detachable common stock warrants features that are either i) not afforded equity classification, ii) embody risks not clearly and closely related to host contracts, or iii) may be net-cash settled by the counterparty. These instruments are required to be carried as derivative liabilities, at fair value.

Certain of our derivative instruments are detachable (or “free-standing”) common stock purchase warrants issued in conjunction with debt or preferred stock. We estimate fair values of these derivatives utilizing Level 2 inputs for all warrants issued, other than those associated with Series C Preferred Stock. Other than the Series C Preferred Stock warrants, we use the Black-Scholes option valuation technique as it embodies all of the requisite assumptions (including trading volatility, remaining term to maturity, market price, strike price, and risk free rates) necessary to fair value these instruments, for they do not contain material “down round protection” (otherwise referred to as “anti-dilution” and full ratchet provisions). For the warrants directly related to the Series C Preferred Stock, the warrant contracts do contain “Down Round Protections” and the “Black-Scholes” option valuation technique does not, in its valuation calculation, give effect for the additional value inherently attributable to the “Down Round Protection” mechanisms in its contractual arrangement.  Valuation models and techniques have been developed and are widely accepted that take into account the additional value inherent in “Down Round Protection.” These techniques include “Modified Binomial”, “Monte Carlo Simulation” and the “Lattice Model.” The “core” assumptions and inputs to the “Binomial” model are the same as for “Black-Scholes”, such as trading volatility, remaining term to maturity, market price, strike price, and risk free rates; all Level 2 inputs.  However, a key input to the “Binomial” model (in our case, the “Monte Carlo Simulation”, for which we engage an independent valuation firm to perform) is the probability of a future capital raise which would trigger the Down Round Protection feature.  By definition, this input assumption does not meet the requirements for Level 1 or Level 2 outlined above; therefore, the entire fair value calculation for the Series C Common Stock Warrants is deemed to be Level 3. This input to the Monte Carlo Simulation model, was developed with significant input from management based on its knowledge of the business, current financial position and the strategic business plan with its best efforts.

As discussed above, financial liabilities are considered Level 3 when their fair values are determined using pricing models or similar techniques and at least one significant model assumption or input is unobservable.  For the Company, the only Level 3 financial liability is the derivative liability related to the common stock purchase warrants directly related to the Series C Preferred Stock for the warrant contract includes “Down Round Protection” and they were valued using the “Monte Carlo Simulation” technique.

As of December 31, 2015, the Company has determined that the Black-Scholes model valuation for the Series C warrants was not materially different than the Binomial model due to the remaining period before warrant expiration being less than 3 months and the current market price of the Company’s stock being in excess of the down round trigger price of $0.77.  As a result, the valuation of the Series C warrants as of December 31, 2015 was performed using the Black-Scholes model to approximate the Binomial model valuation.

Income Taxes

The Company accounts for income taxes under FASB ASC Topic 740 Income Taxes.  Under FASB ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The Company regularly assesses the likelihood that its deferred tax assets will be realized from recoverable income taxes or recovered from future taxable income.  To the extent that the Company believes any amounts are not more likely than not to be realized through the reversal of the deferred tax liabilities and future income, the Company records a valuation allowance to reduce its deferred tax assets.  In the event the Company determines that all or part of the net deferred tax assets are not realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made. Similarly, if the Company subsequently realizes deferred tax assets that were previously determined to be unrealizable, the respective valuation allowance would be reversed, resulting in an adjustment to earnings in the period such determination is made.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” This guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606) – Deferral of the Effective Date”, a standard to provide for a one-year deferral of the effective date of ASU 2014-09.  ASU 2015-14 requires application of ASU 2014-09 for annual reporting periods beginning after December 15, 2017 and early adoption is permitted as of the original effective date (i.e. for annual reporting periods beginning after December 15, 2016).  The Company has not yet determined the effect, if any, that the adoption of this standard will have on the Company’s financial position or results of operations.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Going Concern (“ASU 2014-15”). ASU 2014-15 provides GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures.  For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued.  The standard will be effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016.  Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued.  Upon adoption the Company will use the guidance in ASU 2014-15 to assess going concern uncertainty matters.

On February 25, 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (“ASU 2016-02”).  ASU 2016-02 is intended to improve financial reporting about leasing transactions. ASU 2016-02 affects companies that lease assets such as real estate, airplanes, and manufacturing equipment. The ASU will require organizations that lease assets referred to as “Lessees” to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases.  The standard will be effective for annual periods ending after December 15, 2018, and interim periods within annual periods beginning after December 15, 2018.  Early adoption will be permitted for all companies and organizations upon issuance of the standard.  See Note 14 to the Consolidated Financial Statements for the Company’s current lease commitments. The Company is currently in the process of evaluating the impact that ASU 2016-02 will have on its financial statements.

In addition to the items referenced above, since January 1, 2016, there have been several new accounting pronouncements and updates to the Accounting Standards Codification.  Each of these updates has been reviewed by Management who does not believe their adoption has had or will have a material impact on the Company’s financial position or operating results.

Executive Compensation Agreements

We have executive compensation agreements with one original executive. We own a separate life insurance policy (Flexible Premium Multifunded Life), with a face amount of $3,000,000. We pay all scheduled monthly premiums and retain all interests in the policy. If the insured employee were to die, we would pay the employee’s designated beneficiary an annual survivor’s benefit of $300,000 per year for 10 consecutive years after the employee’s death.

Employee Benefit Plan

After the acquisition of IPSA on February 9, 2015, the Company has two 401(k) plans which cover substantially all employees.  The Company had a 401(k) plan in place prior to the acquisition of IPSA (the “Root9B Plan”) and IPSA had also had a 401(k) plan, (the “IPSA Plan”).  Plan participants in either plan can make voluntary contributions of up to 15 percent of compensation, subject to certain limitations.  Under the Root9B Plan, the Company matches a portion of employee deferrals.  Under the IPSA Plan, there are no matches of a portion of employee deferrals.  It is the Company’s intent during 2016 to combine the two plans.  Total company contributions to the plans for the years ended December 31, 2015 and 2014 were approximately $50,140 and $51,296, respectively.

Financial Condition and Liquidity

As of March 31, 2016, we had cash and cash equivalents of $3,168,341, compared to $795,682 at December 31, 2015, an increase of $2,372,659.  This increase is primarily attributable to the proceeds from the equity financing transactions during the first quarter of 2016 which totaled approximately $6,600,000, offset by the net cash used in operations and capital expenditures of approximately $4,200,000.  As of December 31, 2015, we had cash and cash equivalents of $795,682, compared to $765,099 at December 31, 2014, an increase of $30,583.  This increase is primarily attributable to the proceeds from the equity financing, stock and warrant exercise transactions during 2015 which totaled approximately $16,100,000, offset by the net cash used in operations and investing activities during 2015 of approximately $12,400,000 and $3,800,000, respectively.

Our objective from a liquidity perspective is to use operating cash flows to fund day to day operations.  In both the first quarter of 2016 and 2015, we did not achieve this objective, as cash flow from operations in the first quarter of 2016 and 2015 has been the net use of $3.9 million and $6.9 million, respectively.  In both 2015 and 2014, we did not achieve this objective, as cash flow from operations in the 2015 and 2014 was the net use of $12.4 million and $5.5 million, respectively.  Our high use of cash has been predominantly caused by declines in revenue associated with from a few existing clients, costs associated with the IPSA acquisition, costs for the ramp up of the cyber solutions employee base and capital costs associated with the build out of the operations center for the cyber solutions group.  Additionally, revenues at IPSA were below expectations during the last months of 2015 due to the unexpected delay and ultimate early termination of a project with a significant customer and revenue in the cyber solutions segment having not materialized as quickly as anticipated.  Based on the foregoing, should these trends continue, the Company may have to obtain additional financing to support future operations.  There can be no assurance that the Company will be able to obtain such financing, or if obtained, on terms favorable to the Company.

The Company continues to explore various financing alternatives to provide additional liquidity.  The funding of the first quarter of 2016 has provided relief for near term liquidity pressures.  With new IPSA and Cyber Solutions client engagements in 2016, the Company expects such incremental revenue along with expense management to improve the Company’s liquidity position, and while there can be no assurances, based upon its current working capital position, as well as these new executed contracts that will be performed in 2016, management believes that it will have sufficient working capital to fund operations into the first quarter of 2017.

Working capital was $1,630,675 and ($971,669) at March 31, 2016 and December 31, 2015, respectively, an increase of $2,602,344. This increase is driven primarily by the increase in cash from the financing transactions during the first quarter of 2016.  Working capital was $(971,669) and $(1,606,502), at December 31, 2015 and 2014, respectively, an increase of $634,833.  This increase resulted primarily from a $399,834 net decrease in liabilities associated with billings in excess of costs and estimated earnings, combined with a $234,999 net increase related to increased prepaid expenses offset by reduced notes payable.

Non-current liabilities at March 31, 2016 are $2,311,246, and primarily consist of a derivative liability related to the current valuation of outstanding common stock purchase warrants of $2,309,271.  Non-current liabilities at December 31, 2015 were $3,542,457, and primarily consisted of a derivative liability related to the current valuation of outstanding common stock purchase warrants, of $3,540,084, which is a non-cash liability.

Stockholders’ Equity was $24,804,232 at March 31, 2016 (representing 69.6% of total assets), compared to a balance at December 31, 2015 of $21,119,604.    Stockholders’ Equity was $21,119,604 at December 31, 2015, compared to a deficit balance at December 31, 2014 of $(5,480,525).  This $26,600,129 increase in Stockholders’ Equity relates to: i) a 2015 net loss of $(8,338,026), ii) $8,340,692 in common stock issuances for services, warrant and option exercises, iii) a net of $13,159,900 from financings, iv) $13,300,000 from the issuance of stock associated with the IPSA acquisition, and v) $137,563 in foreign currency exchange gains.

Cash Flows from Operating Activities

During the quarter ended March 31, 2016, net cash used in operating activities was $3,879,780 as compared to net cash used in operating activities of $6,875,572 during the quarter ended March 31, 2015, a decrease of $2,995,792.  The net cash used during the quarter ended March 31, 2016 was primarily attributable to: i) the net loss of $3,230,222, ii) the net increase in accounts receivable of approximately $3,035,000, iii) an increase in accounts payable and accrued expenses of $1,234,000, and iv) proceeds from factored receivables of $1,393,000.  During the year ended December 31, 2015, net cash used in operating activities was $12,395,663 as compared to net cash used in operating activities of $5,534,232 during the year ended December 31, 2014, an increase of $6,861,431.  The net cash used during 2015 consisted of: i) the net loss of $8,338,026, ii) increased by the non-cash charges for derivative expense $3,644,594 deferred income taxes $2,427,733 and loss on the sale of assets of $79,327, iii) $3,337,400 of non-cash expenses for depreciation and amortization, stock compensation expenses, and cash surrender value of life insurances, iv) the decrease in accounts payable and accrued expenses of $4,374,650, iv) a decrease in accounts receivable of $10,136,988, v) a decrease in factored obligations of $6,488,748, and  vi) a net decrease in billings in excess of costs on contracts in progress at December 31, 2015 of $430,897.

Cash Flows from Investing Activities

Cash used in investing activities during the quarter ended March 31, 2016 was $334,973 and was primarily due to leasehold improvements and capital expenditures for root9B, LLC and an IPSA office.  Cash used in investing activities during 2015 was $2,407,196 from net purchases of property and equipment and $1,368,825 in cash paid in the acquisition of IPSA.

Cash Flows from Financing Activities

Cash provided by financing activities of $6,602,226 for the quarter ended March 31, 2016 was due to the net proceeds from equity financing transactions of $5,331,444 and net cash received upon the exercise of stock options and warrants of $1,270,782.  Cash received from financing activities for the year ended December 31, 2015 was $2,906,365 for the exercise of stock options in 2015 and $13,159,899 in the issuance of common stock.
We may need to raise additional funds in order to fund operations in the event our plans for improved cash flow are not achieved.  Financing transactions may include the issuance of equity or debt securities, and obtaining credit facilities, or other financing mechanisms. However, if the trading price of our common stock declines, or if the Company continues to incur losses, this could make it more difficult to obtain financing through the issuance of equity or debt securities.  Furthermore, if we issue additional equity or debt securities, stockholders will likely experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional financing may restrict our ability to grow and may effect operations of the Company.

Outlook

In the latter half of 2014, the Company announced that it was de-emphasizing the energy business and repositioning itself as a cybersecurity and regulatory risk mitigation business.

The Company acquired root9B, its wholly owned cybersecurity business at the end of 2013.  In 2014, root9B began expanding the number of subject matter experts it employs and developed and enhanced its offensive and defensive cyber operations platforms and tools.  These efforts resulted in the development of: i) Orion, an Active Adversary Pursuit (HUNT) platform, ii) Orkos, which identifies compromised credentials and supports predictive remediation, iii) Cerberus, which provides host based security analytics and breach monitoring, and iv) Event Horizon, which provides non attributable network access that allows users to connect to a secure managed tunnel for web, e-mail and file transfers.  The Adversary Pursuit Center (APC), root9B’s 24/7 manned cyber security center, opened in September 2015.  The APC combines internal and external threat intelligence feeds to drive pursuit operations and perimeter defense within client networks.  In 2014, we reported approximately $4.0 million in cybersecurity revenue which was broken down between $1.5 million of training, $1.6 million of low margin hardware re-sales and $0.9 million of other revenue.  In 2015 we discontinued the re-sale of hardware and focused on the development, sale and licensing of root9B’s tools at significantly higher margins.  We continue to believe that root9B’s Orion and Hunt Platforms and other tools will provide a distinct advantage by allowing customers to focus on identifying potential threats before significant data breaches occur rather than remediation after the occurrence.  We are still in the early stages of commercialization and while we believe that our recent business development and sales efforts, enhanced by the opening of the APC in September 2015, will lead to new and expanding client opportunities, there can be no assurances that our continued efforts to commercialize our new products offerings and grow root9B’s revenues will be successful.

In February 2015, the Company acquired IPSA International, Inc., an international risk mitigation consulting firm.  IPSA is an established business with operations at a number of locations in and outside of the United States.  IPSA’s revenue has historically been generated through a small number of anti-money laundering clients who have traditionally accounted for approximately 80% of total revenue.  As these large customer engagements conclude or as new engagements begin, IPSA’s revenue can experience dramatic swings. In order to decrease this dependency, we are focusing efforts on growing IPSA’s other revenue lines, particularly investigations related to the issuance of second passports in Antigua, St Kitts and other emerging markets, which are expected to provide increased revenue stability.  When we acquired IPSA, we combined our Business Advisory Solutions unit with IPSA and that combined entity accounted for approximately 84% of our revenues for 2015 and 88% in the quarter ended March 31, 2016. We expect that IPSA International / Business Advisory Services segment will continue to produce the preponderance of our revenues in 2016, after which we expect to recognize revenue gains within our cybersecurity unit, root9B, of which there can be no assurance.   The competitive environment has sharpened significantly as more Companies have entered IPSA’s line of business, including those who use off shore labor and indirect sourcing and provide services at significantly lower rates.  The Company has, however, been able to secure new client engagements during the first quarter of 2016, and will continue to evaluate how best to respond to changing market condition.

For the past several quarters, the Company has been experiencing negative cash flow and has used periodic financings to invest in growing root9B operations and maintain its operations. With new IPSA and Cyber Solutions client engagements in 2016, the Company expects such incremental revenue along with expense management to improve the Company’s liquidity position, and while there can be no assurances, based upon its current cash position as well as these new executed contracts that will be performed in 2016, management believes that it will have sufficient cash to fund operations into the first quarter of 2017.  The Company continues to pursue available options for obtaining additional financing.  No assurances can be given that, if needed, the Company will be successful in obtaining the necessary financing.

Contractual Obligations

As of December 31, 2015, our contractual obligations consisted of the following lease and other contractual obligations:

2016	$1,270,509
2017	$1,117,855
2018	$734,166
2019	$420,568
2020	$342,891
2021	$55,600

The leases cover office premises.  Non-cancellable contracts with talent acquisition search engines account for $6,858 of the obligations. The above schedule of contractual obligations does not include dividends on preferred stock as they have not been declared, and the Company has the option of paying the dividends in cash or common stock of the Company at its discretion.  The Company has several employment contracts in place with key management which are in the normal course and have not been included in the above table.

Off-Balance-Sheet Arrangements

As of March 31, 2016, and during the three months then ended, there were no other transactions, agreements or other contractual arrangements to which an unconsolidated entity was a party under which we (1) had any direct or contingent obligation under a guarantee contract, derivative instrument, or variable interest in the unconsolidated entity, or (2) had a retained or contingent interest in assets transferred to the unconsolidated entity.

On December 8, 2015, the Company issued 2,025,000 stock options to employees.  In March 2016, the Company issued 60,000 stock options to employees.  The vesting of these options is contingent on shareholder approval of an increase in the amount of authorized shares of common stock at the annual meeting or a special meeting.  In the event that the shareholders do not approve the increase in authorized shares, the options will be cancelled.  The Company has determined that due to the contingent vesting of these options, the grant date has not occurred as of December 31, 2015 or March 31, 2016 and as a result, they are not included in the Company’s outstanding stock options as of December 31, 2015 or March 31, 2016.

BUSINESS
OVERVIEW

We are a provider of cybersecurity, regulatory risk mitigation, and energy and controls solutions.  We help clients in diverse industries to provide full scale cyber operations and solutions, mitigate risk, comply with complex regulations, improve performance and productivity, and leverage and integrate technology.  We work with our customers to assess, design, and provide customized solutions and advisory services that are tailored to address each client’s particular requirements and needs. Our clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a broad range of industries including local, state, and federal agencies.

We (sometimes referred to as the “Company”) were incorporated on January 5, 2000 as Continuum Group C Inc. under the laws of the State of Nevada, and did not conduct business as such.  On November 5, 2004, we consummated a share exchange agreement dated as of October 12, 2004, among us, Premier Alliance Group, Inc., a North Carolina corporation (‘‘North Carolina Premier’’), and the shareholders of North Carolina Premier. As a result, North Carolina Premier merged into us and our name was changed to Premier Alliance Group, Inc. North Carolina Premier had commenced operations in 1995 and was founded by a group of experienced consultants that specialized in technology and financial services.  In November 2004, and as a result of the merger of North Carolina Premier into the Company, it became part of a publicly traded company.  In 2011, we re-domiciled under the laws of the state of Delaware. We have grown significantly both organically and through strategic acquisitions of complementary businesses.  Significant acquisitions we have completed include root9B, LLC in November 2013 and IPSA International, Inc. in February 2015.

In September 2014, the Company announced a shift in strategy to accelerate the differentiated capabilities of its wholly-owned cybersecurity subsidiary root9B, and to focus primarily on cybersecurity and regulatory risk mitigation.  In connection with this strategic shift, the Company changed its name and OTCQB ticker symbol as part of a rebranding effort, to root9B Technologies, Inc. and RTNB.

Our team is made up of individuals that have deep experience and training as cyber security experts, analysts, technology and engineer specialists, business and project consultants.  We have hired our experienced professionals from a wide variety of organizations and key industries, which include financial services, utilities, life science, technology, government and healthcare.

OUR SERVICES

We are a provider of cyber security, business advisory services principally in regulatory risk mitigation, and energy solutions.  Our services and solutions target mitigating risk, assisting with compliance, and maximizing profits by addressing these core areas for businesses, primarily cyber security, regulatory compliance, risk mitigation and energy and controls related initiatives.

During the first quarter of 2016 and during 2015 we provided our services through three operating segments: Cyber Solutions, IPSA/Business Advisory Solutions and Energy and Controls Solutions.  For the quarter ended March 31, 2016, 9.5% of our revenue was generated from Cyber Solutions, 87.6% from IPSA/Business Advisory Solutions and 2.9% from Energy and Controls Solutions.  For the year ended December 31, 2015, 10% of our revenue was generated from Cyber Solutions, 84% from IPSA/Business Advisory Solutions and 6% from Energy and Controls Solutions.

Cyber Solutions

We are a provider of cyber security and advanced technology training capabilities, operational support and consulting services.  From our offices in Colorado Springs, Colorado, Honolulu, Hawaii, New York, NY, and San Antonio, Texas, we provide services to the US Government and commercial organizations in the United States and overseas.  Our services range from cyber operations assessments, analysis and testing, to cyber training, forensics, exploitation, and strategic defense planning. Our cybersecurity personnel are recognized providers of cyber services across the defense, civil, intelligence and commercial communities.  Our capabilities include but are not limited to:

• Vulnerability Assessment & Penetration Testing	• Network Defense Operations
• Computer Forensics	• Malware Analysis & Reverse Engineering
• Forensic Data Analysis	• Mobile Forensics
• Tool Development	• Mobile Cyber Protection
• SCADA Security Operations	• Wireless Technology Support
• Compliance Testing	• Data Breach Prevention & Remediation
• Cyber Policy Assessment & Design	• Curriculum Development

IPSA/Business Advisory Solutions

IPSA specializes in Anti-Money Laundering (AML) operational, investigative and remedial services, AML risk advisory and consulting services, conducting high-end investigations with expertise in services ranging from complex financial crime and intellectual property issues to conducting anti-bribery investigations or due diligence on a potential partner or customer.  Our Business Advisory Solutions team focuses on delivering solutions in both regulatory compliance and risk mitigation.  The group works to assist our customers with compliance by applying our expertise in various regulations and deploying processes and automation.  Similarly, we have deep expertise in risk assessment and work with our customers to develop solutions and structures to evaluate and mitigate risk.  A typical customer is an organization that has complex business processes, large amounts of data to manage, and faces change driven by regulatory or market environments, or strategic, growth and profitability initiatives.  Key areas of focus continue to be large, mandated regulatory efforts including complying with the Sarbanes-Oxley Act of 2002 (SOX), BASEL ACCORDS (for financial institutions), the Dodd-Frank Wall Street Reform and Consumer Protection Act and cybersecurity initiatives, where the team partners with the Cyber Solutions group.

Energy and Controls Solutions

The Energy and Controls Solutions group works with our customers to assess, design and install processes and automation to address energy regulation, strategy, cost, and usage initiatives.    Examples of solutions and areas of expertise include automated control systems and energy management systems. These systems apply technology to respond to events, scenarios or data patterns automatically adjusting for more efficient processes. Our customers include companies in the commercial sector, not for profit entities and local municipalities.

OUR ACQUISITION STRATEGY

We are focused on balanced growth with a priority on driving growth in revenue and profitability in our existing businesses along with the acquisition of complementary businesses.  In 2013, we made the acquisition of root9B, LLC which expanded our scope of solutions offerings into the cybersecurity business.  We viewed this acquisition as a way to strategically broaden our business capability while also being complementary to our existing businesses, which set up an opportunity for cross-selling and providing our customers key solutions.  In February 2015, we acquired IPSA International, which is discussed further below.  In 2014, we operated three business segments, 1) Cyber Security Solutions 2) Business Advisory Solutions and 3) Energy Solutions.  After our acquisitions of root9B and IPSA, we believe we are positioned in the highest areas of concern and activity for our target customers and will allow for future growth.  These segments and our solutions are complementary and give us the opportunity to cross sell across the business lines and provide our customers with core solutions and greater value.  We will continue to assess complementary acquisition opportunities.

On February 6, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with IPSA International, Inc. (“IPSA”). On February 9, 2015, the Company and IPSA consummated and closed the Merger.  Pursuant to the terms of the Merger Agreement, upon the closing of the Merger, the Corporation issued ten million shares of the Corporation’s common stock to the stockholders of IPSA (the “Stock Consideration”), as well as paid $2,500,000 to such stockholders. Twenty five percent of the Stock Consideration (the “Indemnity Shares”) are subject to a pledge agreement executed by and between the Company and the stockholders of IPSA, whereby such Indemnity Shares shall secure the obligations of IPSA to indemnify the Company pursuant to the terms of the Merger Agreement.  In conjunction with the closing of the Merger, the Corporation entered into a registration rights agreement with the stockholders of IPSA whereby the Corporation agreed to provide piggyback registration rights to the holders of the Stock Consideration.  The Company entered into an employment agreement with Dan Wachtler, the CEO of IPSA.

IPSA specializes in Anti-Money Laundering (AML) operational, investigative and remedial services, AML risk advisory and consulting services, conducting high-end investigations with expertise in services ranging from complex financial crime and intellectual property issues to conducting anti-bribery investigations or due diligence on a potential partner or customer. Additionally IPSA provides investigative services related to passport issuances by foreign countries.  IPSA has offices in the U.S., Canada, U.K., U.A.E. and Hong Kong, vetted resources in over 75 countries worldwide and a talent base that is focused on assisting clients in making better-informed decisions to protect their investments and assets.

FINANCINGS

During 2015 the Company closed on five financing transactions.  Subsequent to December 31, 2015 the Company closed three financing transactions.  The eight transactions are as follows:

(1)
On February 9, 2015, the Company entered into a securities purchase agreement with an accredited investor, an investment advisory client of Wellington Management Company LLP, pursuant to which the Company issued 5,586,450 shares of common stock at a purchase price of $1.10 per share. In addition, the Company issued warrants to purchase up to 5,135,018 shares of the Company’s common stock in the aggregate, at an exercise price of $0.80 per share (the “Warrants”). The Warrants have a term of three years and may be exercised at any time from or after the date of issuance, may be exercised on a cashless basis and contain customary, structural anti-dilution protection (i.e., stock splits, dividends, etc). Upon closing of this equity financing, the Company received proceeds of $6,145,095.

(2)
On February 17, 2015, the Company entered into a securities purchase agreement with the same accredited investor, pursuant to which the Company issued 1,162,321 shares of common stock at a purchase price of $1.10 per share. In addition, the Company issued warrants to purchase up to 1,068,390 shares of the Corporation’s common stock in the aggregate, at an exercise price of $0.80 per share (the “Warrants”). The Warrants have a term of three years and may be exercised at any time from or after the date of issuance, may be exercised on a cashless basis and contain customary, structural anti-dilution protection (i.e., stock splits, dividends, etc).  Upon closing of this equity financing, the Company received proceeds of $1,278,553.

(3)
On March 12, 2015, the Company entered into securities purchase agreements with a group of accredited investors, pursuant to which the Company issued 3,686,818 shares of common stock at a purchase price of $1.10 per share. In addition, the Company issued warrants to purchase up to 1,843,413 shares of the Corporation’s common stock in the aggregate, at an exercise price of $1.50 per share (the “Warrants”). The Warrants have a term of three years and may be exercised at any time from or after the date of issuance and contain customary, structural anti-dilution protection (i.e., stock splits, dividends, etc).  Upon closing of this equity financing, the Company received proceeds of $4,055,498.

The Company incurred fees of $184,697 in connection with these three financing transactions and this amount is not reflected in the proceeds above.

(4)
On November 5, 2015, the Company entered into securities purchase agreements with a group of accredited investors, pursuant to which the Company issued 768,864 shares of common stock at a purchase price of $1.10 per share. In addition, the Company agreed to issue warrants to purchase up to 192,216 shares of the Corporation’s common stock in the aggregate, at an exercise price of $1.50 per share. The warrants have a term of five years and may be exercised at any time from or after the date of issuance and contain customary, structural anti-dilution protection (i.e., stock splits, dividends, etc).  The warrants qualified for equity accounting.  Upon closing of this equity financing, the Company received proceeds of $845,750.

(5)
On December 23, 2015, the Company entered into securities purchase agreements with a group of accredited investors, pursuant to which the Company issued 927,000 shares of common stock at a purchase price of $1.10 per share. In addition, the Company agreed to issue warrants to purchase up to 231,750 shares of the Corporation’s common stock in the aggregate, at an exercise price of $1.50 per share. The warrants have a term of five years and may be exercised at any time from or after the date of issuance and contain customary, structural anti-dilution protection (i.e., stock splits, dividends, etc).  The warrants qualified for equity accounting.  Upon closing of this equity financing, the Company received proceeds of $1,019,700.

Legal fees incurred in connection with these financings were deemed immaterial and expensed in the ordinary course of business.

(6)
On January 26, 2016, the Company entered into securities purchase agreements with a group of accredited investors, pursuant to which the Company issued 227,273 shares of common stock at a purchase price of $1.10 per share. In addition, the Company agreed to issue warrants to purchase up to 56,818 shares of the Corporation’s common stock in the aggregate, at an exercise price of $1.50 per share (the “Warrants”). The Warrants have a term of five years and may be exercised at any time from or after the date of issuance and contain customary, structural anti-dilution protection (i.e., stock splits, dividends, etc). Upon closing of this equity financing, the Company received proceeds of $250,000.

Legal fees incurred in connection with this financing were deemed immaterial and expensed in the ordinary course of business.

(7)
On February 24, 2016, the Company received proceeds of $1,256,782 in connection with the Company's offer to amend and exercise warrants. In connection with the offering, warrant holders elected to exercise a total of 1,142,529 of their $1.125 warrants at a reduced exercise price of $1.10 per share. The Company issued new warrants to the participants to purchase 285,654 shares of common stock with a term of five (5) years and have an exercise price per share equal to $1.50.

Aside from legal fees, the Company incurred fees of $75,407 in connection with this transaction and this amount is not reflected in the proceeds above.

(8)
On March 10, 2016, the Company entered into securities purchase agreements with accredited investors, advisory clients of Wellington Management Company, LLP and the Dan Wachtler Family Trust pursuant to which the Company issued 5,076,863 shares of common stock at the purchase price of $1.10 per share. In addition, the Company issued warrants to purchase up to 5,076,863 shares of the Company’s common stock in the aggregate, at an exercise price of $1.10 per share. The warrants have a term of five years and may be exercised on a cashless basis. In addition to customary, structural anti-dilution protection (i.e., stock splits, dividends, etc), should the Company, during the term of the warrants, issue common shares at a per share consideration that is less than the exercise price, the exercise price of each warrant shall be reduced concurrently with such issue, to the consideration per share received by the Company for such issue of additional stock. Upon closing of this equity financing, the company received proceeds of $5,584,549.

On March 3, 2016 the Company agreed to amend the 480,784 $1.50 warrants from the November 5, 2015, December 23, 2015 and January 26, 2016 financings and to issue these amended warrants to equal 100% warrant coverage equal to 1,923,137 five year warrants at $1.10 per share.

Aside from legal fees, the Company incurred $334,875 in fees, plus the issuance of 202,955 $1.10 five year warrants in connection with this financing transaction and this amount is not reflected in the proceeds above.

OUR STRATEGY

Our business focus is to work with the top levels of corporations to address major initiatives that fall under governance, risk and compliance (GRC) areas.  Within GRC, the key emphasis today is around risk related to cybersecurity.  With our cyber group, root9B, we take a new approach to combatting cyber activity, using a full solution encompassing active adversary pursuit (HUNT), cybersecurity and intelligence training, operational support, and associated technology and tools.  In 2015, we are building a HUNT operations center where we will be able to conduct and provide remote HUNT services to our customers, which, we believe, offers a competitive advantage.  We believe a full spectrum solution is needed to mitigate risk associated with cyber threats.  Our Business Advisory capabilities focus on aspects related to the ongoing emerging regulatory environment that corporations must address (AML, SOX, FCP, etc.). We utilize talent with specific expertise that allow us to effectively assist corporations to assess compliance, design programs, remediate problems, and provide ongoing operational support.

Our customers include Fortune 500 companies (including Cisco, Duke Power, Bank of America, and PNC Bank). With the acquisition of root9B, we are also providing services to the mid-market arena and governmental entities.  The acquisition of IPSA has added a number of large financial institutions to our customer base.

OUR COMPETITION

The market for professional services and solutions is highly competitive. It is also highly fragmented, with many providers and no single competitor maintaining clear market leadership. Our competition varies by segment, type of service provided, and the customer to whom services are provided.  Our competitors in cyber security include Fireeye, IBM, Palo Alto Networks, Cisco and Symantec; and in the risk regulatory arena include Deloitte, Price Waterhouse Coopers, Ernst & Young and Accenture.  Many of our competitors are larger and better financed than we are and have substantial marketplace reputations.

CONTRACTS

When servicing customers, we typically sign master contracts for a one to three year period. The contracts typically set rules of engagement and can include pricing guidelines. The contracts manage the relationship and are not indicators of guaranteed work. Individual contracts, Purchase Orders, or Statements of Work, are put in place (under the master agreement) for each engineer, consultant or team assigned to the client site and cover logistics of length of contract, billing information and deliverables for the particular assignment. In most cases, contracts can be terminated by either party by providing ten to thirty days’ advance notice.

To date, we have received a significant portion of revenues from large sales to a small number of customers. During 2015 and 2014, our five largest customers, together comprised approximately 50% and 34% of our total revenues, respectively. Our operating results may be harmed if we are not able to complete one or more substantial sales to any large customers or are unable to collect accounts receivable from any of the large customers in any future period.

EMPLOYEES

As of May 25, 2016, we employed a total of 243 persons on a full time basis.  We believe our employee relations are good.

PROPERTY

We lease commercial office space for all of our offices. Our headquarters are in New York, NY and our primary operations offices are located in Charlotte, North Carolina, Colorado Springs, Colorado, San Antonio, Texas and Phoenix, Arizona.  Currently we lease approximately 55,000 square feet of space at all of our 19 locations, under leases that will expire between June 2016 and March 2023.

Most of these facilities serve as sales and support offices or training facilities and vary in size, depending on the number of people employed at that office. The lease terms vary from periods of less than a year to five years and generally have flexible renewal options. We believe that our existing facilities are adequate to meet our current needs.

LEGAL PROCEEDINGS

Platte River Insurance Company (“Platte River”) instituted an action on April 8, 2015 in the United States District Court for the District of Massachusetts in which Platte River claims that the Company signed as a co-indemnitor in support of surety bonds issued by Platte River on behalf of Prime Solutions for the benefit of Honeywell pursuant to Prime Solutions, Inc.’s (“Prime”) solar project located in Worcester Massachusetts (the “Prime Contract”).  The Company filed its answer to the complaint, denying the allegations of Platte River.  On February 1, 2016 the Company received a demand letter from Platte River for immediate payment of an $868,617 claim under the terms of the co-indemnity agreement.  The Company continued to deny the allegations and did not agree to the demand.  The Company’s maximum liability exposure under the bond was $1,412,544, if Prime failed to meet its contracted obligations.  In October 2014, the Company determined it probable that Prime did fail to meet its contracted obligations under the Prime Contract, and therefore, the potential existed that the Company may have to meet outstanding Prime Contract obligations. The Company has evaluated the status of the project, amounts paid to date on the contract and assessed the remaining work to be performed.  On April 11, 2016, the Company settled this litigation with an agreement to pay $650,000, an amount that was initially accrued as a Selling, General and Administrative expense on the Consolidated Statement of Operations during 2014 and was still accrued for as of March 31, 2016.  Per the settlement agreement the Company paid $325,000 on April 19, 2016, with the remaining $325,000 to be paid no later than July 15, 2016.

The Company and two senior executives of the Company are named as defendants in a class action proceeding filed on June 23, 2015, in the U.S. District Court for the Central District of California.  On September 24, 2015, the U.S. District Court for the Central District of California granted a motion to transfer the lawsuit to the United States District Court for the District of Colorado.  On October 14, 2015, the Court appointed David Hampton as Lead Plaintiff and approved Hampton’s selection of the law firm Levi & Korsinsky LLP as Lead Counsel.  Plaintiff filed an Amended Complaint on January 4, 2016.  The Amended Complaint alleges violations of the federal securities laws on behalf of a class of persons who purchased shares of the Company’s common stock between October 17, 2014 and June 15, 2015.  In general, the Amended Complaint alleges that false or misleading statements were made or that there was a failure to make appropriate disclosures concerning the Company’s cyber security business and products.  On February 18, 2016, the Company filed a motion to dismiss Plaintiff’s Amended Complaint.  Plaintiff filed an opposition to the motion to dismiss and the Company replied on May 4, 2016. While we or our insurance carrier cannot predict the outcome of this lawsuit, the Company believes that the claims lack merit and with our insurance carrier intends to defend against the lawsuit vigorously.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, and position of each of our directors and executive officers (1) as of May 25, 2016:

Name	Age	Position	Director Since
Joseph Grano, Jr.	68	Chairman, Chief Executive Officer, Director	2012
Michael J. Effinger (2)	58	Chief Financial Officer
Brian King	63	Chief Operating Officer
Daniel Wachtler	45	CEO IPSA subsidiary, Director	2015
Eric Hipkins	48	CEO root9B subsidiary
Isaac Blech	66	Director	2011
Kevin Carnahan	58	Director	2011
Gregory C. Morris	55	Director	2008
Anthony Sartor	73	Director	2014
Seymour Siegel	73	Director	2012
Cary W. Sucoff	64	Director	2011

(1)           The 2016 annual meeting of our stockholders (the “Annual Meeting”) occurred on May 24, 2016.  Immediately prior to the Annual Meeting, our Board of Directors (the “Board”) consisted of twelve directors.  Following consideration and evaluation of the Board size, the Board determined that it was in the best interest of the Company to reduce the size of the Board and reduce the compensation payable to our non-employee directors.  As such, it had been mutually agreed upon that Messrs. Wesley Clark, John Catsimatidis, Patrick Kolenik, and Harvey Pitt would not stand for election at the Annual Meeting and, following the Annual Meeting, the size of the Board was reduced to eight directors. Under the new compensation policy, each non-employee director will receive an annual stock option grant to purchase 25,000 shares vesting immediately, as opposed to the previous policy of an annual stock option grant to purchase 75,000 shares.

(2)           Mr. Effinger was appointed Chief Financial Officer effective January 4, 2016.

Stated below is the principal occupation of each executive officer and director and the occupational history of each such person for at least the past five years.

Joseph J. Grano, Jr., Chairman and Chief Executive Officer.  Mr. Grano is the CEO of the Company and a director and Chairman of the Board of Directors of the Company.  Mr. Grano was appointed the Company’s CEO on May 20, 2014. Mr. Grano has been Chairman and Chief Executive Officer of Centurion Holdings since 2004, and was previously the Chairman and Chief Executive Officer of UBS Financial Services (formerly UBS PaineWebber). Mr. Grano is a former Chairman of the NASD Board of Governors; member of the NASD’s Executive Committee; and was appointed in 2002 by President George W. Bush to serve as Chairman of the Homeland Security Advisory Council. He began his Wall Street career with Merrill Lynch after serving in Vietnam as a member of the U. S. Special Forces (Green Berets). Mr. Grano holds Honorary Doctor of Law degrees from Pepperdine University and Babson College as well as Honorary Doctor of Humane Letters degrees from Queens College, City University of New York, and Central Connecticut State University. In addition he holds an Honorary Doctor of Business Administration degree from the University of New Haven. Mr. Grano is on the board of directors for Medgenics Inc. where he is chair of the nominating and governance committee and a member of the compensation committee.

Michael J. Effinger, Chief Financial Officer.  Prior to his appointment as Chief Financial Officer of the Company, Mr. Effinger worked at WebPT, Inc., where he served as Chief Financial Officer since October 2014. From February 2011 until October 2014, Mr. Effinger served as the Vice President of Finance at 41st Parameter, a part of Experian.  From March 2008 until February 2011, Mr. Effinger served as the Chief Financial Officer of Infusionsoft.  Mr. Effinger holds a BBA in Accounting from The University of Wisconsin-Eau Claire and an MBA from Marquette University.

Brian King, Chief Operating Officer. Mr. King has over thirty years of entrepreneurial and management experience in small and mid-cap public and private enterprises. From 2009 through 2012, Mr. King served as the Chief Executive Officer and Director of Ecological LLC, which was acquired by the Company in 2012. From 2004 to 2007, he served as Chief Executive Officer of United Energy Corp., which develops and markets specialty chemicals. From 1996 to 2003, he held key senior executive positions at Concord Camera Corp. in product development, manufacturing, marketing, investor relations, business development and corporate governance including Chief Operating Officer. Mr. King is currently a Director of CMS Technology, which is an affiliate of Centurion Holding. Mr. King is also a Director of Stepping Stone Schools, a 501(c)(3). Mr. King has taught marketing, management and economic courses at Mercy College, Southern College, St. Francis College, Elizabeth Seton College and Westchester Community College. Mr. King graduated summa cum laude from the University of Maryland with a B.S. in Psychology and magna cum laude from Long Island University with a Masters in Business Administration.

Dan Wachtler, CEO IPSA subsidiary, Director.  Mr. Wachtler, a director of the Company, is the CEO of IPSA, a subsidiary of the Company. He is a 20-year industry veteran that has served in both sales and operational management roles at IPSA and its former parent company. Mr. Wachtler was named President and CEO in April 2005 and subsequently led and facilitated two capital restructuring initiatives within IPSA, including the management buy-out in 2005. Mr. Wachtler’s vision transitioned IPSA from being an armed protection and investigations service provider to an international investigative and risk advisory firm. His strategic aptitude has also successfully led to IPSA’s global expansion, adding offices in London, Dubai and Hong Kong in recent years. Mr. Wachtler serves on the board of the BritishAmerican British organization. Mr. Wachtler received a B.A. from the University of Arizona.

Eric Hipkins, CEO root9B subsidiary.  Mr. Hipkins has over 25 years of experience as an accomplished cyber and intelligence professional.  His experience includes numerous assignments across the Intelligence Community including senior positions within the National Security Agency, Special Programs and the Special Operations Community.  Mr. Hipkins is a global war on terrorism veteran as well as serving in numerous advanced roles within the Research & Engineering, Cryptology, Intelligence-Signals Analysis and Information Operations branches of the NSA.  He is recognized across the Forensic and Computer Network Operations community as a subject matter expert.  Mr. Hipkins has a Masters of Arts in Computer Resources Information Management in addition to many nationally recognized technology certifications.

Isaac Blech, Director.  Mr. Blech, Vice Chairman of the Company, has over the past three decades established some of the leading biotechnology companies in the world. These include Celgene Corporation, ICOS Corporation, Nova Pharmaceutical Corporation, Pathogenesis Corporation, and Genetics Systems Corporation. Collectively, these companies have produced major advances in a broad array of diseases including the diagnosis and treatment of cancer, chlamydia, sexual dysfunction, cystic fibrosis, and AIDS. Celgene Corporation is one of the world’s leading cancer and hematology companies and has a current value in excess of $95 billion. ICOS Corporation discovered the drug Cialis, and was acquired by Eli Lilly and Company for over $2 billion. Nova Pharmaceutical Corporation developed a new treatment for brain cancer, and after merging with Scios Corporation, was purchased for $2 billion by Johnson and Johnson. Pathogeneses Corporation created TOBI for cystic fibrosis, the first inhaled antibiotic approved by the Food and Drug Administration, and was acquired by Chiron Corp for $660 million. Genetics Systems Corporation developed the first inexpensive and accurate test to diagnosis chlamydia, allowing tens of thousands of babies to be born to women who otherwise would have become sterile from pelvic inflammatory disease. Genetics Systems was acquired for approximately 3% of Bristol Myers’s stock. Mr. Blech is currently a major stockholder and board member of Cerecor, Inc., Edge Therapeutics and Centrexion Corporation, all private companies. Mr. Blech is on the board of directors for ContraFect Corporation, SpendSmart Networks, Medgenics Inc., RestorGenex Corporation and root9B Technologies, all public companies. Mr. Blech serves as the chair of the nominating committee for root9B Technologies, ContraFect, and RestorGenex, is on the compensation committee for ContraFect, Medgenics, SpendSmart and RestorGenex, and is on the nominating committee for Medgenics, as well as a member of the audit committee for RestorGenex.

Kevin Carnahan, Director.  Mr. Carnahan, a director of the Company, is a past senior managing partner at Accenture LLP where he led the systems integration business up until 2009. During his time at Accenture LLP, Mr. Carnahan also led Client Service Delivery and Quality for Financial Services, including Management Consulting, Technology (Systems Integration and IT Outsourcing) and BPO. Prior to that, he led several financial services teams in Europe. Mr. Carnahan serves on the compensation committee for root9B Technologies as well as serves as a director on three non-profit organizations.

Gregory C. Morris, Director. Mr. Morris, a director of the Company, has worked in positions involving finance, investments, benefits, risk management and human resources for more than 30 years. Since 2013 he has been the Vice President of Administration at Swisher Hygiene (a NASDAQ and Toronto Stock Exchange, company). From 2011 to 2012 he was Vice President of Sales Human Resources for Snyder’s-Lance, Inc. (a NASDAQ listed company with revenues over $1.7 billion). Prior to this he held the positions of Vice President-Human Resource Operations and Senior Director-Benefits and Risk Management for Lance, Inc. for 15 years prior to a merger with Snyders. At Lance, Mr. Morris served as the Chairman of the Risk Management Committee, chaired the Business Continuity Plan Steering Committee, and was a member of the Corporate Mergers & Acquisitions team. Prior to Lance, he held various positions with Belk Stores, Collins & Aikman and Laporte plc. Mr. Morris also serves as a board member for the Second Harvest Food Bank of Metrolina and currently serves on the audit committee for root9B Technologies and is the chair of the compensation committee.

Anthony Sartor, Director.  Dr. Sartor, a director of the Company, has since 2009 served as Chairman and CEO of Paulus, Sokolowski, and Sartor (PS&S), a consulting engineering firm based in New Jersey serving New York, New Jersey, Pennsylvania and Puerto Rico. Prior to PS&S, Dr. Sartor served as Senior VP of National Grid (formerly KeySpan) and from 2003 until 2009 was President of a subsidiary, National Grid Energy Services. Dr. Sartor served as Commissioner over the Port Authority of New York and New Jersey from 1999 to 2014 where he served as Chairman of the WTC Site Redevelopment Committee and of the Committee for Capital Programs. In addition to chairing these committees he also served on the Security, Governance and Ethics, and Labor committees. Dr. Sartor also was appointed by the Governor of New Jersey as Commissioner, from 1992 - 1999, over the New Jersey Sports and Exposition Authority. Dr. Sartor has a Bachelor of Chemical Engineering from Manhattan College as well as a Masters in Engineering and a Doctorate in Philosophy, both from the University of Michigan. Mr. Sartor also serves on the boards of John Cabot University - Rome and Turtle and Hughes, a privately owned company.

Seymour Siegel, Director. Mr. Siegel, a director of the Company, is a Certified Public Accountant, currently inactive, and is a trusted advisor to management and boards. He was, until July 1, 2014, a principal emeritus at Rothstein Kass (now KPMG), an international firm of accountants and consultants. Mr. Siegel was a founder of Siegel Rich & Co., CPA’s, which eventually merged with what is now known as WeiserMazars LLP. He was a senior partner there until selling his interest and co-founding a business advisory firm which later became a part of Rothstein Kass. He received his Bachelor of Business Administration from the Baruch School of The City College of New York. He has been a director and officer of numerous business, philanthropic and civic organizations. As a professional director, he has served on the boards of about a dozen public companies over the last 25 years. He is currently a director and chairman of the audit committees of Air Industries Group, Inc. and root9B Technologies, Inc. He formerly held similar positions at Hauppauge Digital, Inc., Oak Hall Capital Fund, Prime Motor Inns Limited Partnership, Noise Cancellation Technologies, Inc., and Emerging Vision, Inc., among others.

Cary W. Sucoff, Director. M Cary W. Sucoff, Director. Mr. Sucoff, a director of the Company, has over 30 years of securities industry experience encompassing supervisory, banking and sales responsibilities. Since January 2012, Mr. Sucoff has owned and operated Equity Source Partners, LLC, an advisory and consulting firm. From February 2006 until December 2011, Mr. Sucoff owned and operated Equity Source Partners, LLC, a FINRA member firm, which operated as a boutique investment bank. Mr. Sucoff currently serves on the following Boards of Directors: ContraFect Corporation, SpendSmart Networks, Inc., Legacy Education Alliance, Inc. and root9B Technologies. In addition, Mr. Sucoff serves as a consultant to Multi Media Platforms, Inc. and Sure Genomics, Inc.  Mr. Sucoff is the President of New England Law/Boston, has been a member of the Board of Trustees for over 25 years and is the current Chairman of the Endowment Committee. Mr. Sucoff received a B.A. from SUNY Binghamton (1974) and a J.D. from New England School of Law (1977) where he was the Managing Editor of the Law Review and graduated Magna Cum Laude. Mr. Sucoff has been a member of the Bar of the State of New York since 1978. Mr. Sucoff serves on the compensation committee for root9B Technologies, the audit and compensation committee for SpendSmart, the audit committee for ContraFect and the audit and nominating/governance committee for Legacy.

There are no family relationships among members of our management or our Board of Directors.

Executive Team Changes

On February 9, 2015, in connection with the closing of the Company’s merger with IPSA International, Inc., the Company appointed Dan Wachtler as the Chief Executive Officer of IPSA International Services, Inc., a subsidiary of the Company.

On January 4, 2016, the Company appointed Michael J. Effinger to serve as Chief Financial Officer of the Company. Kenneth T. Smith, the Company’s former Chief Financial Officer, had resigned from his position on November 11, 2015. Mr. Smith agreed to serve the Company as a consultant through February 26, 2016 to provide transition support to Mr. Effinger.

Employment Agreements

The Company has entered into the following employment agreements with its executive officers:

On November 22, 2013, the Company’s subsidiary, root9B LLC, entered into a two year employment agreement with Eric Hipkins. The employment agreement provides for a $200,000 annual base salary. Additional options and stock awards may be issued upon certain milestones and as determined by the Board.

On May 20, 2014, the Company entered into an employment agreement with Joseph J. Grano, Jr., our Chief Executive Officer, which provides for a term of three years. Pursuant to the terms of the employment agreement, the Company has agreed to pay Mr. Grano a base salary of $500,000 annually. Mr. Grano shall also be eligible for a minimum guaranteed annual bonus of $500,000 and was issued an option to purchase an aggregate of 2,000,000 shares of the Company’s Common Stock, which will vest one third immediately, one-third after one year and one-third after two years. Mr. Grano’s annual bonus was voluntarily waived for the fiscal year ended December 31, 2015.

On February 9, 2015, the Company’s subsidiary, IPSA International Services Inc., entered into an employment agreement with Dan Wachtler for a term of three years. The employment agreement provides for a base salary of $450,000 annually. Mr. Wachtler shall also be eligible for annual bonus up to 67% his base salary and grants of equity as determined by the Board at their discretion. In addition, Mr. Wachtler was not awarded a discretionary bonus in 2015.

On January 4, 2016, the Company entered into an employment agreement with Michael Effinger to serve as the Company’s Chief Financial Officer. The Company has agreed to pay Mr. Effinger an annual base salary of $210,000 and he will be eligible to participate in the Company’s discretionary bonus program. Mr. Effinger received options to purchase up to 300,000 shares of common stock, vesting as follows: (i) one-third on the date of the grant, (ii) one-third on the one-year anniversary of Mr. Effinger’s employment by the Company, and (iii) one-third on the two-year anniversary of Mr. Effinger’s employment by the Company. The options have an exercise price of $1.34 per share equal to the closing price of the Company’s Common Stock on the date of the grant.
The above summary of the employment agreements is qualified in its entirety by reference to the agreements which are filed as exhibits to our reports.

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls, and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. The Audit Committee’s job is one of oversight. Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing our financial statements. It is the Audit Committee’s responsibility to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements.

The Audit Committee is now comprised of Messrs. Siegel (chair), Carnahan, and Morris.  All members are independent under the NASDAQ Stock Market Rules. The Board has determined that Mr. Siegel meets the SEC’s qualifications to be an “audit committee financial expert,” including meeting the relevant definition of an “independent director.” Under the rules promulgated by the SEC, the designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such person as a member of the Audit Committee and Board in the absence of such designation or identification. The Board has determined that all members of the Audit Committee are financially literate and experienced in business matters and are capable of (1) understanding generally accepted accounting principles (“GAAP”) and financial statements, (2) assessing the general application of GAAP principles in connection with our accounting for estimates, accruals and reserves, (3) analyzing and evaluating our financial statements, (4) understanding our internal controls and procedures for financial reporting, and (5) understanding audit committee functions.

The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available on our website, www.root9btechnologies.com, under the “Investor Relations - Corporate Governance” tab.

Compensation Committee

The Compensation Committee has authority for reviewing and determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers, and administering our stock option plans, including reviewing, amending, and granting stock options to our executive officers and key employees.

The Compensation Committee is now comprised of Messrs. Blech, Morris, and Sartor. Mr. Morris is the acting chair of the Compensation Committee. Except for Mr. Blech, the members of the Compensation Committee are independent.

The Compensation Committee operates under a formal charter that governs its duties and standards of performance. A copy of the charter is available on our website, www.root9btechnologies.com, under the “Investor Relations - Corporate Governance” tab.

Nominating and Corporate Governance Committee

The Nominating Committee establishes procedures for the nomination process, makes recommendations to the Board regarding the size and composition of the Board, and nominates officers for election by the Board. Mr. Blech is the acting Chair of the Nominating Committee. The Nominating Committee is now comprised of Messrs. Blech, Wachtler, and Sucoff.

The Nominating Committee is responsible for reviewing with the Board, from time to time, the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board. This assessment includes understanding of and experience in business, consulting and solution companies and finance experience. The Nominating Committee reviews these factors, and others considered useful by the Nominating Committee, in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members.

Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or executive officers typically suggest candidates for nomination to the Board. If appropriate, the Nominating Committee may retain a professional search firm to identify potential director candidates. The Nominating Committee considers candidates proposed by stockholders and evaluates them using the same criteria as for other candidates. A stockholder seeking to recommend a prospective nominee for the Nominating Committee’s consideration must do so by giving notice in writing to Chairman of the Nominating Committee, root9B Technologies, Inc., 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211. Any such notice must, for any given annual meeting, be delivered to the Chairman of the Nominating Committee not less than 120 days prior to the anniversary of the preceding year’s annual meeting. The notice must state (1) the name and address of the stockholder making the recommendations, (2) the name, age, business address, and residential address of each person recommended, (3) the principal occupation or employment of each person recommended, (4) the class and number of shares of the Company’s Common Stock that are beneficially owned by each person recommended and by the recommending stockholder, (5) any other information concerning the persons recommended that must be disclosed in nominee and proxy solicitations in accordance with Regulation 14A of the Securities Exchange Act of 1934, and (6) a signed consent of each person recommended stating that he or she consents to serve as a director of our company if elected.

The Nominating Committee operates under a written charter, a copy of which is available on our website, www.root9btechnologies.com, under the “Investor Relations - Corporate Governance” tab.

Section 16 Compliance

Under Section 16 of the Exchange Act, our directors and executive officers and beneficial owners of more than 10% of any class of our equity securities are required to file certain reports, within specified time periods, indicating their holdings of and transactions in any class of equity securities and derivative securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of any such reports provided to us and written representations from such persons regarding the necessity to file any such reports, all filings were current as of our fiscal year ended December 31, 2015, except for (i) one late report filed by Mr. Catsimatidis on November 20, 2015; (ii) two late reports filed by Mr. Carnahan on September 10, 2015, and April 8, 2015; (iii) one late report filed by Gen. Clark on July 2, 2015; (iv) two late reports filed by Mr. Hipkins on April 17, 2015 and April 9, 2015, (v) one late report filed by Mr. King on April 9, 2015, (vi) two late reports filed by Mr. Kolenik filed on April 27, 2015 and April 8, 2015,  (vii) one late report filed by Mr. Pitt on April 8, 2015, (viii) one late report filed by Mr. Sartor on April 8, 2015, (ix) one late report filed by Mr. Smith on April 8, 2015, (x) two late reports filed by Mr. Sucoff on April 27, 2015 and April 8, 2015, and (xi) one late report filed by Mr. Wachtler on September 10, 2015. Messrs. Catsimatidis, Clark, Kolenik and Pitt are not standing for election as directors.

Corporate Code of Ethics

The Board is committed to legal and ethical conduct in fulfilling its responsibilities. The Board expects all directors, as well as officers and employees, to act ethically at all times. Additionally, the Board expects the Chief Executive Officer, the Chief Financial Officer, and all senior financial and accounting officials to adhere to the Company’s Code of Ethics. The Code of Ethics is posted on our Internet website at www.root9btechnologies.com, under the “Investor Relations - Corporate Governance” tab.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, involved in any of the items below that the Company deems material to their service on behalf of the Company:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
●
had any bankruptcy petition filed  by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Corporate Governance

The Board held five (5) formal meetings, conducted four (4) telephonic meetings and acted by unanimous written consent one (1) time in 2015. Committee meetings are held as needed and can be conducted via telephone. The Audit Committee met three (3) times, the Compensation Committee met two (2) times and the Nominating Committee met one (1) time during 2015. We expect each director to attend every meeting of the Board and the committees on which he serves. All directors attended at least 75% of the meetings or calls of the Board and the committees on which they served in 2015 during the time in which they were appointed to the Board and the respective committees, except for Mr. Pitt.

Director Independence

In accordance with the disclosure requirements of the SEC, and because the OTC Bulletin Board does not have its own rules for director independence, we have adopted the listing standards described in the NASDAQ Stock Market Rules to determine director independence. These listing standards have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the Company or is a partner in or executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year, or $200,000, whichever is greater. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on the Company’s interpretation of the subjective test, the Company has determined that Isaac Blech is not independent. Following our Annual Meeting, except for Messrs. Grano, Wachtler, and Blech, five of our current directors are non-employee directors and qualify as “independent” in accordance with the published listing standards of NASDAQ. Joseph J. Grano, Jr. does not qualify as independent due to the fact that Mr. Grano is our current Chief Executive Officer. Dan Wachtler does not qualify as independent due to the fact that Mr. Wachtler is the CEO of IPSA, a subsidiary of the Company.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

The Compensation Committee of our Board is charged with administering our executive compensation programs. The Compensation Committee evaluates the performance and, based on such evaluation, sets the compensation of our Board, Chief Executive Officer, President and other executive officers and administers our equity compensation plans.

Executive Compensation Policy

The objectives of our executive compensation programs are to:

●
Attract, retain and motivate key executive personnel who possess the skills and qualities to perform successfully in the business and technology consulting industries and achieve our objective of maximizing stockholder value;

●	Closely align the interests of our executives with those of our stockholders;
●	Provide a total compensation opportunity that is competitive with our market for executive talent; and
●
Align our executives’ compensation to our Company’s operating performance with performance-based compensation that will provide actual compensation above the market median when the Company delivers strong financial performance and below the market median when performance is not strong.

While we compete for talent with companies across all industries and sectors, we primarily focus on professional services companies in the energy and business consulting industries. While we often compete for talent outside this market, these companies define our market for compensation purposes. The Compensation Committee reviews data from these companies, along with other data as it deems appropriate, to determine market compensation levels from time to time and also can seek advice from outside compensation consultants.

Compensation Components
The Compensation Committee primarily uses a combination of base salary, discretionary bonuses and long-term incentive programs to compensate our executive officers. Each element aligns the interests of our executive officers with the interests of our stockholders by focusing on both our short-term and long-term performance.

Base Salaries. We are committed to retaining talented executives capable of diverse responsibilities and, as a result, believe base salaries for executives should be maintained at rates at or slightly ahead of market rates. The Compensation Committee assesses base salaries for each position, based on the value of the individual’s experience, performance and/or specific skill set, in the ordinary course of business, but generally not less than once each year as part of our budget determination process. Other than market adjustments that may be required from time to time, the Compensation Committee believes annual merit percentage increases for executives, if any, should generally not exceed, in any year, the average merit increase percentage earned by our non-executives.

Discretionary Annual Bonuses. The Compensation Committee has the authority to award discretionary annual cash or share bonuses to our executive officers based on individual and Company performance. We believe these bonuses are an important tool in motivating and rewarding the performance of our executive officers. Performance-based cash incentive compensation is expected to be paid to our executive officers based on individual and/or overall performance standards.

Long-Term Incentives. The Compensation Committee also believes that a portion of each executive’s annual total compensation should be a long-term incentive, both to align each executive with the interests of our stockholders and also to provide a retention incentive. The Compensation Committee approved our 2008 Stock Incentive Plan in May 2008 and received stockholder approval in 2009 (the “Plan”). As of December 31, 2015, 4,925,000 stock options have been granted to senior management and executives under the Plan. The Outstanding Equity Awards at Fiscal Year End Table below details the stock options granted to executives under the Plan since 2008.

The following table sets forth the information as to compensation paid to or earned by our Chief Executive Officer and our two other most highly compensated executive officers during the years ended December 31, 2015 and 2014.

Joseph J. Grano, Jr., Dan Wachtler, and Brian King are deemed to be our “Named Executive Officers”. As none of our Named Executive Officers received any stock awards, non-equity incentive plan compensation, or nonqualified deferred compensation earnings during the fiscal years ended December 31, 2015 and 2014, we have omitted those columns from the table.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the total compensation received by, or earned by, our named executive officers during the fiscal years ended December 31, 2015 and December 31, 2014:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Option Awards ($) (2)	Other Compensation ($)		Total Compensation
Joseph Grano Jr. (4)	2015	500,000	-	-	-		$500,000
Chief Executive Officer	2014	288,140	270,835	361,038	-		$920,013

Dan Wachtler (5)	2015	386,951	-	-	82,549	(3)	$469,500

Brian King (6)	2015	269,167	150,000	242,504	-		$661,671
Chief Operating Officer	2014	221,317	-	56,999	-		$278,316

1)	Variances from base salary include compensation per Company policy for payouts of vacation time not used in prior years that is ineligible to rollover year to year.

2)
Represents stock options granted to these executives. The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation” using the Black -Scholes valuation method. The assumptions used in calculating these amounts are based on a vesting period of five years and current risk free interest rates and volatility at grant date.

3)	The amount under “Other Compensation” represents a housing allowance.

4)
On May 20, 2014, the Company appointed Mr. Grano as CEO. Prior to this Mr. Grano was the non-executive Chair of the Board. Prior to his appointment as CEO, Mr. Grano received $3,500 for his services as a director. The awarded to Mr. Grano bonus accrued in 2014 and was paid in 2015. Mr. Grano’s annual bonus was voluntarily waived for the fiscal year ended December 31, 2015.

5)	On February 6, 2015, the Company appointed Mr. Wachtler as the CEO of IPSA International Services, Inc., a subsidiary of the Company.

6)	On May 20, 2014, the Company appointed Mr. King as COO. Prior to this Mr. King was the Senior Executive Vice President Strategy.

DIRECTOR COMPENSATION

The following table sets forth information regarding the total compensation received by and earned by each non-employee director for the fiscal year ended December 31, 2015 (1):

Director	Fees Earned Or Paid In Cash (2) ($)	Stock Awards ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation (4) ($)	Total ($)
Isaac Blech	$32,500	-	31,391	-	-	-	$63,891
Kevin Carnahan	$35,000	-	37,957	-	-	-	$72,957
Pat Kolenik	$35,000	-	37,957	-	-	-	$72,957
Greg Morris	$50,000	-	31,391	-	-	-	$81,391
Cary Sucoff	$35,000	-	37,957	-	-	-	$72,957
Wesley Clark	$60,000	-	31,391	-	-	-	$91,391
Seymour Siegel	$45,000	-	31,391	-	-	-	$76,391
Harvey Pitt	$21,500	-	37,957	-	-	-	$59,457
John Catsimatidis	$20,500		31,391				$51,891
Anthony Sartor	$27,500		37,957	-	-	-	$65,457

(1)
Immediately prior to the Annual Meeting, our Board included ten non-employee directors.  Following consideration and evaluation of the Board size, the Board determined that it was in the best interest of the Company to reduce the size of the Board and reduce the compensation payable to our non-employee directors.  As such, it had been mutually agreed upon that Messrs. Wesley Clark, John Catsimatidis, Patrick Kolenik, and Harvey Pitt would not stand for election at the Annual Meeting and, following the Annual Meeting, the size of the Board was reduced to eight directors, and the number of non-employee directors was reduced from ten to six.

(2)
Our standard compensation as established in mid-2013, each non-employee director receives a baseline of $3,500 for attendance at each regular and special meeting of the Board, and receives $1,500 for each committee meeting they attend. In addition each director receives a retainer of $10,000 for the year and committee chairs receive an additional retainer as follows: audit - $10,000, compensation - $7,500, and nominating - $5,000. Mr. Clark is compensated $5,000 per month of service for all meetings and committee service.

(3)
Under the new policy, each non-employee director will receive an annual stock option grant to purchase 25,000 shares vesting immediately, as opposed to the previous policy of an annual stock option grant to purchase 75,000 shares. In March 2015, Messrs. Carnahan, Kolenik, Sucoff, Pitt, and Sartor each received a stock option grant to purchase 25,000 shares for services rendered. The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation” using the Black-Scholes valuation method. The assumptions used in calculating these amounts are based on a vesting period of five years and current risk free interest rates and volatility at grant date. A description of the specific assumptions used in our valuation methods can be found under the heading “Stock Options” in Note 11 – Stockholders’ Equity to the financial statements filed with our Annual Report on Form 10-K. The following table represents the aggregate number of stock option awarded in the fiscal year ended December 31, 2015.

(4)
Each director is also entitled to reimbursement for such director’s reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of our Board or its committees and related activities, including director education courses and materials.

DESCRIPTION OF BENEFIT PLANS

2008 Stock Incentive Plan

The following table provides information about the number of outstanding equity awards held by named executive officers at December 31, 2015. As of December 31, 2015, options to purchase 3,356,104 shares of our common stock by our executives were outstanding.

Outstanding Equity Awards as of December 31, 2015

	Option awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of Securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Joseph J. Grano Jr.	1,036,842	-			0.76	12/31/17
	75,000	-			0.59	07/01/18
	250,000	-			0.62	03/01/19
	1,344,262	-			0.61	05/12/24
Brian King	150,000	-			0.58	01/01/24
	100,000	-			0.66	04/01/24
	66,667	133,333	(1)		1.45	03/26/25
	0	200,000	(2)		1.30	12/08/25
Dan Wachtler	-	-		-	-	-

(1)	Scheduled to vest in two substantially equal installments on each of March 26, 2016 and March 26, 2017.

(2)	Scheduled to vest in three substantially equal installments on each of June 6, 2016, December 8, 2016, and December 8, 2017.

LIMITS ON LIABILITY AND INDEMNIFICATION

We provide Directors and Officers insurance for our current directors and officers.

Our certificate of incorporation eliminates the personal liability of our directors to the fullest extent permitted by law. The certificate of incorporation further provides that the Company will indemnify its officers and directors to the fullest extent permitted by law. We believe that this indemnification covers at least negligence on the part of the indemnified parties. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of May 25, 2016, with respect to the beneficial ownership of our outstanding common and preferred stock by (i) each person known to own beneficially more than 5% of our each class of securities; (ii) each of our named executive officers and our directors; and (iii) all of our directors and executive officers as a group.

Unless otherwise indicated in the footnotes below, we believe the persons and entities named in the table have sole voting or investment power with respect to all shares owned.  Additionally, unless otherwise indicated, the address of each person is care of root9B Technologies Inc., 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211.

Name	Number of Shares of Common Stock Beneficially Owned	% of Class (1)	Number of Shares of Series C Preferred Stock Beneficially Owned	% of Class
Joseph J. Grano Jr. (2)	7,580,833	8.76%
Brian King (3)	1,070,467	1.27%
Michael Effinger (4)	100,000	0.12%
Dan Wachtler (5)	6,459,566	7.69%
Eric Hipkins (6)	2,081,549	2.47%
Gregory C Morris (7)	312,000	0.37%
Seymour Siegel (8)	315,518	0.38%
Cary Sucoff (9)	813,137	0.97%
Kevin Carnahan (10)	531,093	0.63%
Anthony Sartor (11)	366,000	0.44%
Isaac Blech (12)	1,484,231	1.76%
River Charitable Remainder Unitrust f/b/o Isaac Blech (13)	648,594	0.77%	952,381	40.0%
Miriam Blech (14)	972,891	1.16%	1,428,571	60%
Wellington Management Group, LLP (15)	11,822,634	14.11%
Quad Capital Management (16)	6,856,576	8.18%
All directors and named officers as a group (2) thru (13)	21,762,988	24.20%

(1)
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock they have the right to acquire within 60 days of May 25, 2016. The number and percentage of shares beneficially owned are based on 83,808,314 shares of common stock issued and outstanding as of May 25, 2016. When computing beneficial ownership percentages, shares of common stock that may be acquired within 60 days are considered outstanding for that holder only, not for any other holder.

(2)
Includes 500,000 shares received in the acquisition of Ecological, LLC by the Company and 457,220 received in the acquisition of IPSA International by the Company. The shares are registered in the name of Centurion Holdings, LLC, of which Mr. Grano is a controlling member. Also includes 317,000 share purchased in the open market and 918,896 shares as a result of exercised stock options. Also includes 1,036,842 shares of common stock issuable upon exercise of stock options issued to Centurion Holdings and transferred to Joseph J. Grano, Jr., Chairman of the Board of Directors of the Company. The 1,036,842 options are held in the name of Centurion Holdings LLC, of which Mr. Grano is a controlling member. Also includes 1,669,262 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of May 25, 2016. Also includes 2,681,613 shares received in the acquisition of Ecological, LLC by the Company which are registered in the name of “Joseph C. Grano and Robert H. Silver, Trustees of The Grano Children’s Trust” dated December 13, 2012, and beneficially owned per a swap agreement in the Trust.

(3)
Includes 620,466 of common stock received pursuant to the Company’s acquisition of Ecological, LLC in December 2012 by Mr. King, the CEO of Ecological Partners, LLC. Also includes 450,001 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of May 25, 2016.

(4)	Includes 100,000 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of May 25, 2016.

(5)
Includes 5,999,020 shares received in the acquisition of IPSA International Inc. by the Company of which Mr. Wachtler was the CEO and Chairman. Also includes 230,273 shares of common stock and shares underlying a warrant to purchase 230,273 shares of common stock. purchased by DWW Family Trust, of which Dan Wachtler is the Trustee.

(6)
Includes 1,698,215 shares received in the acquisition of root9B, LLC by the Company of which Mr. Hipkins was the CEO. Also includes 383,334 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of May 25, 2016.

(7)
Includes 12,000 shares of common stock and 300,000 shares of common stock issuable upon exercise of stock options and stock warrants that are currently exercisable or exercisable within 60 days of May 25, 2016.

(8)	Includes 40,518 shares of common stock and 275,000 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of May 25, 2016.

(9)
Includes 378,137 shares of common stock and 435,000 shares of common stock issuable upon exercise of stock options and stock warrants that are currently exercisable or exercisable within 60 days of May 25, 2016.

(10)
Includes 200,000 shares of common stock as a result of exercised stock options. Also includes 107,759 shares of common stock from conversion of Series D Preferred Stock and issued dividends on the Series D Preferred Stock in 2013 and 2014, which are owned by the Carnahan Trust. Also includes 100,000 shares issuable upon exercise of warrants. The warrants were granted in September 2011. Also includes 23,334 shares of common stock issuable upon exercise of warrants associated with the Series D Preferred Stock. Also includes 100,000 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of May 25, 2016.

(11)	Includes 66,000 shares of common stock and 300,000 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of May 25, 2016.

(12)
Includes 784,231 shares of common stock issued in connection with the acquisition of Greenhouse Holdings Inc. Also includes 50,000 shares of stock issuable upon exercise of warrants granted June 2011 and 400,000 shares of stock issuable upon exercise of warrants granted May 2012 upon Mr. Blech accepting the position of Vice Chairman of the Board, both held directly in the name of Isaac Blech. Also includes 250,000 shares of common stock issuable upon exercise of stock options that are currently exercisable.

(13)
Includes 648,594 shares of common stock issued as dividends on the Series C Preferred Stock. Reflects 952,381 shares of Series C Preferred Stock. Does not include 2,857,142 shares of common stock related to the conversion of Series C Preferred Stock as such shares are not convertible within 60 days of May 25, 2016. Also does not include 2,857,142 shares of common stock issuable upon exercise of Series C Preferred Stock Warrants as such warrants are not exercisable within 60 days of May 25, 2016. Does not include 1,428,571 shares of Series C Preferred Stock convertible into 4,285,713 shares of common stock and 4,285,714 shares of common issuable upon the exercise of warrants beneficially owned by Miriam Blech. The sole trustee of the Trust is Isaac Blech, who has sole voting and dispositive power of the Trust. The beneficiaries of the Trust are Miriam and Isaac Blech. Mr. Blech disclaims beneficial ownership of the shares held by Mrs. Blech, except to the extent of the any pecuniary interest therein.

(14)
Includes 972,891 shares of Common Stock issued as dividends on the Series C Preferred Stock. Represents 1,428,571 shares of Series C Preferred Stock. Does not include 4,285,713 shares of common stock related to the conversion of Series C Preferred Stock as such shares are not convertible within 60 days of May 25, 2016. Also does not include 4,285,714 shares of common stock issuable upon the exercise of Series C Preferred Stock Warrants as such warrants are not exercisable within 60 days of May 25, 2016. Does not include 952,381 shares of Series C Preferred Stock convertible into 2,857,143 shares of common stock and 2,857,142 shares of common issuable upon the exercise of warrants beneficially owned by River Charitable Remainder Unitrust f/b/o Isaac Blech (the “Trust”), of which Isaac Blech is the sole trustee. Miriam Blech is Isaac Blech’s wife and a beneficiary under the Trust. Mrs. Blech disclaims beneficial ownership of the shares held by the Trust, except to the extent of any pecuniary interest therein. Mr. Blech disclaims beneficial interest in the shares held by Mrs. Blech.

(15)
Pursuant to the Schedule 13-G filed on April 11, 2016, Wellington Management Company LLP (“Wellington”) has shared voting power and dispositive power with respect to 11,822,634 shares of common stock. Does not include 11,277,271 shares underlying warrants to purchase shares of common stock as those warrants are not exercisable in the event that the exercise results in ownership of 9.9% or higher. Wellington’s address is 280 Congress Street, Boston MA 02210. Additionally, Wellington, an investment advisor, lists Ithan Creek Master Investors (Cayman) L.P., Bay Pond Partners, L.P., Bay Pond Investors (Bermuda) L.P., and Wolf Creek Partners, L.P.as clients and has included those affiliates’ holding in its beneficial ownership claim.

(16)
Includes 4,510,077 shares of common stock and shares underlying a warrant to purchase 454,545 shares of common stock, owned by Quad Capital Management, which is beneficially owned by John Guarino and Rino Ciampi. John Guarino owns 271,362 shares of common stock and shares underlying a warrant to purchase 68,181 shares of common stock. Rino Ciampi owns 1,393,320 shares of common stock and shares underlying a warrant to purchase 159,091 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee reviews any related party transaction, as that term is defined in Item 404 of Regulation S-K, in which we or any of our directors, nominees for director, executive officers or holders of more than 5% of our common stock or any of their immediate family members, is, was or is proposed to be a participant. Our management is responsible for determining whether a transaction contains the characteristics described above requiring review by our Board.

Except for the transaction described below, or otherwise set forth in this proxy statement, none of our directors or executive officers and no holder of more than 5% of the outstanding shares of our common stock, and no member of the immediate family of any such director, officer or security holder, to our knowledge, had any material interest in any transaction during the fiscal year ended December 31, 2015, or in any currently proposed transaction, which would qualify as a related party transaction, as that term is defined in Item 404 of Regulation S-K.

On February 9, 2015 we acquired IPSA International Inc. (“IPSA”). Mr. Grano, our Chief Executive Officer and Chairman of the Board, at the time of the acquisition served on the Advisory Board of IPSA. In addition, Centurion Holdings, of which Mr. Grano is a majority owner, was an approximate 5% stockholder of IPSA. As such Mr. Grano is deemed a related party for purpose of Item 404 of Regulation S-K. In consideration for the acquisition of IPSA, we paid approximately $15.8 million in cash and shares of our common stock to the stockholders of IPSA. Centurion received approximately $722,000 of such consideration. Mr. Grano recused himself from all matters and voting processes related to the transaction.

Mr. Wachtler, was the CEO and Chairman at the time of the IPSA acquisition and is now our CEO of our IPSA subsidiary as well as a Director of the Company, and as such Mr. Wachtler is deemed a related party for purpose of Item 404 of Regulation S-K. Mr. Wachtler received approximately $9,478,000 of the consideration for the acquisition of IPSA.

Centurion Holdings, of which Mr. Grano is a majority owner, has a sublease agreement for a portion of its office in New York with IPSA. The lease is at market rates and constitutes IPSA’s New York Office. The sublease expires August 2018.

SELLING STOCKHOLDERS

The following table sets forth the information as to the ownership of our securities by the Selling Stockholders on May 25, 2016, at which time 83,808,314 shares of our common stock were outstanding.  Unless otherwise indicated, it is assumed that each Selling Stockholder listed below possesses sole voting and investment power with respect to the shares owned as of such date by the Selling Stockholder, including those issuable upon exercise of warrants or options.  Other than indicated below, none of the Selling Stockholders has had a material relationship with us or any of our predecessors or affiliates within the past three years. Unless otherwise indicated, to our knowledge none of the selling shareholders or their beneficial owners are broker-dealers; however, Bay Pond Partners, L.P., Bay Pond Investors (Bermuda) L.P., Ithan Creek Master Investors (Cayman) L.P., Wolf Creek Partners, L.P. are affiliated with broker-dealers.
A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the filing of this prospectus upon the exercise of options and warrants or conversion of convertible securities.  Each selling stockholder’s percentage ownership is determined by dividing the number of shares beneficially owned by that person by the total number of shares beneficially owned, increased to reflect the shares underlying the options, warrants and convertible securities that are held by such person, but not held by any other person.

Selling Stock Holder (2)	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Underlying Warrants Owned Before the Offering	Total Number of Shares of Common Stock and Shares Underlying Warrants to be Offered (1)	Shares of Common Stock and/or Common Stock Underlying Warrants to be Beneficially Owned After the Offering	Percentage of Common Stock Beneficially Owned After the Offering
Daniel W Wachtler (3)	5,999,020	-	5,999,020	-	*
Suzanne T. Wachtler (4)	500,000	-	500,000	-	*
Thomas W. Keating Family 1988 Trust (4)	457,220	-	457,220	-	*
Kim Marsh (4)	431,090	-	431,090	-	*
Colleen McKeown (4)	91,440	-	91,440	-	*
Dick Lefler (4)	91,440	-	91,440	-	*
Lew Merletti (4)	91,440	-	91,440	-	*
Ted Logan (4)	91,440	-	91,440	-	*
Shannon Bard (4)	32,660	-	32,660	-	*
Dieter Gable (5)	385,370	-	385,370	-	*
Thomas D. Keating Family 1999 Trust (6)	457,220	-	457,220	-	*
Kendra C. Keating Family 1998 Trust (6)	457,220	-	457,220	-	*
James M. Keating Family 1997 Trust (6)	457,220	-	457,220	-	*
Quad Capital Portfolio B LLC (7)	4,510,077	454,546	1,363,637	3,600,986	4.30%
John Guarino (7)	271,362	68,181	204,543	135,000	4.46%
Guerino Ciampi (7)	1,393,320	159,091	477,273	1,075,138	5.58%
Robert T Zito (8)	838,819	454,546	1,136,365	157,000	*
Pensco Trust Co. Custodian FBO John R Meccia IRA (9)	100,000	50,000	150,000	-	*
Pensco Trust Co. Custodian FBO Ron Shapira IRA (10)	40,909	20,455	61,364	-	*
Trust U/W Carl M. Loeb FBO Elisabeth L Levin (11)	136,364	68,182	204,546	-	*
John H Myers Article II Family Trust (12)	136,364	68,182	204,546	-	*
David S Nagelberg 2003 Revocable Trust DTD 7/2/03 (13)	1,708,087	602,500	1,503,928	806,659	*
Matthew Hayden (14)	136,364	68,182	204,546	-	*
Cedarview Opportunities Master Fund LP (15)	90,909	45,455	136,364	-	*
David M Turner (16)	45,455	22,728	68,183	-	*
DiAnne F Gale (17)	45,455	22,728	68,183	-	*
Alexander P Minicucci Trust (18)	45,455	22,728	68,183	-	*
Robert E Turner (19)	113,636	56,818	170,454	-	*
Eric R Turner (20)	68,182	34,091	102,273	-	*
Joshua Lev (21)	-	40,000	40,000	-	*
Mark Lev (22)	-	82,500	82,500	-	*
Aracle SPF II LLC (21)(22)	454,545	227,273	681,818	-	*
DWW Family Trust (3)	230,273	230,273	460,546	-	*
United Acquisition Corp. (23)	993,187	379,016	441,364	930,839	1.11%
Keating Securities, LLC (24)	230,000	230,000	460,000	-	*

Black Raven Partners, LLC (25)	90,909	90,909	181,818	-	*
JAGBUD Investments, LLC (26)	777,000	777,000	1,554,000	-	*
Richard Siskey (27)	150,000	150,000	300,000	-	*
Bay Pond Partners, L.P. (28)	1,980,327	1,980,327	3,960,654	-	*
Bay Pond Investors (Bermuda), L.P. (29)	1,814,105	1,814,105	3,628,210	-	*
Ithan Creek Master Investors (Cayman), L.P. (30)	7,576,174	827,403	1,654,806	6,748,771	8.05%
Wolf Creek Partners, L.P. (31)	452,028	452,028	904,056	-	*
Drexel Hamilton, LLC (32)	-	67,652	67,652	-	*
Jason Diamond (32)	-	75,000	75,000	-	*
Roger Elsas (32)	-	10,000	10,000	-	*
Ryan McGaver (32)	-	37,303	37,303	-	*
Mark Rubin (32)	-	5,000	5,000	-	*
Robert Terhune (32)	-	5,000	5,000	-	*
Saverio Flemma (32)	-	3,000	3,000	-	*
Brio Capital Master Fund Ltd. (33)	562,500	370,000	932,500	-	*
The Equity Group Inc. Profit Sharing Plan and Trust (34)	223,214	187,500	410,714	-	*
Vista Capital Investments, LLC (35)	44,643	37,500	82,143	-	*
Lincoln Park Capital Fund, LLC (36)	178,571	150,000	328,571	-	*
Aracle Management, LLC (37)	93,751	75,000	168,751	-	*
Arthur Luxenberg (38)	93,751	75,000	168,751	-	*
Tammy Eloshvili (39)	-	2,500	2,500	-	*
Marissa Basile (39)	-	2,500	2,500	-	*
Axel Mehrle (39)	-	2,500	2,500	-	*
Harry Newton (39)	-	5,000	5,000	-	*
Total Securities being Registered	35,168,516	10,609,702	32,323,825	13,454,393

* Indicates less than 1%

(1)	Represents the shares held by the selling stockholders which we have agreed to include in this Registration Statement.
(2)
Assumes all of the shares being offered under this prospectus will be sold by the selling stockholders.  However, we are unable to determine the exact number of shares that will actually be sold or when or if sales will occur.

(3)
Includes 5,999,020 shares received in the acquisition of IPSA International Inc., of which Mr. Wachtler was the CEO and Chairman. Also includes 230,273 shares of common stock and 230,273 warrants purchased by DWW Family Trust, of which Dan Wachtler is the Trustee of the DWW Family Trust.  As a result of the foregoing, Mr. Wachtler may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by DWW Family Trust.

(4)	Received these shares in connection with the acquisition of IPSA International, Inc. in Febraury of 2015.

(5)
Received these shares in connection with the acquisition of IPSA International, Inc. in Febraury of 2015. Dieter Gable is also a limited partner in JAGBUD Investments, LLC, which owns 777,000 shares of commons stock and shares of common stock underlying a five-year warrant to purcahse 777,000 shares of common stock at $1.10 per share.

(6)
Received these shares in connection with the acquistion of IPSA International, Inc. in February or 2015. Thomas D. Keating Family 1999 Trust, Kendra C. Keating Family 1998 Trust, and James M. Keating Family 1997 Trust collectively benefically own Keating Securities, LLC, which owns 230,000 shares of common stock acquired in a private transaction and shares of common stock underlying a five-year warrant to purchase 230,000 shares of common stock at $1.10 per share.

(7)
Includes 4,510,077 shares of common stock and shares underlying a warrant to purchase 454,546 shares of common stock, owned by Quad Capital Management, which is beneficially owned by John Guarino and Rino Ciampi. John Guarino owns 271,362 shares of common stock and shares underlying a warrant to purchase 68,181 shares of common stock. Rino Ciampi owns 1,393,320 shares of common stock and shares underlying a warrant to purchase 159,091 shares of common stock.

(8)
Includes 454,546 shares acquired in a private transaction in March 2015. Includes 227,273 shares acquired in private transaction in March 2016. Also includes shares of common stock underlyding a three-year warrant to purchase 227,273 shares of common stock at $1.50 per share. Also includes a five-year warrant to purchase 227,273 shares of common stock at $1.10 per share Also includes 157,000 shares of common stock purchased in the open market..

(9)	Includes 100,000 shares acquired in a private transaction and shares of common stock underlying a three-year warrant to purchase 50,000 shares of common stock at $1.50 per share
(10)	Includes 40,909 shares acquired in a private transaction and shares of common stock underlying a three-year warrant to purchase 20,455 shares of common stock at $1.50 per share
(11)	Includes 136,364 shares acquired in a private transaction and shares of common stock underlying a three-year warrant to purchase 68,182 shares of common stock at $1.50 per share
(12)	Includes 136,364 shares acquired in a private transaction and shares of common stock underlying a three-year warrant to purchase 68,182 shares of common stock at $1.50 per share
(13)
Includes 455,000 shares acquired in a private transaction and shares of common stock underlying a three-year warrant to purchase 227,500 shares of common stock at $1.50 per share. Also includes 446,428 shares of common stock underlying convertible notes, which will remain unconverted and were issued in a private placement financing closed in 2014. Also includes a five-year warrant to purchase 175,000 shares of common stock at $1.12 per share, in connection with the 2014 convertible note financing. Also includes a five-year warrant to purchase 50,000 shares of common stock at $1.12 per share, in consideration for the extension of the convertible notes that were issued in 2014. Also includes a five-year warrant to purchase 150,000 shares of common stock at $1.10 per share, in consideration for the extension of the convertible notes that were issued in 2014. Also includes 806,659 shares of common stock purchased in the open market.

(14)	Includes 136,364 share acquired in a private transaction and shares of common stock underlying a three-year warrant to purchase 68,182 shares of common stock at $1.50 per share.
(15)	Includes 90,909 shares acquired in a private transaction and shares of common stock underlying a three-year warrant to purchase 45,455 shares of common stock at $1.50 per share
(16)	Includes 45,455 shares acquired in a private transaction and shares of common stock underlying a three-year warrant to purchase 22,728 shares of common stock at $1.50 per share
(17)	Includes 45,455 shares acquired in a private transaction and shares of common stock underlying a three-year warrant to purchase 22,728 shares of common stock at $1.50 per share
(18)	Includes 45,455 shares acquired in a private transaction and shares of common stock underlying a three-year warrant to purchase 22,728 shares of common stock at $1.50 per share
(19)	Includes 113,636 shares acquired in a private transaction and shares of common stock underlying a three-year warrant to purchase 56,818 shares of common stock at $1.50 per share
(20)	Includes 68,182 shares acquired in a private transaction and shares of common stock underlying a three-year warrant to purchase 34,091 shares of common stock at $1.50 per share
(21)
Includes shares of common stock underlying a five-year warrant to purchase 25,000 shares of common stock at $1.12 per share, in connection with the 2014 Financing. Also includes shares of common stock underlying a three-year warrant to purchase 15,000 shares of common stock at $1.50 per share, in connection with the March 2015 Financing. Also includes Aracle Management, LLC as Joshua Lev is a beneficial owner. Also includes Aracle SPF II, LLC as Joshua Lev and Mark Lev share voting and dispositve power of that fund.

(22)
Includes shares of common stock underlying a five-year warrant to purchase 35,000 shares of common stock at $1.12 per share, in connection with the 2014 Financing. Also includes shares of common stock underlying a three-year warrant to purchase 47,500 shares of common stock at $1.50 per share, in connection with the March 2015 Financing. Also includes Aracle Management, LLC as Mark Lev is a beneficial owner. Also includes Aracle SPF II, LLC as Joshua Lev and Mark Lev share voting and dispositve power of that fund.

(23)
Includes 220,682 shares purchased in a private transaction and shares of common stock underlying a five-year warrant to purchase 220,682 shares of common stock at $1.10 per share, in connection with the March 2015 financing. Includes 387,505 shares of common stock from conversion of Series D Preferred Stock and issued dividends on the Series D Preferred Stock in 2013 and 2014, which are owned by United Acquisition Corp. (“United”), which John Catsimatidis controls and owns. Also includes 10,000 shares owned by United Refining, Inc., which Mr. Catsimatidis controls and owns. Also includes 375,000 shares as a result of options exercised by John Catsimatidis. Also includes 83,334 of common stock issuable upon exercise of warrants associated with the Series D Preferred Stock. Also includes 75,000 that are currently exercisable or exercisable within 60 days of May 25, 2016.

(24)
Includes 230,000 shares of common stock acquired in a private transaction and shares of common stock underlying a five-year warrant to purchase 230,000 shares of common stock at $1.10 per share. Keating Securities, LLC is beneficially owned by James M. Keating Family 1997 Trust, Thomas D. Keating Family 1999 Trust, and Kendra C. Keating Family 1998 Trust.

(25)	Includes 90,909 shares of common stock acquired in a private transaction and shares of common stock underlying a five-year warrant to purchase 90,909 shares of common stock at $1.10 per share
(26)	Includes 777,000 shares of common stock acquired in a private transaction and shares of common stock underlying a five-year warrant to purchase 777,000 shares of common stock at $1.10 per share
(27)	Includes 150,000 shares of common stock acquired in a private transaction and shares of common stock underlying a five-year warrant to purchase 150,000 shares of common stock at $1.10 per share

(28)
Includes 1,980,327 shares of common stock and shares of common stock underlying a five-year warrant to purchase 1,980,327 shares of common stock at $1.10 per share. Pursuant to the Schedule 13-G filed on April 11, 2016, Wellington Management Company LLP (“Wellington”) has shared voting power and dispositive power with respect to 11,822,634 shares of common stock. Wellington’s address is 280 Congress Street, Boston MA  02210.  Additionally, Wellington, an investment advisor, lists Ithan Creek Master Investors (Cayman) L.P., Bay Pond Partners, L.P., Bay Pond Investors (Bermuda) L.P., and Wolf Creek Partners, L.P.as clients and has included those affiliates’  holding in its beneficial ownership claim.

(29)
Includes 1,814,105 shares of common stock and shares of common stock underlying a five-year warrant to purchase 1,814,105 shares of common stock at $1.10 per share. Pursuant to the Schedule 13-G filed on April 11, 2016, Wellington Management Company LLP (“Wellington”) has shared voting power and dispositive power with respect to 11,822,634 shares of common stock. Wellington’s address is 280 Congress Street, Boston MA  02210.  Additionally, Wellington, an investment advisor, lists Ithan Creek Master Investors (Cayman) L.P., Bay Pond Partners, L.P., Bay Pond Investors (Bermuda) L.P., and Wolf Creek Partners, L.P.as clients and has included those affiliates’  holding in its beneficial ownership claim.

(30)
Includes 6,748,771 shares acquired in a private transaction in March 2015 and 6,203,408 shares of common stock issuable upon exercise of a warrant to purchase 6,203,408 shares of common stock. Includes 827,403 shares of common stock and shares of common stock underlying a five-year warrant to purchase 827,403 shares of common stock at $1.10 per share. The warrants shall not be exercisable in the event that the aggregate ownership of Wellington Management Group, LLP (“Wellington”), inclusive of Wellington’s affiliates, is greater than 9.9%. Additionally, Wellington, an investment advisor, lists Ithan Creek Master Investors (Cayman) L.P., Bay Pond Partners, L.P., Bay Pond Investors (Bermuda) L.P., and Wolf Creek Partners, L.P.as clients and has included those affiliates’  holding in its beneficial ownership claim. Pursuant to the Schedule 13-G filed on April 11, 2016, Wellington has shared voting power and dispositive power with respect to 11,822,634 shares of common stock.

(31)
Includes 452,028 shares of common stock and shares of common stock underlying a five-year warrant to purchase 452,028 shares of common stock at $1.10 per share. Pursuant to the Schedule 13-G filed on April 11, 2016, Wellington Management Company LLP (“Wellington”) has shared voting power and dispositive power with respect to 11,822,634 shares of common stock. Wellington’s address is 280 Congress Street, Boston MA  02210.  Additionally, Wellington, an investment advisor, lists Ithan Creek Master Investors (Cayman) L.P., Bay Pond Partners, L.P., Bay Pond Investors (Bermuda) L.P., and Wolf Creek Partners, L.P.as clients and has included those affiliates’  holding in its beneficial ownership claim.

(32)	Represents shares of common stock underlying a five-year warrant to purchase shares of common stock at $1.10 per share, for services in connection with the March 2016 Financing
(33)
Includes 357,143 shares of common stock underlying convertible notes, which will remain unconverted and were issued in a private placement financing closed in 2014. Also includes 205,357 shares of common stock underlying convertible notes which were converted into common shares together with interest on such notes paid in shares of common stock. Also includes shares of common stock underlying a five-year warrant to purchase 210,000 shares of common stock at $1.12 per share, in connection with the 2014 convertible note financing. Also includes shares of common stock underlying a five-year warrant to purchase 40,000 shares of common stock at $1.12 per share, in consideration for the extension of the convertible notes that were issued in 2014. Also includes shares of common stock underlying a five-year warrant to purchase 120,000 shares of common stock at $1.10 per share, in consideration for the extension of the convertible notes that were issued in 2014.

(34)
Includes 223,214 shares of common stock underlying convertible notes, which will remain unconverted and were issued in a private placement financing closed in 2014. Also includes shares of common stock underlying a five-year warrant to purchase 87,500 shares of common stock at $1.12, in connection with the convertible note financing. Also includes shares of common stock underlying a five-year warrant to purchase 25,000 shares of common stock at $1.12, in consideration for the extension of the convertible notes that were issued in 2014. Also includes shares of common stock underlying a five-year warrant to purchase 75,000 shares of common stock at $1.10 per share, in consideration for the extension of the convertible notes that were issued in 2014.

(35)
Includes 44,643 shares of common stock underlying convertible notes, which will remain unconverted and were issued in a private placement financing closed in 2014. Also includes shares of common stock underlying a five-year warrant to purchase 17,500 shares of common stock at $1.12, in connection with the convertible note financing. Also includes shares of common stock underlying a five-year warrant to purchase 5,000 shares of common stock at $1.12, in consideration for the extension of the convertible notes that were issued in 2014. Also includes shares of common stock underlying a five-year warrant to purchase 15,000 shares of common stock at $1.10 per share, in consideration for the extension of the convertible notes that were issued in 2014.

(36)
Includes 178,571 shares of common stock underlying convertible notes, which will remain unconverted and were issued in a private placement financing closed in 2014. Also includes shares of common stock underlying a five-year warrant to purchase 70,000 shares of common stock at $1.12, in connection with the convertible note financing. Also includes shares of common stock underlying a five-year warrant to purchase 20,000 shares of common stock at $1.12, in consideration for the extension of the convertible notes that were issued in 2014. Also includes shares of common stock underlying a five-year warrant to purchase 60,000 shares of common stock at $1.10 per share, in consideration for the extension of the convertible notes that were issued in 2014.

(37)
Includes 89,286 shares of common stock underlying convertible notes, which will remain unconverted and were issued in a private placement financing closed in 2014. Also includes 4,465 shares as interest paid in shares of common stock. Also includes shares of common stock underlying a five-year warrant to purchase 35,000 shares of common stock at $1.12 per share, in connection with the 2014 convertible note financing. Also includes shares of common stock underlying a five-year warrant to purchase 10,000 shares of common stock at $1.12 per share, in consideration for the extension of the convertible notes that were issued in 2014. Also includes shares of common stock underlying a five-year warrant to purchase 30,000 shares of common stock at $1.10 per share, in consideration for the extension of the convertible notes that were issued in 2014. Joshua Lev and Mark Lev are beneficial owners of Aracle Management, LLC.

(38)
Includes 89,286 shares of common stock underlying convertible notes, which will remain unconverted and were issued in a private placement financing closed in 2014. Also includes 4,465 shares as interest paid in shares of common stock. Also includes shares of common stock underlying a five-year warrant to purchase 35,000 shares of common stock at $1.12 per share, in connection with the 2014 convertible note financing. Also includes shares of common stock underlying a five-year warrant to purchase 10,000 shares of common stock at $1.12 per share, in consideration for the extension of the convertible notes that were issued in 2014. Also includes shares of common stock underlying a five-year warrant to purchase 30,000 shares of common stock at $1.10 per share, in consideration for the extension of the convertible notes that were issued in 2014.

(39)	Represents shares of common stock underlying a five-year warrant to purchase shares of common stock at $1.12 per share, for services in connection with the 2014 Convertible Note

DESCRIPTION OF SECURITIES

The following description of our capital stock being registered herein is a summary only and is qualified in its entirety by reference to our Articles of Incorporation and Amended and Restated Bylaws, which are included as Exhibits 3.1 and 3.2 of the registration statement of which this Prospectus is a part.

Common Stock

We are authorized to issue up to 125,000,000 shares of common stock, $0.001 par value per share.  Holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available.  Holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors.  Holders of our common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding.  The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

The 21,872,457 shares of common stock being registered herein were sold to various accredited investors in the 2014 Financing, the 2015 Financing and the 2016 Financing, or were acquired in connection with the IPSA Acquisition.

Warrants

The 10,451,368 shares of common stock underlying certain warrants being registered herein were sold to various accredited investors in the 2014 Financing, the 2015 Financing and the 2016 Financing. The warrants issued to the selling stockholders have a term of five (5) years and may be exercised at any time from or after the date of issuance.  Warrants issued in the 2014 Financing have an exercise price of $1.12 per share; warrants issued in October 2015 in connection with an extension of the convertible notes sold in the 2014 Financing have an exercise price of $1.12 per share; warrants issued in April 2016 in connection with an extension of the convertible notes sold in the 2014 Financing have an exercise price of $1.10 per share; warrants issued in the 2015 Financing have an exercise price of $1.50 per share; and warrants issued in the 2016 Financing have an exercise price of $1.10 per share. The number of shares of common stock issuable upon exercise of all warrants is subject to adjustment for certain stock dividends or stock splits, or any reclassification of the outstanding securities of, or reorganization of, the Company. In addition, with respect to those warrants issued in the 2016 Financing, the number of shares of common stock issuable upon the exercise of the warrants issued to certain qualified purchases, including Bay Pond Partners, L.P., Bay Pond Investors (Bermuda) L.P., Ithan Creek Master Investors (Cayman) L.P. and Wolf Creek Partners, L.P. are subject to adjustment if the Company issues securities within two (2) years following the final closing, subject to certain excepted issuances. In addition to customary, structural anti-dilution protection (i.e., stock splits, dividends, etc.), should the Company, during the term of the warrants, issue common shares at a per share consideration that is less than the exercise price, the exercise price of each warrant shall be reduced concurrently with such issue, to the consideration per share received by the Company for such issue of additional stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their donees, pledgees, assignees and successors-in-Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling securities:

	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
	an exchange distribution in accordance with the rules of the applicable exchange;
	privately negotiated transactions;
	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
	a combination of any such methods of sale; or
	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Ruskin Moscou Faltischek P.C. will deliver an opinion that the issuance of the shares covered by this Prospectus has been approved by our Board of Directors and that such shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company.

EXPERTS

The consolidated financial statements of the Company at December 31, 2015 and December 31, 2014 and for the years then ended appearing in this prospectus have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

REPORTS TO SECURITY HOLDERS

We furnish our stockholders with annual reports containing audited financial statements. In addition, we are required to file reports on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission.

Upon written or oral request, we will provide, without charge, each person to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to root9B Technologies, Inc., 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211, telephone number (704) 521-8077, Attention: Brian King, Chief Operating Officer.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934 (the “Securities Exchange Act”), and, in accordance with that statute, have filed various reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect these reports, proxy statements and other information at the public reference facilities of the Securities and Exchange Commission at its principal offices at 100 F Street, N.E. Washington, D.C. 20549, and at its regional offices located at 3 World Financial Center, New York, NY 10021. You can get copies of these reports and other information from these offices upon payment of the required fees. These reports and other information can also be accessed from the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. The public may obtain information on operations of the public reference room by calling the Securities and Exchange Commission at (800) SEC-0330.

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act with respect to the shares offered by this prospectus. This prospectus, which forms a part of the registration statement, provides information as to the securities covered by the filing.  However, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits. You can get copies of the registration statement and the accompanying exhibits from the Securities and Exchange Commission upon payment of the required fees or it may be inspected free of charge at the public reference facilities and regional offices referred to above.

You may rely only on the information contained in this prospectus, including the documents incorporated in this prospectus by reference. We have not authorized anyone to provide information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may not be accurate after the date appearing on the cover.

ROOT9B TECHNOLOGIES, INC.

ROOT9B TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEET
MARCH 31, 2016 AND DECEMBER 31, 2015

	(Unaudited)
	March 31,	December 31,
	2016	2015
ASSETS

CURRENT ASSETS:
Cash	$3,168,341	$795,682
Accounts receivable, net	6,044,835	3,010,161
Marketable securities	34,316	33,366
Cost and estimated earnings in excess of billings	198,027	357,625
Prepaid expenses and other current assets	700,983	758,240

Total current assets	10,146,502	4,955,074

Construction in Progress - at cost	185,178	108,095

Property and Equipment - at cost less accumulated depreciation	3,852,523	3,782,388

OTHER ASSETS:

Goodwill	15,676,246	15,676,246
Intangible assets – net	5,181,682	5,509,642
Investment in cost-method investee	100,000	100,000
Deferred income taxes	56,409	56,409
Cash surrender value of officers' life insurance	179,637	167,371
Deposits and other assets	253,128	233,579

Total other assets	21,447,102	21,743,247

TOTAL ASSETS	$35,631,305	$30,588,804

See Notes to Consolidated Financial Statements

 ROOT9B TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEET
MARCH 31, 2016 AND DECEMBER 31, 2015
(Unaudited)

	(Unaudited)
	March 31,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2016	2015

CURRENT LIABILITIES:
Notes payable	$1,576,277	$1,540,693
Factored receivables obligation	1,393,410	-
Current portion of long-term debt	1,500	1,500
Accounts payable	2,067,887	1,607,166
Billings in excess of costs and estimated earnings	143,860	217,336
Accrued expenses and other current liabilities	3,332,893	2,560,048

Total current liabilities	8,515,827	5,926,743

NONCURRENT LIABILITIES:

Long term debt - net of current portion	1,975	2,373
Derivative liability	2,309,271	3,540,084

Total noncurrent liabilities	2,311,246	3,542,457

STOCKHOLDERS' EQUITY:

Preferred stock, $.001 par value, 4,985,000 authorized, no shares issued or outstanding at March 31, 2016 and December 31, 2015.	-	-
Class B convertible preferred stock, no liquidation preference $.001 par value, 2,000,000 shares authorized, 0 and 0 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively.	-	-
Class C convertible preferred stock, $.001 par value, 2,500,000 shares authorized, 2,380,952 shares issued and outstanding at March 31, 2016 and December 31, 2015.	2,381	2,381
Common stock, $.001 par value, 125,000,000 shares authorized, 83,688,314 and 76,990,639 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively.	83,690	77,009
Additional paid-in capital	84,914,668	77,983,593
Accumulated deficit	(60,319,256)	(57,080,942)
Accumulated other comprehensive income	122,749	137,563
Total stockholders' equity	24,804,232	21,119,604

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$35,631,305	$30,588,804

See Notes to Consolidated Financial Statements

ROOT9B TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(Unaudited)

	March 31, 2016	March 31, 2015
NET REVENUE	$7,136,626	$9,534,247

OPERATING EXPENSES:
Cost of revenues	6,637,654	7,317,168
Selling, general and administrative	4,362,369	4,016,535
Depreciation and amortization	510,033	285,883
Acquisition related costs	-	649,442

Total operating expenses	11,510,056	12,269,028

LOSS FROM OPERATIONS	(4,373,430)	(2,734,781)

OTHER INCOME (EXPENSE):
Derivative (expense) income	1,260,549	1,343,447
Interest expense, net	(96,518)	(183,306)
Other income	66,159	33,346

Total other (expense) income	1,230,190	1,193,487

LOSS BEFORE INCOME TAXES	(3,143,240)	(1,541,294)

INCOME TAX BENEFIT (EXPENSE)	(86,982)	2,261,476

NET INCOME (LOSS)	(3,230,222)	720,182

PREFERRED STOCK DIVIDENDS	(6,857)	(406,372)

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$(3,237,079)	$313,810

Net income (loss) per share:
Basic	$(0.04)	$0.01
Diluted	$(0.04)	$0.00
Weighted average number of shares:
Basic	78,591,011	60,408,125
Diluted	78,591,011	80,436,499

See Notes to Consolidated Financial Statements

ROOT9B TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(Unaudited)

	March 31, 2016	March 31, 2015
Net Income (Loss)	$(3,230,222)	$720,182
Other comprehensive income:
Foreign currency translation gain (loss)	(14,814)	116
Other comprehensive income (loss)	(14,814)	116
COMPREHENSIVE INCOME (LOSS)	$(3,245,036)	$720,298

See Notes to Consolidated Financial Statements

ROOT9B TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(unaudited)

	March 31, 2016	March 31, 2015
Cash flows from operating activities:
Net Income (Loss)	$(3,230,222)	$720,182
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	510,033	285,883
Amortization of debt discount	35,584	33,914
(Increase) decrease in cash surrender value of officers' life insurance	(12,266)	(5,847)
(Income) loss from change in value of derivatives	(1,260,549)	(1,343,447)
Deferred income taxes	-	(2,260,270)
Stock option / warrant compensation expense	358,409	327,750
Gain on sale of assets	-	(79,327)
Changes in operating assets and liabilities:
Increase in accounts receivable	(3,034,674)	(3,862,406)
Decrease (increase) in marketable securities	(951)	3,049
Decrease in costs and estimated earnings in excess of billings	159,598	61,014
Decrease (increase) in prepaid expenses	61,307	(44,045)
Increase in deposits and other assets	(19,549)	(580,561)
Increase (decrease) in accounts payable and accrued expenses	1,233,566	(1,927,081)
Increase in factored receivables obligation	1,393,410	2,205,708
Decrease in billings in excess of costs and estimated earnings	(73,476)	(410,088)
Net cash used in operating activities	(3,879,780)	(6,875,572)

Cash flows from investing activities:
Cash paid in acquisitions net of cash acquired	-	(1,368,825)
Proceeds on sale of assets	-	99,828
Purchases of property and equipment and construction in progress	(334,973)	(107,126)
Net cash used in investing activities	(334,973)	(1,376,123)

Cash flows from financing activities:
Warrants and Options Exercised	1,270,782	1,246,580
Common stock issuances	5,331,444	11,294,449
Net cash provided by financing activities	6,602,226	12,541,029
Effects of foreign exchange rate changes	(14,814)	-
Net increase in cash	2,372,659	4,289,334

Cash - beginning of period	795,682	765,099

Cash - end of period	$3,168,341	$5,054,433

See Notes to Consolidated Financial Statements

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

	March 31, 2016	March 31, 2015

Cash payments for:
Interest	$14,290	$104,010

Income taxes	$51,905	$1,046,259

Summary of non-cash investing and financing activities:
Issuance of 10,000,000 shares of common stock in IPSA International, Inc. acquisition	-	$13,300,000
Issuance of common stock for dividend payment on preferred stock	$6,857	$406,372
Reclassification of Derivative warrant liability to equity	$569,492	$622,646
Fair Value of warrants issued to induce exercise of Series D warrants	$84,525	$-
Fair Value of derivative features issued to Qualified Purchasers	$599,228	$-

See Notes to Consolidated Financial Statements

ROOT9B TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(Unaudited)

Note 1 – Basis of Presentation and General Information:

The accompanying unaudited interim consolidated financial statements of root9B Technologies, Inc. (“root9B” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company’s Annual Report filed with the SEC on Form 10-K for the year ended December 31, 2015. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of consolidated financial position and the consolidated results of operations for the interim periods presented have been reflected herein.  Notes to the financial statements which would substantially duplicate the disclosure contained in the audited consolidated financial statements for fiscal year 2015 as reported in the 10-K have been omitted.

The consolidated results of operations for interim periods are not necessarily indicative of the results expected for future quarters or the full year.

The preparation of the Company’s Consolidated Financial Statements, in conformity with GAAP, requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Recent accounting pronouncements:

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).”  This guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  In August 2015, the FASB issued a one-year deferral of the effective date of ASU 2014-09.  ASU 2015-14 requires application of ASU 2014-09 for annual reporting periods beginning after December 15, 2017 and early adoption is permitted as of the original effective date (i.e. for annual reporting periods beginning after December 16, 2016).  The Company has not yet determined the effect, if any, that the adoption of this standard will have on the Company’s financial position or results of operations.

 In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Going Concern (“ASU 2014-15”). ASU 2014- 15 provides GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The standard will be effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. Upon adoption the Company will use the guidance in ASU 2014-15 to assess going concern uncertainty matters.

On February 25, 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (“ASU 2016-02”).  ASU 2016-02 is intended to improve financial reporting about leasing transactions. The ASU will require organizations that lease assets referred to as “Lessees” to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases.  The standard will be effective for annual periods ending after December 15, 2018, and interim periods within annual periods beginning after December 15, 2018.  Early adoption will be permitted for all companies and organizations upon issuance of the standard. The Company is currently in the process of evaluating the impact that ASU 2016-02 will have on its financial statements.

Since January 1, 2016, there have been other new accounting pronouncements and updates to the Accounting Standards Codification.  Each of these updates has been reviewed by Management who does not believe their adoption has had or will have a material impact on the Company’s financial position or operating results.

Note 2 – Summary of Significant Accounting Policies:

The Company’s significant accounting policies are outlined in the Company’s Annual Report filed with the SEC on Form 10-K for the year ended December 31, 2015.

Note 3 – Fair Value Measurements:

We measure the fair value of financial assets and liabilities in accordance with GAAP, which defines fair value, establishes a framework for measuring fair value, and requires certain disclosures about fair value measurements.

GAAP defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. GAAP describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities.

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable.

Level 3 – inputs that are unobservable (for example the probability of a capital raise in a “binomial” methodology for valuation of a derivative liability directly related to the issuance of common stock warrants).

Derivative Instruments:

We do not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, we have entered into certain financial instruments and contracts, such as debt financing arrangements and the issuance of common and preferred stock with detachable common stock warrants features that are either i) not afforded equity classification, ii) embody risks not clearly and closely related to host contracts, or iii) may be net-cash settled by the counterparty. These instruments are required to be carried as derivative liabilities, at fair value.

Certain of our derivative instruments are detachable (or “free-standing”) common stock purchase warrants issued in conjunction with debt or common and preferred stock. We estimate fair values of these derivatives utilizing Level 2 inputs for all warrants issued, other than those associated with Series C Preferred Stock and derivative features issued to qualified investors as part of the Q1 2016 capital raise. Other than the Series C Preferred Stock warrants and the derivative features issued to Qualified Purchasers, we use the Black-Scholes option valuation technique as it embodies all of the requisite assumptions (including trading volatility, remaining term to maturity, market price, strike price, and risk free rates) necessary to fair value these instruments, for they do not contain material “down round protection” (otherwise referred to as “anti-dilution” and full ratchet provisions). For the warrants directly related to the Series C Preferred Stock and the derivative features issued to Qualified Purchasers, the warrant contracts do contain “Down Round Protections” and the “Black-Scholes” option valuation technique does not, in its valuation calculation, give effect for the additional value inherently attributable to the “Down Round Protection” mechanisms in its contractual arrangement.  Valuation models and techniques have been developed and are widely accepted that take into account the additional value inherent in “Down Round Protection.” These techniques include “Modified Binomial”, “Monte Carlo Simulation” and the “Lattice Model.” The “core” assumptions and inputs to the “Binomial” model are the same as for “Black-Scholes”, such as trading volatility, remaining term to maturity, market price, strike price, and risk free rates; all Level 2 inputs.  However, a key input to the “Binomial” model (in our case, the “Monte Carlo Simulation”, for which we engage an independent valuation firm to perform) is the probability of a future capital raise which would trigger the Down Round Protection feature.  By definition, this input assumption does not meet the requirements for Level 1 or Level 2 outlined above; therefore, the entire fair value calculation for the Series C Common Stock Warrants and the derivative features issued to Qualified Purchasers are deemed to be Level 3. This input to the Monte Carlo Simulation model, was developed with significant input from management based on its knowledge of the business, current financial position and the strategic business plan with its best efforts.

As of December 31, 2015, the Company has determined that the Black-Scholes model valuation for the Series C warrants was not materially different than the Binomial model due to the remaining period before warrant expiration being less than 3 months and the current market price of the Company’s stock being in excess of the down round trigger price of $0.77.  As a result, the valuation of the Series C warrants as of December 31, 2015 was performed using the Black-Scholes model to approximate the Binomial model valuation.  The 714,285 Series C warrants that were unexercised as of the March 3, 2016 expiration date had $0 value as of March 31, 2016.

As of March 31, 2016, the Company determined that the derivative features issued to the Qualified Purchasers as part of the Securities Purchase Agreement executed on March 10, 2016, which included 5,073,863 warrants (See Note 8), should be recorded as derivative liabilities.  However, due to the 9.9% ownership restrictions at both the execution date and at March 31, 2016, the warrants to the Qualified Purchasers were not exercisable.  Management has also determined that the likelihood of the Qualified Purchasers ownership percentage being reduced below the 9.9% maximum ownership is highly improbable during the term of the warrants.  These factors, along with the anti-dilution protection were key inputs in the Monte Carlo simulation performed by an independent valuation firm.

Also, as of March 31, 2016, the Non-Qualified Purchasers that were part of the same Securities Purchase Agreement dated March 10, 2016, which included 1,926,137 warrants, met the criteria of being for being indexed to the Company’s common stock and have been classified in stockholder’s equity.

Estimating fair values of these derivative financial instruments requires the use of significant and subjective inputs that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are volatile and sensitive to changes in our trading market price, the trading market price of various peer companies and other key assumptions such as the probability of a capital raise for the Monte Carlo Simulation described above. Since derivative financial instruments are initially and subsequently carried at fair value, our operating results will reflect this sensitivity of internal and external factors.

The key quantitative assumptions related to the Series C Common Stock Warrants, issued March 3, 2011 and expiring March 3, 2016, were as follows:

December 31, 2015

Expected Life (Years)	0.2
Risk Free Rate	0.15%
Volatility	38.06%
Probability of a Capital Raise	100%

The key quantitative assumptions related to the Securities Purchase Agreement, for the derivative features issued to the Qualified Purchasers issued March 10, 2016 are as follows:

March 31, 2016

Expected Life (Years)	2.0 – 5.0
Risk Free Rate	1.45%
Volatility	56.3%
Probability of a Capital Raise	5%-95%

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

Financial assets and liabilities measured at fair value on a recurring basis (for the Company, only derivative liabilities related to common stock purchase warrants, (issued directly in conjunction with debt and preferred stock issuances and to qualified investors) are summarized below and disclosed on the balance sheet under Derivative liability:

	March 31, 2016
	Fair Value	Level 1	Level 2	Level 3
Derivative Liability – Common Stock Purchase Warrants:
Series B Preferred Stock	-		-
Promissory Notes	$2,409		$2,409
Series D Preferred Stock	1,707,634		1,707,634
Series C Preferred Stock	-			-
Qualified Purchaser derivative features	599,228			$599,228
Total	$2,309,271		$1,710,043	$599,228

	December 31, 2015
	Fair Value	Level 1	Level 2	Level 3
Derivative Liability – Common Stock Purchase Warrants:
Promissory Notes	$2,189		$2,189
Series D Preferred Stock	2,904,849		2,904,849
Series C Preferred Stock	633,046			633,046
Total	$3,540,084		$2,907,038	$633,046

The Series C Preferred Stock change in Level 3 value from $633,046 as of December 31, 2015 to $0 as of March 31, 2016 consisted of a $493,124 decrease in value, with the balance of $139,922 reclassed to shareholder equity upon the exercise of the warrants.  The Qualified Purchaser Level 3 derivative features were valued at $599,228 as of March 31, 2016, which approximated the value at issuance on March 10, 2016.

Note 4 – Acquisitions

IPSA International, Inc.

On February 6, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with IPSA International, Inc. (“IPSA”). On February 9, 2015, the Company and IPSA consummated and closed the Merger, which was accounted for as a business acquisition.  Pursuant to the terms of the Merger Agreement, upon the closing of the Merger, the Corporation issued 10,000,000 shares of the Company’s common stock, valued at $13,300,000 to the stockholders of IPSA (the “Stock Consideration”), as well as paid $2,500,000 in cash to such stockholders.  In conjunction with the closing of the Merger, the Company entered into a registration rights agreement with the stockholders of IPSA whereby the Company agreed to provide piggyback registration rights to the holders of the Stock Consideration.  The Company also entered into an employment agreement with Dan Wachtler, the CEO of IPSA.  The Company incurred acquisition related costs of $649,442 and these were included in operating expenses for the three months ended March 31, 2015.

IPSA specializes in Anti-Money Laundering (“AML”) operational, investigative and remedial services, AML risk advisory and consulting services, conducting high-end investigations with expertise in services ranging from complex financial crime and intellectual property issues to conducting anti-bribery investigations or due diligence on a potential partner or customer.  Additionally, IPSA provides investigative services related to passport issuances by foreign countries.  IPSA has offices in the U.S., Canada, U.K., U.A.E. and Hong Kong and a talent base that is focused on assisting clients in making better-informed decisions to protect their investments and assets.

The following table presents the final purchase price allocation:

Consideration	$15,800,000

Assets Acquired:
Current Assets	$11,798,564
Property and Equipment, net	29,180
Other long term assets	712,353
Intangible assets	6,580,464
Goodwill	11,324,069
Total assets acquired	30,444,565

Liabilities Assumed:
Accounts Payable	1,546,117
Factored Receivables Obligation	6,488,748
Accrued Expenses	1,990,857
Dividends Payable	1,100,000
Deferred Income Tax – non current	3,287,524
Derivative – contingent value right	231,384
Total liabilities assumed	14,644,565

Net Assets Acquired	$15,800,000

The acquired intangibles include customer relationships valued at $3,056,856 being amortized over 5 years, trademarks valued at $2,548,364 being amortized over 15 years and a non-compete agreement valued at $975,244 being amortized over 2 years.

As a part of the purchase price allocation, the Company recorded net deferred tax assets, which were recorded on IPSA’s books at the time of acquisition, of approximately $556,000.  In connection with the purchase price allocation, the Company recorded a deferred tax liability of approximately $2,842,000, with a corresponding increase to goodwill, for the tax effect of the acquired identifiable intangible assets from IPSA.  This liability was recorded as there will be no future tax deductions related to the acquired intangibles but they will be amortized as described above for financial reporting purposes.

Prior to the acquisition, the Company had determined that it was more likely than not that some portion or all of its deferred tax assets would not be realized and therefore had recorded a valuation allowance for the full amount of its deferred tax assets (which were $7,543,910 at December 31, 2014).  Upon the acquisition, the Company evaluated the likelihood that the acquired deferred tax assets and liabilities would be realized and as a result of that evaluation, recorded an increase to the valuation allowance of approximately $474,000 related to the acquired deferred tax assets and recorded a reduction in the valuation allowance of approximately $2,842,000 related to the deferred tax liability associated with the acquired identifiable intangible assets.  The net amount of these two adjustments to the Company’s valuation allowance against its net deferred tax assets was approximately $2,368,000 and is included in the income tax benefit on the Company’s consolidated statement of operations for the three months ended March 31, 2015.

Note 5 – Receivables sold with recourse:

The Company’s IPSA subsidiary sells certain of its accounts receivable with full recourse to Advance Payroll Funding Ltd. (“Advance”). Advance retains portions of the proceeds from the receivable sales as reserves, which are released to the Company as the receivables are collected.  Proceeds from sales of such receivables, net of amounts held in reserves, during the period from January 1, 2016 to March 31, 2016, totaled $1,393,410. The outstanding balance of full recourse receivables at March 31, 2016 was $1,686,417 and this amount is included in Accounts receivable on the consolidated balance sheet. The outstanding balance of full course receivables and factored receivable obligations as of December 31, 2015 was $0.  In the event of default, the Company is required to repurchase the entire balance of the full recourse receivables and is subject to fees.  There are no limits on the amount of accounts receivable factoring available to the Company under the factoring agreement.  The agreement with Advance automatically renewed for a two year period on January 10, 2016, with additional 24 month renewal intervals thereafter.  The Company may only terminate the agreement as of the end of the next maturing term, or may provide at least sixty days written notice for an early termination of the agreement.  In the event of early termination, the Company would be subject to an early termination fee calculated as the average monthly base fees earned by Advance for the three months having the highest total base fees throughout the previous twelve months, multiplied by the number of months (or portions thereof) between the early termination date and the end of the current term.

Note 6 – Pro-Forma Financial Information (unaudited):

The following unaudited pro-forma data summarizes the results of operations for the three months ended March 31, 2015 as if the purchase of IPSA International, Inc. had been completed on January 1, 2015. The pro-forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place on January 1, 2015.

Three Months Ended
March 31, 2015
Net revenues	$14,566,395
Operating income (loss)	(2,313,408)
Net loss per share – basic and fully diluted	$(0.04)

Note 7 - Net Income (Loss) Per Share:

Basic net income or loss per common share is computed by dividing net income or loss for the period by the weighted-average number of common shares outstanding during the period.  Diluted net income or loss per share is computed by dividing net income or loss available to common stockholders for the period by the weighted-average number of common and common equivalent shares, such as stock options, warrants and convertible securities outstanding during the period.  Such common equivalent shares have not been included in the Company’s computation of net income (loss) per share when their effect would have been anti-dilutive based on the strike price as compared to the average trading price or due to the Company’s net losses attributable to common stockholders.

	March 31,	March 31,
	2016	2015
Basic:
Numerator –net income (loss) available to common stockholders	$(3,237,079)	$313,810
Denominator – weighted-average shares outstanding	78,591,011	60,408,125
Net income (loss) per share – Basic	$(0.04)	$0.01

Diluted:
Numerator –net income (loss) available to common stockholders	$(3,237,079)	$313,810
Denominator – weighted-average shares outstanding	78,591,011	80,436,499
Net income (loss) per share – Diluted	$(0.04)	$0.00

Note 8 – Stockholders’ Equity:

Common Stock:

Generally, the Company issues common stock in connection with acquisitions, as a part of equity financing transactions, as dividends on preferred stock, upon conversion of preferred shares to common stock and upon the exercise of stock options or warrants.

During the three months ended March 31, 2016, the Company issued common stock and common stock warrants as a part of the following four equity financing transactions:

On February 9, 2016, the Company entered into a letter agreement (the “Agreement”) with Miriam Blech and River Charitable Remainder Unitrust f/b/o Isaac Blech, who together control all of the Company’s Class C Preferred Stock.  Pursuant to the Agreement, the parties agreed to postpone payment of the annual dividend on the Company’s Class C Preferred Stock until five (5) business days following the day on which the Company holds an annual or special meeting of its stockholders where the stockholders approve a proposal to increase the authorized capital stock of the Company.

On January 26, 2016, the Company entered into securities purchase agreements with a group of accredited investors, pursuant to which the Company was to issue 227,273 shares of common stock at a purchase price of $1.10 per share. In addition, the Company issued warrants to purchase up to 56,818 shares of the Corporation’s common stock in the aggregate, at an exercise price of $1.50 per share (the “Warrants”). The Warrants have a term of five years and may be exercised at any time from or after the date of issuance and contain customary, structural anti-dilution protection (i.e., stock splits, dividends, etc.). Upon closing of this equity financing, the Company received proceeds of $250,000.

On February 24, 2016, the Company received proceeds of $1,256,782 in connection with the Company's offer to amend and exercise warrants. In connection with the offering, warrant holders elected to exercise a total of 1,142,529 of their $1.125 warrants at a reduced exercise price of $1.10 per share. The Company issued new warrants to the participants to purchase 285,654 shares of common stock with a term of five (5) years and have an exercise price per share equal to $1.50.

On March 3, 2016 the Company agreed to replace the 480,784 $1.50 warrants from the November 5, 2015, December 23, 2015 and January 26, 2016 financings with 1,923,137 five year warrants at $1.10 per share.  These 1,923,137 warrants are subject to the Company’s customary, structural anti-dilution protections (i.e. stock splits, dividends, etc.).

On March 10, 2016, the Company entered into securities purchase agreements with accredited investors, advisory clients of Wellington Management Company, LLP (“Wellington”) and the Dan Wachtler Family Trust pursuant to which the Company issued 5,076,863 shares of common stock at the purchase price of $1.10 per share.  In addition, the Company issued warrants to purchase up to 5,076,863 shares of the Company’s common stock in the aggregate, at an exercise price of $1.10 per share.  The warrants have a term of five years and may be exercised on a cashless basis.  Per the terms of the agreement, other than Dan Wachtler Family Trust, these purchasers are deemed to be “Qualified Purchasers” and are subject to the full-ratchet and anti-dilution protections explained below. Upon closing of this equity financing, the company received proceeds of $5,584,549.

In the event, prior to March 10, 2021, the Company issues “Additional Stock” (as defined in the Qualified Purchasers Securities Purchase Agreement) for per share consideration that is less than the Exercise Price of the Qualified Purchaser warrants, then the Exercise Price of each Warrant shall be reduced concurrently with such issue, to match the per share price of the dilutive issuance.  Additional Stock as defined in the Securities Purchase Agreement excludes common stock issued for exercises of stock options and warrants, conversions of promissory notes, and certain other adjustments as defined in the agreement.

Additionally, in the event, prior to March 10, 2018, the Company issues “Additional Stock” for a per share consideration of less than $1.10 resulting in a “Dilutive Issuance” as defined in the Securities Purchase Agreement, the Company shall issue shares to the Qualified Purchasers, for no additional consideration, based on a formula defined in the Securities Purchase Agreement.

Furthermore, in the event, prior to March 10, 2018, the Company issues “Additional Stock” (as defined in the Qualified Purchasers Warrant Agreement) the number of warrant shares shall be increased by the number of shares necessary to ensure that the “Ownership Percentage” immediately following the issuance of any such shares shall remain equal to the Ownership Percentage immediately prior to such issuance.  Ownership Percentage is calculated as the 5,073,863 warrant shares issued to Qualified Investors divided by 141,538,754 fully diluted shares agreed upon at the issuance date.  Additional stock per the Warrant Agreement excludes all of the same items described above and also excludes shares issued for a strategic investment between $10 million and $25 million.

Qualified Purchasers cannot exercise their warrants unless their beneficial ownership of outstanding common stock falls below 9.9%.  As of the March 10, 2016 issuance date and March 31, 2016, the Qualified Purchasers beneficially owned approximately 14% of the Company’s common stock, thus, the warrants are not exercisable.  If the Qualified Purchasers ownership of outstanding common stock falls below 9.9%, they are permitted to exercise warrants only to the extent that their beneficial ownership reaches 9.9%.

Aside from legal fees, the Company incurred $397,699 in fees, plus the issuance of 202,955 $1.10 five year warrants, with an exercise price of $1.10 and in connection with this financing transaction and this amount is not reflected in the proceeds above.

The table below summarizes the common stock and warrant activity referenced:

	Common Shares	Warrants
January 26, 2016 Securities Purchase Agreement	227,273	56,818
February 24, 2016 Warrant Exercises	1,142,529	(1,142,529)
February 24, 2016 Warrant Issue		285,654
March 3, 2016 Warrants Replaced		(480,784)
March 3, 2016 Warrant Re-Issue		1,923,137
March 10, 2016 Stock Purchase Agreement	5,076,863	5,076,863
Warrants Issued for Services		202,955
Totals	6,446,665	5,922,114

7% Series B Convertible Preferred Stock:

During 2010, the Company issued 1,200,000 shares of 7% Series B Convertible Preferred Stock (“Series B Preferred Stock”), along with 1,058,940 detachable warrants.  The holders of shares of Series B Preferred Stock are entitled to receive a 7 percent annual dividend until the shares are converted to common stock.  The warrants, immediately exercisable, are for a term of five years, and entitle the holder to purchase shares of common stock at an exercise price of $ 0.77 per share.  During the three months ended March 31, 2015, 880,000 shares of Series B Preferred Stock were converted into 880,000 shares of common stock.  As of March 31, 2016 and December 31, 2015, no shares of the Series B Preferred Stock remained outstanding, respectively.

The Class B preferred stock accrued 7 percent per annum dividends. The dividends began accruing April 30, 2010, and were cumulative.  Dividends were payable annually in arrears.  At December 31, 2015, $6,857 of dividends had accrued on these shares.  However, they are unrecorded on the Company’s books until declared.  On February 26, 2016, the Company declared the dividends on its Series B preferred stock accrued as of December 31, 2015, and the Company paid the dividends in 4,969 shares of Company common stock during the three months ended March 31, 2016.

Series C Convertible Preferred Stock:

During 2011, the Company issued 2,380,952 shares of Series C Convertible Preferred Stock; $.001 par value per share (“Series C Preferred Stock”), along with 8,217,141 warrants.  Each share was priced at $2.10 and, when issued, included 3 warrants at an exercise price of $0.77 which expire in 5 years. The Series C Preferred Stock (a) is convertible into three shares of common stock, subject to certain adjustments, (b) pays 7 percent dividends per annum, payable annually in cash or shares of common stock, at the Company’s option, and (c) is automatically converted into common stock should the price of the Company’s common stock exceed $2.50 for 30 consecutive trading days. The warrants issued in connection with the Series C Preferred Stock contain full-ratchet anti-dilution provisions that require them to be recorded as a derivative instrument.

On August 11, 2015, the Company executed an Exchange Agreement with the holders of the Series C Preferred Stock Warrants, replacing the original $0.77 warrants, with $1.20 warrants, which are not eligible for exercise until after February 11, 2017 and have an expiration date of August 11, 2018. Additionally, the Company did not provide full-ratchet anti-dilution provisions. As of March 31, 2016 and December 31, 2015, 2,380,952 shares of the Series C Preferred Stock remain outstanding.

   Stock Options:

The Company issued 317,874 stock options during the three months ended March 31, 2016 and 1,372,000 stock options during the three months ended March 31, 2015 under the 2008 Stock Incentive Plan.  The Company’s results for the three months ended March 31, 2016 and 2015, include stock option based compensation expense of $358,409 and $327,750, respectively.  These amounts are included within selling, general and administrative expenses on the Consolidated Statements of Operations.  There were no tax benefits recognized with respect to that stock based compensation during the three months ended March 31, 2016 or 2015.

The fair values of options granted during the three months ended March 31, 2016 were estimated using the Black Scholes option pricing model and using the following weighted-average assumptions:

Exercise price	$1.34
Risk free interest rate	1.02% - 1.81%
Volatility	62.13% - 70.48%
Expected term	5.5 Years
Dividend yield	None

On December 8, 2015 the Company issued 2,025,000 stock options to employees, and during the first three months of 2016 an additional 60,000 shares were issued. The vesting of these options is contingent on shareholder approval of an increase in the amount of authorized shares of common stock at the next annual meeting.  In the event that the shareholders do not approve the increase in authorized shares the options will be cancelled.  The Company has determined that due to the contingent vesting of these options, they are not included in the Company’s outstanding stock options at March 31, 2016.

The following table represents the activity under the stock incentive plan as of March 31, 2016 and the changes during each period:

Options	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2014	11,309,864	$0.81
Issued	3,140,000	$1.37
Exercised	(3,053,397)	$0.66
Forfeitures	(1,036,383)	$1.07
Outstanding at December 31, 2015	10,360,084	$1.01
Issued	317,874	$1.34
Exercised	(20,000)	$0.70
Forfeitures	(39,000)	$1.26
Outstanding at March 31, 2016	10,618,958	$1.00

   Warrants:

During the three months ended March 31, 2016, the Company issued 7,285,654 warrants to purchase shares of common stock in connection with financing transactions (see above in the common stock section of this Note), and 202,955 warrants to purchase shares of common stock in exchange for service.  During the three months ended March 31, 2015, the Company issued 8,046,821 warrants to purchase shares of common stock in connection with financing transactions and 50,000 warrants to purchase shares of common stock in exchange for service. For the three months ended March 31, 2016, $569,492 was reclassified as equity upon exercise.  The fair value of the 202,955 warrants issued for service during the three months ended March 31, 2016 were recorded as an offset in additional paid in capital because they were considered costs to raise capital.  The Company’s results of operations for the three months ended March 31, 2015, include immaterial expenses related to warrants issued for services which are included in selling, general and administrative expenses.

Warrant holders exercised 1,712,529 warrants to purchase common stock during the three months ended March 31, 2016.  The weighted average price of the exercised warrants was $0.99 and the Company received $1,257,782 in gross proceeds as a result of these exercises. Warrant holders exercised 888,334 warrants to purchase common stock during the three months ended March 31, 2015.  The weighted average price of the exercised warrants was $0.74 and the Company received $656,976 in proceeds as a result of these exercises.

The following table represents the warrant activity as of March 31, 2016 and the changes during each period:

Warrants	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2014	18,753,060	$1.06
Issued	15,848,643	$1.09
Exercised	(1,546,308)	$0.76
Cancelled	(7,187,642)	$0.80
Outstanding at December 31, 2015	25,867,753	$1.16
Issued	7,488,609	$1.12
Exercised	(1,712,529)	$0.99
Cancelled	(1,183,162)	$1.11
Outstanding at March 31, 2016	30,460,671	$1.16

Note 9 – Long-Term Debt:

In April 2016, the Company entered into Note Extension Agreement with existing note holders who held Promissory Notes for $1,600,000 scheduled to mature on May 21, 2016, whereby the note holders agreed to extend the maturity date of the Promissory notes to May 21, 2017.  As consideration for the extension the note holders received 480,000 five year warrants with an exercise price of $1.10 per share.

Note 10 – Segment Information:

The Company operates in three business segments: the Cyber Solutions segment, the IPSA / Business Advisory Solutions segment and the Energy Solutions segment.  The Cyber Solutions segment provides cyber security and advanced technology training services, operational support and consulting services.  The IPSA / Business Solutions segment, which includes IPSA as of February 9, 2015, provides anti-money laundering operational, advisory and consulting services, investigative due diligence services and advisory services in the following areas: risk, data, organizational change and cyber. The Energy Solutions segment works with customers to assess, design and install processes and automation to address energy regulation, strategy, cost, and usage initiatives.

The performance of the business is evaluated at the segment level.  Cash, debt and financing matters are managed centrally.  These segments operate as one from an accounting and overall executive management perspective, though each segment has senior management in place; however, they are differentiated from a marketing and customer presentation perspective, though cross-selling opportunities exist and continue to be pursued.  Condensed summary segment information follows for the three months ended March 31, 2016 and 2015.

	Three Months Ended March 31, 2016
	Cyber Solutions	Energy Solutions	IPSA / Business Advisory Solutions	Total

Revenue	$680,820	$204,992	$6,250,814	$7,136,626
Income (loss) from Operations before Overhead	$(2,575,588)	$(235,007)	$(131,930)	$(2,942,525)
Allocated Corporate Overhead	136,505	41,101	1,253,299	1,430,905
Loss from Operations	$(2,712,093)	$(276,108)	$(1,385,229)	$(4,373,430)

Assets	$5,665,950	$1,555,581	$28,409,774	$35,631,305

	Three Months Ended March 31, 2015
	Cyber Solutions	Energy Solutions	IPSA / Business Advisory Solutions	Total

Revenue	$428,588	$522,930	$8,582,729	$9,534,247
Income (loss) from Operations before Overhead	$(1,002,969)	$(280,018)	$1,036,663	$(246,324)
Allocated Corporate Overhead	779,455	152,325	1,556,677	2,488,457
Loss from Operations	$(1,782,424)	$(432,343)	$(520,014)	$(2,734,781)

Assets	$3,644,702	$2,583,132	$42,154,855	$48,382,689

Note 11 – Commitments and Contingencies:

Platte River Insurance Company (“Platte River”) instituted an action on April 8, 2015 in the United States District Court for the District of Massachusetts in which Platte River claims that the Company signed as a co-indemnitor in support of surety bonds issued by Platte River on behalf of Prime Solutions for the benefit of Honeywell pursuant to Prime Solutions, Inc.’s (“Prime”) solar project located in Worcester Massachusetts (the “Prime Contract”).  The Company filed its answer to the complaint, denying the allegations of Platte River.  On February 1, 2016 the Company received a demand letter from Platte River for immediate payment of an $868,617 claim under the terms of the co-indemnity agreement.  The Company continued to deny the allegations and did not agree to the demand.  The Company’s maximum liability exposure under the bond was $1,412,544, if Prime failed to meet its contracted obligations.  In October 2014, the Company determined it probable that Prime did fail to meet its contracted obligations under the Prime Contract, and therefore, the potential existed that the Company may have to meet outstanding Prime Contract obligations. The Company has evaluated the status of the project, amounts paid to date on the contract and assessed the remaining work to be performed.  On April 11, 2016, the Company settled this litigation with an agreement to pay $650,000, an amount that was initially accrued as a Selling, General and Administrative expense on the Consolidated Statement of Operations during 2014 and was still accrued for as of March 31, 2016.  Per the settlement agreement the Company paid $325,000 on April 19, 2016, with the remaining $325,000 to be paid no later than July 15, 2016.

The Company and two senior executives of the Company are named as defendants in a class action proceeding filed on June 23, 2015, in the U.S. District Court for the Central District of California.  On September 24, 2015, the U.S. District Court for the Central District of California granted a motion to transfer the lawsuit to the United States District Court for the District of Colorado.  On October 14, 2015, the Court appointed David Hampton as Lead Plaintiff and approved Hampton’s selection of the law firm Levi & Korsinsky LLP as Lead Counsel.  Plaintiff filed an Amended Complaint on January 4, 2016.  The Amended Complaint alleges violations of the federal securities laws on behalf of a class of persons who purchased shares of the Company’s common stock between October 17, 2014 and June 15, 2015.  In general, the Amended Complaint alleges that false or misleading statements were made or that there was a failure to make appropriate disclosures concerning the Company’s cyber security business and products.  On February 18, 2016, the Company filed a motion to dismiss Plaintiff’s Amended Complaint.  Plaintiff filed an opposition to the motion to dismiss and the Company replied on May 4, 2016. We cannot predict the outcome of this lawsuit; however, the Company believes that the claims lack merit and intends to defend against the lawsuit vigorously

Note 12 – Related Party Transactions:

On February 9, 2016, the Company entered into a letter agreement (the “Agreement”) with Miriam Blech and River Charitable Remainder Unitrust f/b/o Isaac Blech, who together control all of the Company’s Series C Preferred Stock.  Pursuant to the Agreement, the parties agreed to postpone payment of the annual dividend on the Company’s Series C Preferred Stock until five (5) business days following the day on which the Company holds an annual or special meeting of its stockholders where the stockholders approve a proposal to increase the authorized capital stock of the Company.

Associated with the March 10, 2016 financing, Mr. Isaac Blech and his affiliates agreed that the Company does not have to reserve shares of common stock for the conversion of their Series C Preferred Stock and underlying warrants until five (5) business days following the day on which the Company holds an annual or special meeting of its stockholders where the stockholders approve a proposal to increase the authorized capital stock of the Company. In addition, Mr. Blech and his affiliates agreed not to convert the Series C Preferred Stock or exercise the underlying warrants into shares of the Company’s common stock, until such time as the Company’s stockholders approve a proposal to increase the authorized capital stock of the Company.

Centurion Holdings, of which Mr. Grano, the Company’s Chairman and CEO, and a majority shareholder, has a sublease agreement for a portion of its office in New York with IPSA.  The lease is at market rates of $21,609 per month and constitutes IPSA’s New York Office.  The lease expires Aug 2018.

Note 13 – Liquidity and Capital Resources:

As of March 31, 2016, we had cash and cash equivalents of $3,168,341, compared to $795,682 at December 31, 2015, an increase of $2,372,659.  The increase is primarily attributable to the proceeds from the equity financing transactions and warrant and stock option exercises during the first quarter of 2016 which totaled approximately $6,600,000, offset by the net cash used in operations and investing of approximately $4,200,000.

Our objective from a liquidity perspective is to use operating cash flows to fund day to day operations.  In both the first quarter of 2016 and 2015 we did not achieve this objective, as cash flow from operations in the first quarter of 2016 and 2015 has been the net use of $3.9 million and $6.9 million, respectively.  Our high use of cash has been predominantly caused declines in revenue in our IPSA/BAS and ES, businesses, costs associated with the IPSA acquisition and integration, costs for the ramp up of root9B, our cyber security subsidiary, the cyber solutions employee base and capital costs associated with the build out of the Adversary Pursuit Center and other expansion related costs.

With new IPSA and Cyber Solutions client engagements in 2016, the Company expects such incremental revenue along with expense management will improve the Company’s liquidity position.  With new executed contracts that will be performed in 2016, management believes that it will have sufficient cash to fund operations into the first quarter of 2017. If these expectations are not achieved the Company may be required to raise additional capital to fund operations.

While there were no indications during the quarter that caused us to accelerate our annual impairment assessment date, if our plans and efforts to turn the trend of reduced revenue are not successful, we may, in the future, need to reduce the amount of goodwill or intangible asset currently recorded as of March 31, 2016.

Note 14 – Subsequent Events:

In April 2016, the Company entered into Note Extension Agreement with existing note holders who held Promissory Notes scheduled to mature on May 21, 2016, whereby the note holders agreed to extend the maturity date of the Promissory notes to May 21, 2017.  As consideration for the extension the note holders received 480,000 five year warrants with an exercise price of $1.10 per share.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of root9B Technologies, Inc. and subsidiaries
Charlotte, North Carolina

We have audited the accompanying consolidated balance sheets of root9B Technologies, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina
March 30, 2016

ROOT9B TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2015 AND 2014

	December 31,	December 31,
	2015	2014
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$795,682	$765,099
Accounts receivable, net	3,010,161	3,078,604
Marketable securities	33,366	38,863
Cost and estimated earnings in excess of billings	357,625	731,709
Prepaid expenses and other current assets	758,240	384,223

Total current assets	4,955,074	4,998,498

Construction in Progress - at cost	108,095	-

Property and Equipment - at cost less accumulated depreciation	3,782,388	1,748,631

OTHER ASSETS:

Goodwill	15,676,246	4,352,177
Intangible assets - net	5,509,642	151,623
Investment in cost-method investee	100,000	100,000
Deferred income taxes	56,409	-
Cash surrender value of officers' life insurance	167,371	338,214
Deposits and other assets	233,579	175,497

Total other assets	21,743,247	5,117,511

TOTAL ASSETS	$30,588,804	$11,864,640

See Notes to Consolidated Financial Statements

	December 31,	December 31,
	2015	2014
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Notes payable	$1,540,693	$1,670,765
Current portion of long-term debt	1,500	1,500
Accounts payable	1,607,166	1,306,578
Billings in excess of costs and estimated earnings	217,336	991,254
Accrued expenses and other current liabilities	2,560,048	2,634,903

Total current liabilities	5,926,743	6,605,000

NONCURRENT LIABILITIES:

Long term debt - net of current portion	2,373	3,926

Derivative liability	3,540,084	10,651,239

Deferred tax liability	-	85,000

Total noncurrent liabilities	3,542,457	10,740,165

STOCKHOLDERS' EQUITY (DEFICIT):

Preferred stock, $.001 par value, 4,985,000 authorized, no shares issued or outstanding at December 31, 2015 and December 31, 2014.	-	-
Class B convertible preferred stock, no liquidation preference $.001 par value, 2,000,000 shares authorized, 0 and 1,080,000 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively.	-	1,080
Class C convertible preferred stock, $.001 par value, 2,500,000 shares authorized, 2,380,952 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively.	2,381	2,381
Common stock, $.001 par value, 125,000,000 shares authorized, 76,990,639 and 48,670,144 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively.	77,009	48,670
Additional paid-in capital	77,983,593	42,803,888
Accumulated deficit	(57,080,942)	(48,336,544)
Accumulated other comprehensive income	137,563	-
Total stockholders' equity (deficit)	21,119,604	(5,480,525)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$30,588,804	$11,864,640

See Notes to Consolidated Financial Statements

ROOT9B TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	December 31, 2015	December 31, 2014
NET REVENUE	$29,358,429	$20,175,488

OPERATING EXPENSES:
Cost of revenues	22,925,136	14,982,996
Selling, general and administrative	17,446,270	11,184,909
Depreciation and amortization	1,600,246	386,282
Energy repositioning and subcontract obligation	-	1,162,089
Acquisition related costs	649,442	-

Total operating expenses	42,621,094	27,716,276

LOSS FROM OPERATIONS	(13,262,665)	(7,540,788)

OTHER INCOME (EXPENSE):
Derivative income (expense)	3,644,594	(10,344,753)
Goodwill impairment	-	(6,363,630)
Intangibles impairment	-	(429,394)
Interest expense, net	(793,289)	(59,066)
Other income (expense)	(166,583)	301,065

Total other income (expense)	2,684,722	(16,895,778)

LOSS BEFORE INCOME TAXES	(10,577,943)	(24,436,566)

INCOME TAX BENEFIT	2,239,917	-

NET LOSS	(8,338,026)	(24,436,566)

PREFERRED STOCK DIVIDENDS	(406,372)	(1,597,356)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(8,744,398)	$(26,033,922)

Net loss per share:
Basic	(0.12)	(0.86)
Diluted	(0.12)	(0.86)
Weighted average number of shares:
Basic	70,581,243	30,345,422
Diluted	70,581,243	30,345,422

See Notes to Consolidated Financial Statements

ROOT9B TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	December 31, 2015	December 31, 2014
Net Loss	$(8,338,026)	$(24,436,566)
Other comprehensive income:
Foreign currency translation income	137,563	-
Other comprehensive income	137,563	-
COMPREHENSIVE LOSS	$(8,200,463)	$(24,436,566)

See Notes to Consolidated Financial Statements

ROOT9B TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	Class B		Class C		Class D				Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders' Equity (Deficit)
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2013	1,160,000	$1,160	2,380,952	$2,381	13,376	$13	27,465,836	$27,466	$39,193,174	$(22,302,622)	$16,921,572
Deemed Dividend on Preferred Stock											$-
Issuance of common stock as dividends on Preferred B, C and D stock							2,294,487	$2,294	$1,595,062	$(1,597,356)	$-
Stock warrants issued for services									$28,259		$28,259
Stock options issued for assets and services rendered									$983,305		$983,305
Conversion of Preferred D stock to common stock					(13,376)	$(13)	18,001,392	$18,001	$(17,988)		$-
Conversion of Preferred B stock to common stock	(80,000)	$(80)					80,000	$80			$-
Exercise of stock warrants							795,095	$795	$437,755		$438,550
Exercise of stock options							33,334	$34	$23,301		$23,335
Reclassification of derivative warrant liability to equity									$420,507		$420,507
Issuance of stock warrants in connection with 10% Convertible Notes									$140,513		$140,513
Net Loss										$(24,436,566)	$(24,436,566)
Balance at December 31, 2014	1,080,000	$1,080	2,380,952	$2,381	-	$-	48,670,144	$48,670	$42,803,888	$(48,336,544)	$(5,480,525)

See Notes to Consolidated Financial Statements

ROOT9B TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	Class B		Class C		Class D				Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive	Total Stockholders' Equity (Deficit)
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2014	1,080,000	$1,080	2,380,952	$2,381	-	$-	48,670,144	$48,670	$42,803,888	$(48,336,544)	$-	$(5,480,525)
Deemed Dividend on Preferred Stock												$-
Issuance of common stock as dividends on Preferred B and C stock							262,176	$262	$406,110	$(406,372)		$-
Stock warrants issued for services									$18,373			$18,373
Stock options issued for assets and services rendered									$1,128,979			$1,128,979
Conversion of Preferred B stock to common stock	(1,080,000)	$(1,080)					1,080,000	$1,080				$-
Exercise of stock warrants							1,379,306	$1,379	$879,956			$881,335
Exercise of stock options							3,053,273	$3,053	$2,021,977			$2,025,030
Reclassification of derivative warrant liability to equity from exercise of warrants								$18	$1,079,877			$1,079,895
Reclassification of derivative warrant liability to equity as a result of warrant exchange agreement									$2,618,049			$2,618,049
Issuance of stock warrants in connection with 10% Convertible Notes									$83,031			$83,031
Issuance of stock from IPSA acquisition							10,000,000	$10,000	$13,290,000			$13,300,000
Issuance of stock from financings							12,131,453	$12,132	$13,147,768			$13,159,900
Issuance of stock for services							200,000	$200	$265,800			$266,000
Issuance of stock for principal and interest payments on Convertible Notes							214,287	$215	$239,785			$240,000
Foreign Exchange Translation Income											$137,563	$137,563
Net Loss										$(8,338,026)		$(8,338,026)
Balance at December 31, 2015	-	$-	2,380,952	$2,381	-	$-	76,990,639	$77,009	$77,983,593	$(57,080,942)	$137,563	$21,119,604

See Notes to Consolidated Financial Statements

ROOT9B TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	December 31, 2015	December 31, 2014
Cash flows from operating activities:
Net Income (loss)	$(8,338,026)	$(24,436,566)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,600,246	386,282
Amortization of debt discount	152,958	11,278
Decrease in cash surrender value of officers’ life insurance	170,843	78,051
(Income) loss from change in value of derivatives	(3,644,594)	10,344,753
Deferred income taxes	(2,427,733)	-
Stock option / warrant compensation expense	1,413,353	794,901
Gain on sale of assets	(79,327)	-
Impairment of goodwill and intangible assets	-	6,793,024
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	10,136,988	(290,395)
Decrease (increase) in marketable securities	5,497	(2,353)
Decrease in costs and estimated earnings in excess of billings	343,021	286,432
Increase in prepaid expenses	(85,953)	(223,743)
Increase in deposits and other assets	(5,620)	(101,452)
Increase (decrease) in accounts payable and accrued expenses	(4,374,677)	390,847
Increase (decrease) in factored receivables obligation	(6,488,748)	-
Increase (decrease) in billings in excess of costs and estimated earnings	(773,918)	434,709
Net cash used in operating activities	(12,395,690)	(5,534,232)

Cash flows from investing activities:
Cash paid in acquisitions net of cash acquired	(1,368,825)	-
Proceeds on sale of assets	99,828	-
Purchases of property and equipment and construction in progress	(2,507,024)	(243,587)
Net cash used in investing activities	(3,776,021)	(243,587)

Cash flows from financing activities:
Warrants and Options Exercised	2,906,365	461,884
Common stock issuances	13,159,899	-
Net Payments on long-term debt	(1,533)	(1,500)
Issuance of Convertible Notes and Warrants	-	1,800,000
Net payments of Notes Payable	-	(2,721,239)
Net cash provided for by (used in) financing activities	16,064,731	(460,855)
Exchange gain on foreign currency	137,563	-

Net (decrease) increase in cash	30,583	(6,238,674)

Cash - beginning of period	765,099	7,003,773

Cash - end of period	$795,682	$765,099

See Notes to Consolidated Financial Statements

ROOT9B TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014
(continued)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

	2015	2014

Cash payments for:
Interest	$602,138	$44,066

Income taxes	$1,169,584	$0

Summary of non-cash investing and financing activities:
Reclassification of Derivative warrant liability to equity, including $2,618,049 related to the exchange of the Series C warrants – see Note 11	$3,697,944	$420,507
Issuance of 262,176 shares of common stock for dividend payment on preferred stock	$406,372	$941,880
Stock options issued for assets purchased	$0	$216,663
Issuance of 10,000,000 shares of common stock in IPSA Acquisition	$13,300,000	$0
Issuance of 214,287 shares of common stock for principal (in the amount of $200,000) and interest payments (in the amount of $40,000) on convertible notes	$240,000	$0
Issuance of 160,000 stock warrants in connection with 10% Convertible Notes Extension	$83,031	$0

See Notes to Consolidated Financial Statements

ROOT9B TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2015 AND 2014

Note 1 - Description of Business and Summary of Significant Accounting Policies:

Description of Business

We are a provider of cyber security, business advisory services principally in regulatory risk mitigation, and energy solutions.  We help clients in diverse industries improve performance, comply with complex regulations, reduce costs, leverage and integrate technology, and stimulate growth. We team with our clients to deliver sustainable and measurable results. Our primary focus is using our expertise on issues related to three key areas for customers; (i) cyber security, (ii) regulatory risk mitigation, and (iii) energy usage and strategy initiatives.  We work with our customers to assess, design, and provide customized advice and solutions that are tailored to address each client’s particular needs. We provide solutions and services to a wide variety of organizations including Fortune 500 companies, medium-sized businesses and governmental entities.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned.  All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the Company’s consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions.  These estimates and assumptions affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Cash and cash equivalents

The Company considers all highly liquid investments having an original maturity of three months or less to be cash equivalents.  Amounts invested may exceed federally insured limits at any given time.  Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents.  The Company places its cash and cash equivalents on deposit with financial institutions in the United States.  The Company from time to time may have amounts on deposit in excess of the insured limits (FDIC limits are $250,000).  The Company periodically assesses the financial condition of the institutions and believes that the risk of loss is remote.

      Accounts receivable:

Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions. Bad debt expense, if any,  is included in general and administrative expenses.  At December 31, 2015 and 2014, the allowance for doubtful accounts was $383,503 and $356,597, respectively.

Marketable securities:

Marketable equity securities are accounted for as trading securities and are stated at market value with unrealized gains and losses accounted for in other income (expense).

Property and equipment:

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years.  Maintenance and repair costs are expensed as incurred.  Gains or losses on dispositions are reflected in income.

Valuation of goodwill and intangible assets:

Our intangible assets include goodwill, trademarks, non-compete agreements and purchased customer relationships, all of which are accounted for based on Financial Accounting Standards Board (FASB) Accounting Standards Codification (“ASC”) Topic 350 Intangibles-Goodwill and Other. As described below, goodwill and intangible assets that have indefinite useful lives are not amortized but are tested at least annually for impairment or more frequently if events or changes in circumstances indicate that  the asset might be impaired. Intangible assets with limited useful lives are amortized using the straight-line method over their estimated period of benefit, ranging from two to fifteen years.

Impairment testing:

Our goodwill impairment testing is calculated at the reporting unit level. Our annual impairment test has two steps. The first identifies potential impairments by comparing the fair value of the reporting unit with its carrying value.  If the fair value exceeds the carrying amount, goodwill is not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with the carrying amount. If the implied fair value of goodwill is less than the carrying amount, a write-down is recorded.

The impairment test for the other intangible assets is performed by comparing the carrying amount of the intangible assets to the sum of the undiscounted expected future cash flows whenever events or circumstances indicate that an impairment may have occurred. If the sum of the future undiscounted cash flows is less than the carrying amount of the intangible asset or to its related group of assets, an impairment charge is recorded to the extent that the carrying amount of the intangible asset exceeds its fair value.

We predominately use a discounted cash flow model derived from internal budgets and forecasts in assessing fair values for our impairment testing.  Factors that could change the result of our impairment test include, but are not limited to, different assumptions used to forecast future net sales, expenses, capital expenditures, and working capital requirements used in our cash flow models. In addition, selection of a risk-adjusted discount rate on the estimated undiscounted cash flows is susceptible to future changes in market conditions, and when unfavorable, can adversely affect our original estimates of fair values. In the event that management determines that the value of intangible assets have become impaired using this approach, we will record an accounting charge for the amount of the impairment.  The Company also engages an independent valuation expert to assist it in performing the valuation and analysis of fair values of goodwill and intangibles.

The Company’s annual goodwill impairment testing date is October 1 of each year. In determining impairment charges, the Company uses various valuation techniques using both the income approach and market approach at each reporting unit in accordance with FASB ASC 350. The Company did not record an impairment charge during 2015.  During 2014, the Company recorded a goodwill impairment write-down of $6,363,630 related to the Energy Solutions segment which is reflected in the Statement of Operations.  The balance recorded as goodwill as of December 31, 2015 and 2014 is $15,676,246 and $4,352,177, respectively, net of accumulated impairment of $16,969,662 for both periods.

Intangible assets, other than goodwill, consist of customer relationships, non-competition agreements and trademarks/trade names.  The fair market value of the customer relationships were determined by discounting the expected future cash flows from the acquired customers.  The value of the non-competition agreements were estimated from the percentage of discounted cash flows expected to be lost if the agreement was not in place.  The Company performed its annual impairment test and determined there was no impairment during the fiscal year ended December 31, 2015.  In addition, for the fiscal year ended December 31, 2014, it was determined that a full impairment of the trade name and customer list intangible assets related to the Energy Solutions segment was required and such impairment was recorded during the fiscal year ended December 31, 2014.  As a result, the Company recorded an impairment charge of $429,394 at September 30, 2014.  Customer relationships acquired are being amortized over the estimated useful life of four or five years. Non-competition agreements are being amortized over the life of the agreement. Acquired trademarks/trade names are being amortized over five or fifteen years.  Total intangibles balances, prior to accumulated amortization, were $7,245,112 and $664,648 at December 31, 2015 and 2014, respectively. At December 31, 2015 and 2014, accumulated amortization of intangible assets totaled $1,735,470 and $513,025, respectively.  Amortization expense on these intangible assets of $1,222,446 and $222,476 for the years ended December 31, 2015 and 2014, respectively, is included as depreciation and amortization on the Statement of Operations.

Amortization expense related to intangible assets for the next five years and thereafter is expected to be as follows for the years ended:

December 31, 2016	$1,311,836
December 31, 2017	862,103
December 31, 2018	790,429
December 31, 2019	781,262
December 31, 2010	220,838
Thereafter	1,543,174
$5,509,642

Revenue recognition:

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of any agreement exists, services have been rendered, and collectability is reasonably assured; therefore, revenue is recognized when the Company invoices customers for completed services at contracted rates and terms. Therefore, revenue recognition may differ from the timing of cash receipts.

Income taxes:

The Company accounts for income taxes under FASB ASC Topic 740 Income Taxes.  Under FASB ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled (see Note 13). The Company regularly assesses the likelihood that its deferred tax assets will be realized from recoverable income taxes or recovered from future taxable income.  To the extent that the Company believes any amounts are not more likely than not to be realized through the reversal of the deferred tax liabilities and future income, the Company records a valuation allowance to reduce its deferred tax assets.  In the event the Company determines that all or part of the net deferred tax assets are not realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made. Similarly, if the Company subsequently realizes deferred tax assets that were previously determined to be unrealizable, the respective valuation allowance would be reversed, resulting in an adjustment to earnings in the period such determination is made.

FASB ASC Topic 740-10 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the balance sheet. It also provides guidance on de-recognition, measurement and classification of amounts related to uncertain tax positions, accounting for and disclosure of interest and penalties, accounting in interim period disclosures and transition relating to the adoption of new accounting standards. Under FASB ASC Topic 740-10, the recognition for uncertain tax positions should be based on a more-likely-than-not threshold that the tax position will be sustained upon audit. The tax position is measured as the largest amount of benefit that has a greater than fifty percent probability of being realized upon settlement.

Derivative Warrant Liability:

The Company evaluates warrants issued in connection with debt and preferred stock issuances to determine if those contracts, or any potential embedded components of those contracts, qualify as derivatives to be separately accounted for.  This accounting treatment requires that the carrying amount of any embedded derivatives be marked-to-market at each balance sheet date and carried at fair value.  In the event that the fair value is recorded as a liability, the change in the fair value during the period is recorded in the Statement of Operations as either income or expense. Upon expiration or exercise of the warrants, the derivative liability is marked to fair value at the conversion date and then the related fair value is reclassified to equity.  The fair value at each balance sheet date and the change in value for each class of warrant derivative is disclosed in detail in Note 2 to the Consolidated Financial Statements.

Share-based compensation:

The Company accounts for stock based compensation in accordance with FASB ASC 718 – Compensation-Stock Compensation. For employee stock options issued under the Company’s stock-based compensation plans, the fair value of each option grant is estimated on the date of the grant using the Black-Scholes pricing model, and an estimated forfeiture rate is used when calculating stock-based compensation expense for the period. For employee restricted stock awards and units issued under the Company’s stock-based compensation plans, the fair value of each grant is calculated based on the Company’s stock price on the date of the grant and a forfeiture rate is estimated when calculating stock-based compensation expense for the period. The Company recognizes the compensation cost of stock-based awards according to the vesting schedule of the award.

The Company accounts for stock-based compensation awards to non-employees in accordance with FASB ASC 505-50 Equity-Based Payments to Non-Employees (“ASC 505-50”). Under ASC 505-50, the Company determines the fair value of the warrants or stock-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Any stock options issued to non-employees are recorded in expense and additional paid-in capital in stockholders’ equity (deficit) over the applicable service periods.

Fees From Factoring Arrangement:

Fees charged to the Company from its factoring arrangement for accounts receivable sold with full recourse include an administrative fee that is incurred upon funding of the factored invoices to the Company and a closing fee that is incurred when payment of the original accounts receivable amount is paid to the factoring company by the Company’s customer. Administrative and closing fees from the factoring arrangement are included in interest expense in the consolidated financial statements.

Foreign Currency Translation:

The functional currencies of the Company’s foreign operations are the local currencies.  The consolidated financial statements of the Company’s foreign subsidiaries have been translated into U.S. dollars. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date.  Statement of Operations amounts have been translated using the average exchange rate for the periods presented.  Accumulated net translation adjustments have been reported in other comprehensive income in the consolidated statements of comprehensive loss.

Recent accounting pronouncements:

In May, 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” This guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606) – Deferral of the Effective Date”, a standard to provide for a one-year deferral of the effective date of ASU 2014-09.  ASU 2015-14 requires application of ASU 2014-09 for annual reporting periods beginning after December 15, 2017 and early adoption is permitted as of the original effective date (i.e. for annual reporting periods beginning after December 15, 2016).  The Company has not yet determined the effect, if any, that the adoption of this standard will have on the Company’s financial position or results of operations.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Going Concern (“ASU 2014-15”). ASU 2014-15 provides GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures.  For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued.  The standard will be effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016.  Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued.  Upon adoption the Company will use the guidance in ASU 2014-15 to assess going concern uncertainty matters.

On February 25, 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (“ASU 2016-02”).  ASU 2016-02 is intended to improve financial reporting about leasing transactions. ASU 2016-02 affects companies that lease assets such as real estate, airplanes, and manufacturing equipment. The ASU will require organizations that lease assets referred to as “Lessees” to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases.  The standard will be effective for annual periods ending after December 15, 2018, and interim periods within annual periods beginning after December 15, 2018.  Early adoption will be permitted for all companies and organizations upon issuance of the standard.  See Note 14 for the Company’s current lease commitments. The Company is currently in the process of evaluating the impact that ASU 2016-02 will have on its financial statements.

Since January 1, 2015, there have been several other new accounting pronouncements and updates to the Accounting Standards Codification.  Each of these updates has been reviewed by Management who does not believe their adoption has had or will have a material impact on the Company’s financial position or operating results.

Note 2 – Fair Value Measurements:

We measure the fair value of financial assets and liabilities in accordance with GAAP, which defines fair value, establishes a framework for measuring fair value, and requires certain disclosures about fair value measurements.

GAAP defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. GAAP describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities.

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable.

Level 3 – inputs that are unobservable (for example the probability of a capital raise in a “binomial” methodology for valuation of a derivative liability directly related to the issuance of common stock warrants).

Derivative Instruments:

We do not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, we have entered into certain financial instruments and contracts, such as debt financing arrangements and the issuance of preferred stock with detachable common stock warrants features that are either i) not afforded equity classification, ii) embody risks not clearly and closely related to host contracts, or iii) may be net-cash settled by the counterparty. These instruments are required to be carried as derivative liabilities, at fair value.

Certain of our derivative instruments are detachable (or “free-standing”) common stock purchase warrants issued in conjunction with debt or preferred stock. We estimate fair values of these derivatives utilizing Level 2 inputs for all warrants issued, other than those associated with Series C Preferred Stock. Other than the Series C Preferred Stock warrants, we use the Black-Scholes option valuation technique as it embodies all of the requisite assumptions (including trading volatility, remaining term to maturity, market price, strike price, and risk free rates) necessary to fair value these instruments, for they do not contain material “down round protection” (otherwise referred to as “anti-dilution” and full ratchet provisions). For the warrants directly related to the Series C Preferred Stock, the warrant contracts do contain “Down Round Protections” and the “Black-Scholes” option valuation technique does not, in its valuation calculation, give effect for the additional value inherently attributable to the “Down Round Protection” mechanisms in its contractual arrangement.  Valuation models and techniques have been developed and are widely accepted that take into account the additional value inherent in “Down Round Protection.” These techniques include “Modified Binomial”, “Monte Carlo Simulation” and the “Lattice Model.” The “core” assumptions and inputs to the “Binomial” model are the same as for “Black-Scholes”, such as trading volatility, remaining term to maturity, market price, strike price, and risk free rates; all Level 2 inputs.  However, a key input to the “Binomial” model (in our case, the “Monte Carlo Simulation”, for which we engage an independent valuation firm to perform) is the probability of a future capital raise which would trigger the Down Round Protection feature.  By definition, this input assumption does not meet the requirements for Level 1 or Level 2 outlined above; therefore, the entire fair value calculation for the Series C Common Stock Warrants is deemed to be Level 3. This input to the Monte Carlo Simulation model, was developed with significant input from management based on its knowledge of the business, current financial position and the strategic business plan with its best efforts.

As of December 31, 2015, the Company has determined that the Black-Scholes model valuation for the Series C warrants was not materially different than the Binomial model due to the remaining period before warrant expiration being less than 3 months and the current market price of the Company’s stock being in excess of the down round trigger price of $0.77.  As a result, the valuation of the Series C warrants as of December 31, 2015 was performed using the Black-Scholes model to approximate the Binomial model valuation.

Additionally, as a part of the Merger Agreement with IPSA International, Inc., (see Note 3) the Company was subject to issue additional shares of the Company’s stock based on the performance of the Company’s stock as of the 18 month anniversary of the transaction as well as the attainment of certain financial benchmarks by the IPSA subsidiary.  If 18 months from the IPSA transaction closing (February 9, 2015), the Company’s stock price was below $1.30, the Company was to issue additional shares, up to a maximum of 2.5 million shares, such that the value on the 18 month anniversary of the shares issued at closing is equal to the value at the closing.  The issuance of any shares based on the stock price on the 18 month anniversary was only to occur if the IPSA subsidiary contributed $39 million and $4.5 million to the Company’s net revenue and earnings before income taxes, respectively, for the 12 months after closing.  The potential issuance of shares (“contingent value right”) is a derivative liability.  The contingent value right had been valued on a quarterly basis utilizing a Monte Carlo Simulation model, which includes significant level 3 inputs, and the fair value of the contingent value right has been included as a Derivative Liability.

On October 9, 2015, the Company and IPSA amended the Merger Agreement to remove the provision relating to the contingent value right.  Therefore as of December 31, 2015 there was no value assigned to this contingent value right.

Estimating fair values of these derivative financial instruments require the use of significant and subjective inputs that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are volatile and sensitive to changes in our trading market price, the trading market price of various peer companies and other key assumptions such as the probability of a capital raise for the Monte Carlo Simulation described above. Since derivative financial instruments are initially and subsequently carried at fair value, our operating results will reflect this sensitivity of internal and external factors.

The key quantitative assumptions related to the Series C Common Stock Warrants, issued March 3, 2011 and expiring March 3, 2016, are as follows:

	December 31, 2015	December 31, 2014
Expected Life (Years)	0.2	1.2
Risk Free Rate	0.15%	0.32%
Volatility	38.06%	26.78%
Probability of a Capital Raise	100%	8-95%

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

Financial assets and liabilities measured at fair value on a recurring basis (for the Company, only derivative liabilities related to common stock purchase warrants, issued in conjunction with debt and preferred stock issuances) are summarized below and disclosed on the balance sheet under Derivative liability:

	December 31, 2015
	Fair Value	Level 1	Level 2	Level 3
Derivative Liability – Common Stock Purchase Warrants:
Debentures	$-		$-
Series B Preferred Stock	-		-
Promissory Notes	2,189		2,189
Series D Preferred Stock	2,904,849		2,904,849
Series C Preferred Stock	633,046			633,046
Total	$3,540,084		$2,907,038	$633,046

	December 31, 2014
	Fair Value	Level 1	Level 2	Level 3
Derivative Liability – Common Stock Purchase Warrants:
Debentures	$-		$-
Series B Preferred Stock	794,633		794,633
Promissory Notes	225,897		225,897
Series D Preferred Stock	3,325,449		3,325,449
Series C Preferred Stock	6,305,260			6,305,260
Total	$10,651,239		$4,345,979	$6,305,260

The table below provides a summary of the changes in fair value of financial assets and liabilities (for the Company, only derivative liabilities related to common stock purchase warrants, issued in conjunction with certain debt and preferred stock issuances) measured at fair value on a recurring basis for all derivatives, both level 2 and those using significant unobservable inputs (Level 3 – or only the common stock purchase warrants directly related to Series C Preferred Stock) for the years ended December 31, 2015 and 2014.

	Fair Value Measurements Using
	Level 2 Inputs					Level 3 Inputs
	Derivative liability - Common Stock Purchase Warrants -Debentures	Derivative liability - Common Stock Purchase Warrants – Series B Preferred Stock	Derivative liability - Common Stock Purchase Warrants –Promissory Notes	Derivative liability - Common Stock Purchase Warrants – Series D Preferred Stock	Total Fair Value Measurements Using Level 2 Inputs	Derivative liability - Common Stock Purchase Warrants – Series C Preferred Stock	Derivative Liability – Contingent Value Right	Grand Total Fair Value Measurements Using Both Level 2 and Level 3 Inputs

Balance December 31, 2013	$10,207	$24,277	$85,824	$224,075	$344,383	$382,610	$-	$726,993
Total unrealized (gains) or losses included in net income or (loss)	120,343	777,865	422,521	3,101,374	4,422,103	5,922,650	-	10,344,753
Reclassification to equity resulting from exercise of Common Stock Purchase Warrants	(130,550)	(7,509)	(282,448)	--	(420,507)	--	--	(420,507)
Balance December 31, 2014	$--	$794,633	$225,897	$3,325,449	$4,345,979	$6,305,260	$--	$10,651,239
Total unrealized (gains) or losses included in net income or (loss)	--	21,079	12,722	(410,731)	(376,930)	(3,036,281)	(231,384)	(3,644,594)
Reclassification to equity resulting from exercise of Common Stock Purchase Warrants	--	(815,712)	(236,430)	(9,869)	(1,062,011)	(17,884)	-	(1,079,895)
Release of contingent value right	-		-	-	-		231,384	231,384
Reclassification to equity resulting from the warrant exchange agreement	--	--	--	--	--	(2,618,049)	--	(2,618,049)
Balance December 31, 2015	$--	$--	$2,189	$2,904,849	$2,907,038	$633,046	$--	$3,540,084

Note 3 – Acquisitions:

We have acquired certain businesses, as set forth below and accordingly, the accompanying consolidated Financial Statements include the results of operations of each acquired business since the date of acquisition.

IPSA International, Inc.

On February 6, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with IPSA International, Inc. (“IPSA”). On February 9, 2015, the Company and IPSA consummated and closed the Merger, which was accounted for as a business acquisition.  Pursuant to the terms of the Merger Agreement, upon the closing of the Merger, the Corporation issued 10,000,000 shares of the Company’s common stock, valued at $13,300,000 to the stockholders of IPSA (the “Stock Consideration”), as well as paid $2,500,000 in cash to such stockholders.  In conjunction with the closing of the Merger, the Company entered into a registration rights agreement with the stockholders of IPSA whereby the Company agreed to provide piggyback registration rights to the holders of the Stock Consideration.  The Company also entered into an employment agreement with Dan Wachtler, the CEO of IPSA.  The Company incurred acquisition related costs of $649,442 and these were included in operating expenses.

IPSA specializes in Anti-Money Laundering (“AML”) operational, investigative and remedial services, AML risk advisory and consulting services, conducting high-end investigations with expertise in services ranging from complex financial crime and intellectual property issues to conducting anti-bribery investigations or due diligence on a potential partner or customer.   Additionally IPSA provides investigative services related to passport issuances by foreign countries.  IPSA has offices in the U.S., Canada, U.K., U.A.E. and Hong Kong and a talent base that is focused on assisting clients in making better-informed decisions to protect their investments and assets.

Valuation work was completed during the fourth quarter and as a result amounts for other long term assets and goodwill were adjusted by $163,698 from those previously reported on Form 10Q as of September 30, 2015.

The following table presents the final purchase price allocation:

Consideration	$15,800,000

Assets Acquired:
Current Assets	$11,798,564
Property and Equipment, net	29,180
Other long term assets	712,353
Intangible assets	6,580,464
Goodwill	11,324,069
Total assets acquired	30,444,630

Liabilities Assumed:
Accounts Payable	1,546,117
Factored Receivables Obligation	6,488,748
Accrued Expenses	1,990,857
Dividends Payable	1,100,000
Deferred Income Tax – non current	3,287,524
Derivative – contingent value right	231,384
Total liabilities assumed	14,644,630

Net Assets Acquired	$15,800,000

The acquired intangibles include customer relationships valued at $3,056,856 being amortized over 5 years, trademarks valued at $2,548,364 being amortized over 15 years and a non-compete agreement valued at $975,244 being amortized over 2 years.

As a part of the purchase price allocation, the Company recorded net deferred tax assets, which were recorded on IPSA’s books at the time of acquisition, of approximately $556,000.  In connection with the purchase price allocation, the Company recorded a deferred tax liability of approximately $2,842,000, with a corresponding increase to goodwill, for the tax effect of the acquired identifiable intangible assets from IPSA.  This liability was recorded as there will be no future tax deductions related to the acquired intangibles but they will be amortized as described above for financial reporting purposes.

Prior to the acquisition, the Company had determined that it was more likely than not that some portion or all of its deferred tax assets would not be realized and therefore had recorded a valuation allowance for the full amount of its deferred tax assets (which were $7,543,910 at December 31, 2014).  Upon the acquisition, the Company evaluated the likelihood that the acquired deferred tax assets and liabilities would be realized and, as a result of that evaluation, recorded an increase to the valuation allowance of approximately $474,000 related to the acquired deferred tax assets and recorded a reduction in the valuation allowance of approximately $2,842,000 related to the deferred tax liability associated with the acquired identifiable intangible assets.  The net amount of these two adjustments to the Company’s valuation allowance against its net deferred tax assets was approximately $2,368,000 and is included in the income tax benefit on the Company’s consolidated statement of operations for the year ended December 31, 2015.

Note 4 - Property and Equipment:

The principal categories and estimated useful lives of property and equipment are as follows:

			Estimated
	2015	2014	Useful Lives
Office equipment	$1,490,297	$1,564,404	5 years
Furniture and fixtures	2,049,525	277,499	7 years
Vehicles	13,567	13,567	5 Years
Computer software	732,842	276,613	3 to 5 years
Leasehold improvements	159,361	114,572	**
Land	226,261	266,765	N/A
	4,671,853	2,513,420
Less: accumulated depreciation	(889,465)	(764,789)
	$3,782,388	$1,748,631
** The lesser of useful life or the minimum lease term.

Note 5 - Marketable Securities Classified as Trading Securities:

Under FASB ASC Topic 320 Investments-Debt and Equity Securities, securities that are bought and held principally for the purpose of selling them in the near term (thus held only for a short time) are classified as trading securities.  Trading generally reflects active and frequent buying and selling, and trading securities are generally used with the objective of generating profits on short-term differences in price.  All inputs used to value the securities are based on Level 1 inputs under FASB ASC Topic 820 Fair Value Measurements and Disclosures. The unrealized holding loss as of December 31, 2015 and 2014, respectively, is as follows:

		Fair Market	Holding
	Cost	Value	Gain (Loss)
December 31, 2015	$42,504	$33,366	$(5,497)
December 31, 2014	$42,504	$38,863	$2,353

Note 6 - Investment in Limited Liability Company:

The Company has an investment in a limited liability company, which owns approximately 33 percent of the office building the Company leases office space in Charlotte, North Carolina.  The Company’s investment represents an approximate 3 percent share of ownership in the limited liability company.  Based on the Company’s ownership percentage, the Company accounts for its investment using the cost method. Accordingly, the carrying value of $100,000 is equal to the capital contribution the Company has made.  Income is recognized when capital distributions are received by the Company and totaled $3,600 for each of the years ended December 31, 2015 and 2014.

Note 7 - Goodwill Impairment:

The Company completed an annual impairment evaluation for the years ended December 31, 2015 and 2014, applying both Step 1 and Step 2 tests as applicable in FASB ASC 350..  The Company performed its annual impairment test and determined there was no impairment during the fiscal year ended December 31, 2015.  In addition, for the fiscal year ended December 31, 2014, it was determined that a full impairment of the trade name and customer list intangible assets related to the Energy Solutions segment was required and such impairment was recorded during the fiscal year ended December 31, 2014.  During 2014, the Company recorded a goodwill impairment write down of $6,363,630 related to its Energy Solutions business segment / reporting unit, which is reflected in the Statement of Operations. The balance recorded as goodwill as of December 31, 2015 and 2014 is $15,676,246 and $4,352,177, respectively, net of accumulated impairment of $16,969,662 for both periods.

Note 8 - Accrued Expenses:

Accrued expenses consisted of the following at December 31, 2015 and 2014:

	2015	2014
Accrued payroll	$913,907	$1,404,815
Accrued vacation	318,684	292,775
Other accrued liabilities	1,327,457	937,313
	$2,560,048	$2,634,903

Note 9 - Notes Payable:

Between October 23, 2014 and November 21, 2014, the Company issued $1,800,000 of 10% Convertible Promissory Notes (the “Promissory Notes”) and warrants to purchase 630,000 shares of the Company’s common stock (the “Warrants”) to accredited investors.  The Promissory Notes have a term of 12 months, pay interest semi-annually at 10% per annum and can be voluntarily converted by the holder into shares of common stock at an exercise price of $1.12 per share.  The Warrants have an exercise price of $1.12 per share and have a term of five years.  The fair value of the Warrants was $140,513 and was recorded as a debt discount and credited to Additional Paid-In Capital.  The discount is being amortized to interest expense over the one year term of the promissory notes.  During the second quarter of 2015, $200,000 of the Promissory Notes were converted to common stock.

On October 28, 2015, the Company entered into Note Extension Agreements with existing Noteholders who hold the Promissory Notes.  Pursuant to the Note Extension Agreements, the Noteholders, who held Promissory Notes with an aggregate principal balance of $1,600,000 which were scheduled to mature between October 23, 2015 and November 21, 2015, agreed to extend the maturity date of the Promissory Notes to May 21, 2016. As consideration for agreeing to extend the maturity date of the Promissory Notes, the Company agreed to issue the Noteholders five year common stock warrants to purchase an aggregate of 160,000 shares of the Company’s common stock at an exercise price of $1.12 per share.  The fair value of the Warrants was $83,031 and was recorded as a debt discount and credited to Additional Paid-In Capital.  The discount is being amortized to interest expense over the extended term of the Promissory Notes.

The outstanding amount of Promissory Notes (net of the debt discount) at December 31, 2015 and December 31, 2014 was $1,540,693 and $1,670,765, respectively.

Note 10 - Long-Term Debt:

Long-term debt as of December 31, 2015 and 2014 consists of the following:

	2015	2014
Xerox Copier Lease, due in 63 installments of $145.
ending in April 2018. Payments include interest at 4%.	$3,873	$5,426
	3,873	5,426
Current portion	(1,500)	(1,500)
Long-term portion	$2,373	$3,926

Note 11 - Stockholders’ Equity:

Common Stock:

Generally, the Company issues common stock in connection with acquisitions, as a part of equity financing transactions, as dividends on preferred stock, upon conversion of preferred shares to common stock and upon the exercise of stock options or warrants.

In 2015, the Company issued 10,000,000 shares as a part of the merger agreement with IPSA International, Inc. (see Note 3), 12,131,453 shares as a part of equity financing transactions, 262,176 shares as dividends on Preferred Stock, 1,080,000 shares due upon the conversion of Preferred Stock, 3,053,273 shares upon the exercise of options, 1,379,306 shares upon the exercise of warrants, 200,000 shares in exchange for services and 214,287 shares upon conversion of a portion of the principal and interest of outstanding convertible promissory notes.

In 2014, the Company issued 2,294,487 shares as dividends on preferred stock, 18,081,392 shares upon conversion of Series B and Series D convertible Preferred stock, 795,095 shares upon the exercise of common stock warrants, 33,334 shares upon exercise of stock options.

During 2015, the Company issued common stock and common stock purchase warrants as a part of the following equity financing transactions:

On February 9, 2015, the Company entered into a securities purchase agreement with an accredited investor, pursuant to which the Company issued 5,586,450 shares of common stock at a purchase price of $1.10 per share. In addition, the Company issued warrants to purchase up to 5,135,018 shares of the Company’s common stock in the aggregate, at an exercise price of $0.80 per share. The warrants have a term of three years and may be exercised at any time from or after the date of issuance, may be exercised on a cashless basis and contain customary, structural anti-dilution protection (i.e., stock splits, dividends, etc.).  The warrants qualified for equity accounting.  Upon closing of this equity financing, the Company received proceeds of $6,145,095.

On February 17, 2015, the Company entered into a securities purchase agreement with an accredited investor, pursuant to which the Company issued 1,162,321 shares of common stock at a purchase price of $1.10 per share. In addition, the Company issued warrants to purchase up to 1,068,390 shares of the Corporation’s common stock in the aggregate, at an exercise price of $0.80 per share. The warrants have a term of three years and may be exercised at any time from or after the date of issuance, may be exercised on a cashless basis and contain customary, structural anti-dilution protection (i.e., stock splits, dividends, etc).  The warrants qualified for equity accounting.  Upon closing of this equity financing, the Company received proceeds of $1,278,553.

On March 12, 2015, the Company entered into securities purchase agreements with a group of accredited investors, pursuant to which the Company issued 3,686,818 shares of common stock at a purchase price of $1.10 per share. In addition, the Company issued warrants to purchase up to 1,843,413 shares of the Corporation’s common stock in the aggregate, at an exercise price of $1.50 per share. The warrants have a term of three years and may be exercised at any time from or after the date of issuance and contain customary, structural anti-dilution protection (i.e., stock splits, dividends, etc).  The warrants qualified for equity accounting.  Upon closing of this equity financing, the Company received proceeds of $4,055,498.

The Company incurred fees of $184,697 in connection with the financing transactions discussed above and this amount has been charged to additional paid in capital.

On November 5, 2015, the Company entered into securities purchase agreements with a group of accredited investors, pursuant to which the Company issued 768,864 shares of common stock at a purchase price of $1.10 per share. In addition, the Company agreed to issue warrants to purchase up to 192,216 shares of the Corporation’s common stock in the aggregate, at an exercise price of $1.50 per share. The warrants have a term of five years and may be exercised at any time from or after the date of issuance and contain customary, structural anti-dilution protection (i.e., stock splits, dividends, etc).  The warrants qualified for equity accounting.  Upon closing of this equity financing, the Company received proceeds of $845,750.

On December 23, 2015, the Company entered into securities purchase agreements with a group of accredited investors, pursuant to which the Company issued 927,000 shares of common stock at a purchase price of $1.10 per share. In addition, the Company issued warrants to purchase up to 231,750 shares of the Corporation’s common stock in the aggregate, at an exercise price of $1.50 per share. The warrants have a term of five years and may be exercised at any time from or after the date of issuance and contain customary, structural anti-dilution protection (i.e., stock splits, dividends, etc.).  The warrants qualified for equity accounting.  Upon closing of this equity financing, the Company received proceeds of $1,019,700.

7% Class B Convertible Preferred Stock:

During 2010, the Company issued 1,200,000 shares of 7% Class B Convertible Preferred Stock (“Class B Preferred Stock”), along with 1,058,940 detachable warrants.  The holders of shares of Class B Convertible Preferred Stock are entitled to receive a 7 percent annual dividend until the shares are converted to common stock.  The warrants, immediately exercisable, are for a term of five years, and entitle the holder to purchase shares of common stock at an exercise price of $ 0.77 per share.  During 2015, 1,080,000 Shares of Class B Preferred Stock were converted into 1,080,000 shares of Common Stock.  As of December 31, 2015 and 2014, 0 shares and 1,080,000 shares, respectively, of the Class B Preferred Stock remain outstanding.

7% Class C Convertible Preferred Stock:

During 2011, the Company designated 2,500,000 shares of its preferred stock as Class C Convertible Preferred Stock; $.001 par value per share (“Class C Preferred Stock”), each share was priced at $2.10 and, included 3 warrants at an exercise price of $0.77 which expire in 5 years. The Class C Preferred Stock (a) is convertible into three shares of common stock, subject to certain adjustments, (b) pays 7 percent dividends per annum, payable annually in cash or shares of common stock, at the Company’s option, and (c) is automatically converted into common stock should the price of the Company’s common stock exceed $2.50 for 30 consecutive trading days.  During 2011, the Company issued 2,380,952 shares of Class C Preferred Stock and 8,217,141 warrants.  All of these shares were outstanding as of December 31, 2015 and 2014.

Stock Options:

In May 2008, the Company and shareholders adopted a stock incentive plan, entitled the 2008 Stock Incentive Plan (the “Plan”), authorizing the Company to grant stock options of up to 10,000,000 common shares for employees and key consultants.  On August 13, 2014, the Company’s stockholders approved an amendment to the Company’s 2008 Stock Incentive Plan increasing the number of shares of Common Stock available for issuance under the Plan to 20,000,000.  All options are approved by the Compensation Committee.  As of December 31, 2015, there were 9,639,916 shares available for grant under the Plan.

The Company’s results for 2015 and 2014 include stock option based compensation expense of $1,129,000 and $757,000, respectively.  These amounts are included within Selling, General & Administrative expenses on the Statement of Operations.  There were no tax benefits recognized in 2015 or 2014 for stock option based compensation.

Years Ended
	December 31, 2015	December 31, 2014
Exercise price	$1.20 - $2.32	$0.54 - $2.00
Risk free interest rate	0.80% to 1.84%	0.66% to 2.09%
Volatility	27.62% - 60.7%	29.65% - 37.13%
Expected Term	2.5 Years – 5.5 Years	2.5 Years - 6 Years
Dividend yield	None	None

The Company grants stock options to key employees and Board members at prices not less than the fair market value of the Company’s common stock on the grant date.  Options issued expire either at five or ten years from the date of grant.  The options are exercisable either immediately or based on a vesting schedule over 1 to 4 years.  Compensation cost is recognized on a straight line basis based on the applicable vesting schedule. The Company uses the Black-Scholes valuation method to estimate the grant date fair value of each option.  The fair values of options granted were estimated using the following weighted-average assumptions:

The expected dividend yield is zero as the Company does not currently pay dividends on its common stock.  As the Company’s common stock has very low trading volume, volatility is calculated based on the average volatility of a group which includes the Company and peer companies.  The risk free interest rate is based on the U.S. Treasury rates on the grant date with maturity dates approximating the expected life of the option on the grant date.  The expected term is an estimate based on the average of the date of vesting and the end of term of the option.  These assumptions are evaluated and revised for future grants, as necessary, to reflect market conditions and experience.  There were no significant changes made to the methodology used to determine the assumptions during 2015.  The weighted-average grant-date fair value of stock options granted was $0.51 during 2015 and $0.21 during 2014.  The following represents the activity under the stock incentive plan as of December 31, 2015 and changes during the two years then ended:

		Weighted Average
	Outstanding Options	Exercise Price
Outstanding at December 31, 2013	5,639,864	$0.83
Issued	6,585,000	$0.80
Exercised	(33,334)	$0.70
Forfeitures	(881,666)	$0.85
Outstanding at December 31, 2014	11,309,864	$0.81
Issued	3,140,000	$1.37
Exercised	(3,053,397)	$0.66
Forfeitures	(1,036,383)	$1.07
Outstanding at December 31, 2015	10,360,084	$1.01

Exercisable at December 31, 2015	7,439,084	$0.97

The weighted-average remaining contractual life for options outstanding at December 31, 2015 was 6.8 years and for options exercisable at December 31, 2015 was 5.9 years.  The aggregate intrinsic value of options outstanding at December 31, 2015 was $4,396,128 and for options exercisable at December 31, 2015 was $3,379,022.  As of December 31, 2015 there was approximately $2,270,855 of unrecognized compensation cost related to outstanding stock options.  The unrecognized compensation cost will be recognized over a weighted-average period of 0.8 years.

On December 8, 2015, the Company issued 2,025,000 stock options to employees.  The vesting of these options is contingent on shareholder approval of an increase in the amount of authorized shares of common stock at the next annual meeting.  In the event that the shareholders do not approve the increase in authorized shares the options will be cancelled.  The Company has determined that due to the contingent vesting of these options, the grant date has not occurred as of December 31, 2015 and as a result, they are not included in the Company’s outstanding stock options at December 31, 2015.

Warrants:

The Company predominantly issues warrants to purchase Common Stock in connection with the issuance of Convertible Preferred Stock, Convertible Notes and equity financings.  The Company has also issued warrants for service to board members and outside companies.  Additionally, the Company has issued warrants in connection with an acquisition. 7,156,144 of the 25,867,753 outstanding warrants have been issued in connection with equity instruments and are accounted for as a derivative liability.  The remaining 18,711,609 warrants were issued for services to board members or external companies, in connection with acquisitions, or in connection with the issuance of convertible notes or equity instruments and have been recorded based on fair value.  The warrants expire 3 or 5 years from the date of issuance.  Generally, warrants vest immediately or over a vesting schedule of between 1 and 3 years. The Company uses the Black-Scholes or “Binomial” valuation method, as appropriate, to estimate the grant date fair value of each warrant.

The Company issued 75,000 and 297,000 warrants to purchase shares of common stock in exchange for service during 2015 and 2014, respectively.  The Company’s results for the years 2015 and 2014, include expense related to warrants issued for services of $18,000 and $38,000, respectively.  These amounts are included within Selling, General & Administrative expenses on the Consolidated Statement of Operations.

Warrant holders exercised 1,546,308 warrants to purchase common stock, some of which were cashless exercises, during 2015.  The weighted average price of the exercised warrants was $0.76 and the Company received $881,335 in proceeds and issued 1,379,306 shares of common stock as a result of these exercises.  During 2014, warrant holders exercised 1,186,300 warrants to purchase common stock, some of which were cashless exercises.  The weighted average price of the exercised warrants was $0.71 and the Company received $438,550 in proceeds and issued 795,095 shares of common stock as a result of these exercises.

            On August 11, 2015 (the “Closing Date”), the Company entered into an exchange agreement (the “Exchange Agreement”) with the holders of outstanding warrants to purchase shares of the Company’s common stock (the “Holders”), pursuant to which the Company agreed to issue warrants to purchase an aggregate of 7,142,856 shares of the Company’s common stock (the “Replacement Warrants”) in exchange for the cancellation of the Holder’s existing warrants to purchase an aggregate of 7,142,856 shares of the Company’s common stock (the “Prior Warrants”). The Holders consist of (i) River Charitable Remainder Unitrust f/b/o Isaac Blech (the “Trust”), of which Isaac Blech, a current Director of the Company, is the sole trustee; and (ii) Miriam Blech, the wife of Isaac Blech.  The Prior Warrants had an exercise price of $0.77 per share, contained weighted-average anti-dilution price protection and contained an expiration date of March 3, 2016. The Replacement Warrants have an exercise price of $1.20 per share, are not exercisable for a period of eighteen months from the Closing Date and expire on the three year anniversary of the Closing Date.  Pursuant to the terms of the Exchange Agreement, the Company has agreed to seek shareholder approval for an increase in the Company’s authorized capital stock within twelve months of the Closing Date. In the event the Company fails to obtain approval of the proposal relating to such increase in the Company’s authorized capital stock the Company has agreed to resubmit such proposal to its stockholders within three (3) months after the result of the prior meeting is rendered.

As a result of the Exchange Agreement, the Prior Warrants, which were recorded as a derivative liability were valued at $2,618,049 as of August 11, 2015 and cancelled and removed from derivative liabilities and the Replacement Warrants, which were determined to be equity instruments, were recorded to additional paid in capital in the same amount.

The fair values of warrants granted for service were estimated using the following weighted-average assumptions:

Years Ended
	December 31, 2015	December 31, 2014
Exercise price	$1.50	$0.75 - $1.12
Risk free interest rate	0.39% to 0.46%	0.63% to 1.87%
Volatility	26.47% - 26.6%6	28.93% - 36.91%
Expected Term	1.5 Years	2.5 Years – 5.75 Years
Dividend yield	None	None

The following represents the stock warrant activity as of December 31, 2015 and changes during the two years then ended:

	Outstanding Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2013	19,112,360	$1.11
Issued	927,000	$1.05
Exercised	(1,186,300)	$0.71
Cancelled	(100,000)	$0.75
Outstanding at December 31, 2014	18,753,060	$1.06
Issued	15,848,643	$1.09
Exercised	(1,546,308)	$0.76
Cancelled	(7,187,642)	$0.80
Outstanding at December 31, 2015	25,867,753	$1.16

Note 12 - Income Taxes:

Significant components of the income tax benefit (expense) are summarized as follows:

	2015	2014
Current provision:
Federal	$0	$0
State	0	0
Foreign	(81,273)
Deferred provision:
Federal	1,579,747	0
State	744,223
Foreign	(2,780)	0
	$2,239,917	$0

A reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate on income before income taxes for the years ended December 31, 2015 and 2014 follows:

	2015	2014
Federal statutory rate	34.0%	34.0%
State income taxes, net of federal income tax benefit	7.0	0.7
Book derivative income (expense)	13.4	(14.2)
Dividend income from Canadian subsidiary	(6.6)	--
Section 78 Gross up	(2.5)	--
Stock compensation expense	(5.2)	(1.1)
Acquisition costs	(2.4)	--
Taxes related to foreign operations	2.1	--
Officers’ life insurance	(0.7)	(0.1)
Goodwill impairment	--	(6.6)
Intangibles impairment	--	(0.3)
Change in valuation allowance	(16.9)	(10.6)
Other	(1.5)	(1.8)
	20.9%	0%

The Company provides for income taxes in accordance with FASB ASC Topic 740 Income Taxes. Deferred income taxes arise from the differences in the recognition of income and expenses for tax and financial reporting purposes.  Deferred tax assets and liabilities are comprised of the following at December 31, 2015 and 2014.

	2015	2014
Deferred income tax assets:
Operating loss carry forward	$9,608,605	$5,260,000
Acquired NOL – Ecological acquisition	64,654	164,910
Accrued compensation	-	92,000
Allowance for doubtful accounts	150,354	141,000
Transaction costs capitalized	48,238	-
Intangible assets	-	1,886,000
Dividend withheld tax credit	80,819	-
Property, Plant and Equipment	61,715	-
Charitable contribution carryforward	8,312	-
Foreign tax credit on repatriated earnings	436,518	-
Cumulative Eligible Capital Deduction - Canada	54,682	0
Total deferred tax assets	10,513,897	7,543,910
Less: valuation allowance	(9,199,787)	(7,543,910)
Deferred income tax assets	$1,314,110	$-

Deferred income tax liabilities:
Intangibles Assets – IPSA acquisition	$(1,116,610)	$-
Property and equipment	-	(85,000)
Repatriated earnings of foreign subsidiaries	(141,091)	-
Total deferred tax liabilities	(1,257,701)	(85,000)
Net deferred tax assets / (liabilities)	$56,409	$(85,000)

A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The Company has provided a valuation allowance for all its net current and non-current U.S. deferred tax assets $9,256,196, which is primarily comprised of net operating loss carry forward deferred tax assets of $9,673,259.   The Company has recorded a deferred tax asset of $56,409 related to its Canadian operations.  See Note 3 for further information on the recognition of the deferred tax benefit.  Management made the assessment at the end of both 2015 and 2014 that a full valuation allowance for its U.S. deferred tax assets should be provided based on consideration of recent net operating losses, that it was no longer, at this time, more likely than not that the deferred tax assets would be recoverable.  Management will continue to monitor the status of the recoverability of deferred tax assets.  At December 31, 2015, the Company has income tax net operating loss carry forwards that begin to expire in 2031 to 2035.

Note 13 - Net Loss Per Share:

Basic net income or loss per common share is computed by dividing net income or loss for the period by the weighted - average number of common shares outstanding during the period.  Diluted income or loss per share is computed by dividing net income or loss for the period by the weighted - average number of common and common equivalent shares, such as stock options, warrants and convertible securities outstanding during the period.  Such common equivalent shares have not been included in the Company’s computation of net income (loss) per share when their effect would have been anti-dilutive based on the strike price as compared to the average trading price or due to the Company’s net losses attributable to common stockholders.

	2015	2014
Basic:
Numerator –net loss attributable to common stockholders	$(8,744,398)	$(26,033,922)
Denominator – weighted – average shares outstanding	70,581,243	30,345,422
Net loss per share – Basic and diluted	$(0.12)	$(0.86)

Incremental common shares (not included due to their anti-dilutive nature) :
Stock options	10,360,084	11,309,864
Stock warrants	25,867,753	18,753,060
Convertible preferred stock – Series B	-	1,080,000
Convertible preferred stock – Series C	7,142,856	7,142,856
Convertible preferred stock – Series D	-	-
Convertible Notes	1,428,571	1,607,143
	44,799,264	39,892,923

 Note 14 - Commitments and Contingencies:

The Company is obligated under various operating leases for office space and equipment and is obligated under non-cancelable contracts with job search firms.

The future minimum payments under non-cancelable operating leases and non-cancelable contracts with initial remaining terms in excess of one year as of December 31, 2015, are as follows:

2016	$1,270,509
2017	$1,117,855
2018	$734,166
2019	$420,568
2020	$342,891
2021	$55,600

The leases cover office premises.  Non-cancellable contracts with talent acquisition search engines account for $6,858 of the obligations. The above schedule of contractual obligations does not include dividends on preferred stock as they have not been declared, and the Company has the option of paying the dividends in cash or common stock of the Company at its discretion.  The Company has several employment contracts in place with key management which are in the normal course and have not been included in the above table.

Expenses for operating leases during 2015 and 2014 were $1,342,592 and $677,989, respectively.

The Company has a three percent ownership interest in a limited liability company that owns approximately 33 percent of the building the Company leases office space from in Charlotte, North Carolina.  Additionally, an individual stockholder of the Company owns approximately 30 percent of the same limited liability company.  Rent expense pertaining to this operating lease during 2015 and 2014 was $177,236 and $172,074, respectively.

Note 15 – Receivables sold with recourse:

The Company’s IPSA subsidiary sells certain of its accounts receivable with full recourse to Advance Payroll Funding Ltd. (“Advance”). Advance retains portions of the proceeds from the receivable sales as reserves, which are released to the Company as the receivables are collected.  Proceeds from sales of such receivables, net of amounts held in reserves, during the period from February 9, 2015 to December 31, 2015 totaled $7,393,507. The outstanding balance of full recourse receivables at December 31, 2015 was $0.  In the event of default, the Company is required to repurchase the entire balance of the full recourse receivables and is subject to fees.  There are no limits on the amount of accounts receivable factoring available to the Company under the factoring agreement.  The agreement with Advance is effective through January 10, 2018, with two year renewal intervals thereafter.

Note 16 - Employee Benefit Plan:

After the acquisition of IPSA on February 9, 2015, the Company has two 401(k) plans which cover substantially all employees.  The Company had a 401(k) plan in place prior to the acquisition and IPSA had also had a 401(k) plan.  Plan participants in either plan can make voluntary contributions of up to 15 percent of compensation, subject to certain limitations.  Under the Company’s plan that was in place prior to the acquisition, the Company matches a portion of employee deferrals.  Under the plan established by IPSA, there are no matches of a portion of employee deferrals.  It is the Company’s intent during 2016 to combine the two plans.  Total company contributions to the plans for the years ended December 31, 2015 and 2014 were approximately $50,140 and $51,296, respectively.

Note 17 - Advertising:

The Company expenses advertising costs as incurred.  Advertising expenses for the years ended December 31, 2015 and 2014 were $25,097 and $4,435, respectively.

 Note 18 - Major Customers:

Approximately 50 and 34 percent of total revenues were earned from the Company’s top five customers for the years ended December 31, 2015 and 2014, respectively.

Note 19 - Segment Information:

The Company operates in three business segments: the Cyber Solutions segment, the Business Advisory Solutions segment and the Energy Solutions segment.  The Cyber Solutions segment provides cyber security and advanced technology training services, operational support and consulting services.  The Business Advisory Solutions segment, which includes IPSA as of February 9, 2015, provides anti-money laundering operational, advisory and consulting services, investigative due diligence services and advisory services in the following areas: risk, data, organizational change and cyber.  The Energy Solutions segment works with customers to assess, design and install processes and automation to address energy regulation, strategy, cost, and usage initiatives.  The Business Advisory Solutions segment operated without IPSA for the full year in 2014 and up through February 9, 2015, and included IPSA from February 9, 2015 through December 31, 2015.

The performance of the business is evaluated at the segment level.  Cash, debt and financing matters are managed centrally.  These segments operate as one from an accounting and overall executive management perspective, though each segment has senior management in place; however they are differentiated from a marketing and customer presentation perspective, though cross-selling opportunities exist and continue to be pursued.  Condensed summary segment information follows for the year ended December 31, 2015 and 2014.

	Year Ended December 31, 2015
	Cyber Solutions	Business Advisory Solutions *	Energy Solutions	Total

Revenue	$2,975,583	$24,588,203	$1,794,643	$29,358,429
Income (Loss) from Operations before Overhead	$(4,446,716)	$(676,777)	$(784,732)	$(5,908,245)
Allocated Corporate Overhead	2,034,785	4,719,903	599,732	7,354,420
Loss from Operations	$(6,481,501)	$(5,396,680)	$(1,384,464)	$(13,262,665)

Assets	$5,054,281	$23,530,701	$2,003,822	$30,588,804

	Year Ended December 31, 2014
	Cyber Solutions	Business Advisory Solutions *	Energy Solutions	Total

Revenue	$4,076,050	$12,964,920	$3,134,518	$20,175,488
Income (Loss) from Operations before Overhead	$(106,312)	$1,332,555	$(2,352,884)	$(1,126,641)
Allocated Corporate Overhead	1,529,255	3,198,644	1,686,248	6,414,147
Loss from Operations	$(1,635,567)	$(1,866,089)	$(4,039,132)	$(7,540,788)

Assets	$3,392,939	$5,928,331	$2,543,370	$11,864,640

*    The Company acquired IPSA International, Inc. on February 9, 2015 and this business is included in the Business Advisory Solutions segment as of the acquisition date.

 Note 20 – Summary Pro-Forma Financial Information (unaudited):

The following unaudited pro-forma data summarizes the results of operations for the years ended December 31, 2015 and December 31, 2014, as if the February 9, 2015 purchase of IPSA International, Inc. had been completed on January 1, 2014. The pro-forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place on January 1, 2014.

	December 31, 2015	December 31, 2014
Net revenues	$34,390,577	$61,454,454
Operating loss	(12,841,292)	(7,109,581)
Net loss per share – basic	$(0.18)	$(0.18)
Net loss per share- diluted	$(0.18)	$(0.18)

Note 21 – Commitments and Contingencies:

Platte River Insurance Company (“Platte River”) instituted an action on April 8, 2015 in the United States District Court for the District of Massachusetts in which Platte River claims that the Company signed as a co-indemnitor in support of surety bonds issued by Platte River on behalf of Prime Solutions for the benefit of Honeywell pursuant to Prime Solutions, Inc.’s (“Prime”) solar project located in Worcester Massachusetts (the “Prime Contract”).  The Company filed its answer to the complaint, denying the allegations of Platte River.  On February 1, 2016 the Company received a demand letter from Platte River for immediate payment of an $868,617 claim under the terms of the co-indemnity agreement.  The Company continues to deny the allegations and will not agree to the demand.  The Company’s maximum liability exposure under the bond is $1,412,544, if Prime failed to meet its contracted obligations.  In October 2014, the Company determined it probable that Prime did fail to meet its contracted obligations under the Prime Contract, and therefore, the potential existed that the Company may have to meet outstanding Prime Contract obligations. The Company has evaluated the status of the project, amounts paid to date on the contract and assessed the remaining work to be performed.  Notwithstanding the demand letter from Platte River, the Company continues to believe its potential obligation under the Prime Contract is approximately $650,000, and that amount was accrued as a Selling, General and Administrative expense on the Consolidated Statement of Operations during 2014. The Company intends to vigorously defend this litigation.

Legal Proceedings:

The Company and two senior executives of the Company are named as defendants in a class action proceeding filed on June 23, 2015, in the U.S. District Court for the Central District of California.  On September 24, 2015, the U.S. District Court for the Central District of California granted a motion to transfer the lawsuit to the United States District Court for the District of Colorado.  On October 14, 2015, the Court appointed David Hampton as Lead Plaintiff and approved Hampton’s selection of the law firm Levi & Korsinsky LLP as Lead Counsel.  Plaintiff filed an Amended Complaint on January 4, 2016.  The Amended Complaint alleges violations of the federal securities laws on behalf of a class of persons who purchased shares of the Company’s common stock between October 17, 2014 and June 15, 2015.  In general, the Amended Complaint alleges that false or misleading statements were made or that there was a failure to make appropriate disclosures concerning the Company’s cyber security business and products.  On February 18, 2016, Defendants filed a motion to dismiss Plaintiff’s Amended Complaint.  Plaintiff’s opposition to the motion to dismiss was filed on April 4, 2016. Defendants’ reply is due on or before May 4, 2016.  We cannot predict the outcome of this lawsuit; however, the Company believes that the claims lack merit and intends to defend against the lawsuit vigorously.  No liability, if any that may result from this matter has been recorded on the Consolidated Financial Statements.

 Note 22 – Related Party Transactions

On January 16, 2014, the Company paid dividends on its Series C Preferred Stock in Common Stock of the Company.  Of this dividend, $140,000, equating to 241,379 shares was paid to River Charitable Remainder Unitrust f/b/o Isaac Blech, which is controlled by Isaac Blech, Vice Chairman of the Company’s Board of Directors.

On January 22, 2015, we paid dividends on our Series C Preferred Stock in Common Stock of the Company.  Of this dividend, $140,000, represented by 90,323 shares, was paid to River Charitable Remainder Unitrust f/b/o Isaac Blech.  On January 16, 2014, we paid dividends on our Series C Preferred Stock in Common Stock of the Company.  Of this dividend, $140,000, equating to 241,379, shares was paid to River Charitable Remainder Unitrust f/b/o Isaac Blech.  River Charitable Remainder Unitrust f/b/o Isaac Blech is controlled by Isaac Blech, Vice Chairman of the Company’s Board of Directors.

On February 9, 2015, the Company acquired IPSA International Inc. (“IPSA”). Mr. Joseph Grano, our Chief Executive Officer and Chairman of the Board, served, at the time of the acquisition, on the Advisory Board of IPSA.  In addition, Centurion Holdings of which Mr. Grano is a majority owner, was an approximately 5% stockholder of IPSA.  In consideration for the acquisition of IPSA, we paid approximately $15.8 million in cash and shares of our common stock to the stockholders of IPSA. Centurion received approximately $722,000 of such consideration.  Mr. Grano recused himself from all matters and voting processes related to the transaction.

Mr. Dan Wachtler, was the CEO and Chairman at the time of the IPSA acquisition and is now CEO of our IPSA subsidiary as well as a Director of the Company. Mr. Wachtler received approximately $9,478,000 of the consideration for the acquisition of IPSA.

Centurion Holdings, of which Mr. Grano is a majority owner, has a sublease agreement for a portion of its office in New York with IPSA.  The sublease is at market rates and constitutes IPSA’s New York Office.  The lease expires in August 2018.  The base rent for the sublease is approximately $204,000 per year.

On February 20, 2015 the Company paid a dividend to IPSA’s shareholders in the amount of $1,100,000.  The dividend had been declared and accrued on IPSA’s books on December 31, 2014, prior to the merger agreement with the Company.  $659,892 of this dividend was paid to Mr. Wachtler and $50,294 of this dividend was paid to Centurion Holdings, a Company whose majority owner is Mr. Grano.

On August 11, 2015, the Company entered into an exchange agreement (the “Exchange Agreement”) with the holders of outstanding warrants to purchase shares of the Company’s common stock (the “Holders”).  The Holders consist of (i) River Charitable Remainder Unitrust f/b/o Isaac Blech (the “Trust”), of which Isaac Blech, a current Director of the Company, is the sole trustee; and (ii) Miriam Blech, the wife of Isaac Blech.  See Note 11 for further discussion on the Exchange Agreement.

On November 5, 2015, the Company entered into securities purchase agreements with a group of accredited investors, pursuant to which the Company issued 768,864 shares of common stock at a purchase price of $1.10 per share. In addition, the Company agreed to issue warrants to purchase up to 192,215 shares of the Corporation’s common stock in the aggregate, at an exercise price of $1.50 per share (the “Warrants”). The Warrants have a term of five years and may be exercised at any time from or after the date of issuance and contain customary, structural anti-dilution protection (i.e., stock splits, dividends, etc). Upon closing of this equity financing, the Company received proceeds of $845,750.  Two of the accredited investors are Dan Wachtler, CEO of the IPSA subsidiary, who invested $250,000 and was issued 227,273 shares of common stock and 56,818 warrants, and John Catsimatidis, a member of the Board of Directors of the Company, who invested $242,750 and was issued 220,682 shares of common stock and 55,170 warrants.

On February 9, 2016, the Company entered into a letter agreement (the “Agreement”) with Miriam Blech and River Charitable Remainder Unitrust f/b/o Isaac Blech, who together control all of the Company’s Series C Preferred Stock.  Pursuant to the Agreement, the parties agreed to postpone payment of the annual dividend on the Company’s Series C Preferred Stock until five (5) business days following the day on which the Company holds an annual or special meeting of its stockholders where the stockholders are presented with a proposal to increase the authorized capital stock of the Company.

During 2015, the Company incurred $148,945 in public relations and marketing expenses from, ZITO Partners, a Company Shareholder.  In March 2015 Robert Zito invested $500,000 in the Company, receiving 454,545 shares of Common Stock and 227,273 $1.10 five year warrants. In 2016 Robert Zito invested $250,000 in the Company, receiving 227,273 shares of Common Stock and 227,273 $1.10 five year warrants.

As of December 31, 2015, the Company owed members of the Board of Directors, $222,000 in fees for various Board of Director, Audit Committee and Compensation Committee Fees.

Associated with the March 10, 2016 financing, Mr. Isaac Blech and his affiliates agreed that the Company does not have to reserve shares of common stock for the conversion of their Series C Preferred Stock and underlying warrants until five days after the Company holds a special or annual meeting of stockholders.

See Note 14 for description of a related party leasing arrangement.

Note 23 – Liquidity and Capital Resources:

As of December 31, 2015, we had cash and cash equivalents of $795,682, compared to $765,099 at December 31, 2014, an increase of $30,583.  The increase is primarily attributable to the proceeds from the equity financing, stock and warrant exercise transactions during 2015 which totaled approximately $16,100,000, offset by the net cash used in operations and investing activities during 2015 of approximately $12,400,000 and $3,800,000, respectively.  After financings in the first quarter of 2016 (see below), our cash position has increased and outstanding cash and cash equivalents at March 11, 2016 was approximately $5.5 million.

Our objective from a liquidity perspective is to use operating cash flows to fund day to day operations.  In both 2015 and 2014 we did not achieve this objective, as cash flow from operations in the 2015 and 2014 has been the net use of $11.8 million and $5.5 million, respectively.  Our high use of cash has been predominantly caused by declines in revenue in our existing businesses, costs associated with the IPSA acquisition, costs for the ramp up of the cyber solutions employee base and capital costs associated with the build out of the operations center for the cyber solutions group.  Additionally, revenues at IPSA were below expectations during 2015 due to the unexpected delay and ultimate early termination of a project with a significant customer and revenue in the cyber solutions segment has not materialized at the pace that was anticipated.  Based on the foregoing, we will have to obtain additional financing by the end of the first quarter of 2016 to support our future operations and there can be no assurance that we will be able to obtain such financing, or if obtained, on terms favorable to the Company.  Failure to obtain the same will adversely affect the operations of the Company.

With new IPSA and Cyber Solutions client engagements in 2016, the Company expects such incremental revenue along with expense management will improve the Company’s liquidity position.  Based upon its current cash position as well as these new executed contracts that will be performed in 2016, management believes that it will have sufficient cash to fund operations into the first quarter of 2017.

Note 24 – Subsequent Events:

The Class B preferred stock accrues 7 percent per annum dividends. The dividends began accruing April 30, 2010, and are cumulative.  Dividends are payable annually in arrears.  At December 31, 2015, $6,857 of dividends had accrued on these shares.  However, they are unrecorded on the Company’s books until declared.  On February 16, 2015, the Company declared dividends on its Series B and the Company paid the dividends in Company common stock.  On February 16, 2015 the Company issued 4,969 shares to the 7% Series B Convertible Preferred Stockholders.

On February 9, 2016, the Company entered into a letter agreement (the “Agreement”) with Miriam Blech and River Charitable Remainder Unitrust f/b/o Isaac Blech, who together control all of the Company’s Class C Preferred Stock.  Pursuant to the Agreement, the parties agreed to postpone payment of the annual dividend on the Company’s Class C Preferred Stock until five (5) business days following the day on which the Company holds an annual or special meeting of its stockholders where the stockholders are presented with a proposal to increase the authorized capital stock of the Company.

On January 26, 2016, the Company entered into securities purchase agreements with a group of accredited investors, pursuant to which the Company issued 227,273 shares of common stock at a purchase price of $1.10 per share. In addition, the Company issued warrants to purchase up to 56,818 shares of the Corporation’s common stock in the aggregate, at an exercise price of $1.50 per share (the “Warrants”). The Warrants have a term of five years and may be exercised at any time from or after the date of issuance and contain customary, structural anti-dilution protection (i.e., stock splits, dividends, etc). Upon closing of this equity financing, the Company received proceeds of $250,000.

On February 24, 2016, the Company received proceeds of $1,256,782 in connection with the Company's offer to amend and exercise warrants. In connection with the offering, warrant holders elected to exercise a total of 1,142,529 of their $1.125 warrants at a reduced exercise price of $1.10 per share. The Company issued new warrants to the participants to purchase 285,654 shares of common stock with a term of five (5) years and have an exercise price per share equal to $1.50.

On March 3, 2016 the Company agreed to amend the 480,784 $1.50 warrants from the November 5, 2015, December 23, 2015 and January 5, 2016 financings and to issue these amended warrants to equal 100% warrant coverage equal to 1,923,137 five year warrants at $1.10 per share.

On March 10, 2016, the Company entered into securities purchase agreements with accredited investors, advisory clients of Wellington Management Company, LLP and the Dan Wachtler Family Trust pursuant to which the Company issued 5,076,863 shares of common stock at the purchase price of $1.10 per share.  In addition, the Company issued warrants to purchase up to 5,076,863 shares of the Company’s common stock in the aggregate, at an exercise price of $1.10 per share.  The warrants have a term of five years and may be exercised on a cashless basis.  In addition to customary, structural anti-dilution protection (i.e., stock splits, dividends, etc), should the Company, during the term of the warrants, issue common shares at a per share consideration that is less than the exercise price, the exercise price of each warrant shall be reduced concurrently with such issue, to the consideration per share received by the Company for such issue of additional stock.  Upon closing of this equity financing, the company received proceeds of $5,584,549.

32,323,825 Shares

Of Common Stock

ROOT9B TECHNOLOGIES, INC.

PROSPECTUS

The date of this Prospectus is June [*], 2016

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses incurred or expected to be incurred by root9B in connection with the issuance and distribution of the common stock being registered hereby. All of the amounts shown are estimated except the SEC registration fee. Estimated fees and expenses can only reflect information that is known at the time of filing this registration statement and are subject to future contingencies, including additional expenses for future offerings.

Securities and Exchange Commission registration fee			$3,841
Transfer agent’s fees and expenses	$	*
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous expenses	$	*

Total			$3,841

*	To be filed by amendment.

Item 14.  Indemnification of Directors and Officers

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities.

The following is a summary of sales of our securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”) during the last three years.

On May 15, 2013 the Company declared dividends on its Series D 8% Redeemable Convertible Preferred Stock and the Company paid the dividends in common stock.  The Company issued 492,237 shares of common stock to the Series D Preferred Stockholders.

On November 15, 2013 the Company declared dividends on its Series D 8% Redeemable Convertible Preferred Stock and the Company paid the dividends in common stock.  The Company issued 849,665 shares of common stock to the Series D Preferred Stockholders.

On November 22, 2013, in conjunction with the Company’s acquisition of root9B LLC, the Company issued 2,241,935 restricted shares of the Company’s common stock as consideration for the acquisition.

On January 16, 2014 the Company declared and paid dividends on its Series B and Series C Preferred Stock and paid the dividends by issuance of Common Stock of the Company.  The Company issued 98,003 shares as dividends to its Series B Preferred Stockholders and 603,448 shares to its Series C Preferred Stockholders.

On May 15, 2014 the Company declared dividends on its Series D 8% Redeemable Convertible Preferred Stock and the Company paid the dividends in common stock.  The Company issued 972,791 shares of common stock to the Series D Preferred Stockholders.

On October 23, 2014, the Company entered into Securities Purchase Agreements with accredited investors and issued 10% convertible notes with associated warrants.  The notes are for a term of one year and are convertible by the investor at a rate of $1.12 per share and provide for warrant coverage of 35% also at a strike price of $1.12. The offering resulted in net proceeds to us of approximately $800,000.

On October 30, 2014, the Company entered into Securities Purchase Agreements with accredited investors and issued 10% convertible notes with associated warrants.  The notes are for a term of one year and are convertible by the investor at a rate of $1.12 per share and provide for warrant coverage of 35% also at a strike price of $1.12. The offering resulted in net proceeds to us of approximately $450,000.

On November 18, 2014, the Company entered into Securities Purchase Agreements with accredited investors and issued 10% convertible notes with associated warrants.  The notes are for a term of one year and are convertible by the investor at a rate of $1.12 per share and provide for warrant coverage of 35% also at a strike price of $1.12. The offering resulted in net proceeds to us of approximately $550,000.

On November 11, 2014 the Company declared dividends on its Series D 8% Redeemable Convertible Preferred Stock and the Company paid the dividends in common stock.  The Company issued 520,195 shares of common stock to the Series D Preferred Stockholders.

On December 29, 2014 the Company declared dividends on its Series D 8% Redeemable Convertible Preferred Stock and the Company paid the dividends in common stock.  The Company issued 99,762 shares of common stock to the Series D Preferred Stockholders.

On January 16, 2015 the Company declared dividends on its Series B and Series C Preferred Stock and the Company paid the dividends in common stock.  On January 21, 2015, the Company issued 36,369 shares of common stock to the Series B Preferred Stockholders and 225,807 shares to its Series C Preferred Stockholders.

On February 9, 2015, the Corporation entered into a Securities Purchase Agreement with an accredited investor and issued 5,586,450 shares of the Corporation’s common stock at a purchase price of $1.10 per share. In addition, the Corporation issued warrants to purchase up to 5,135,018 shares of the Corporation’s common stock in the aggregate, at an exercise price of $0.80 per share.  Upon closing of this equity financing, the Company received proceeds of $6,145,095.

On February 9, 2015, in conjunction with the Company’s acquisition of IPSA International Inc., the Company issued 10,000,000 restricted shares of the Company’s common stock as consideration for the acquisition.

On February 17, 2015, the Corporation entered into a Securities Purchase Agreement with an accredited investor and issued 1,162,321 shares of the Corporation’s common stock at a purchase price of $1.10 per share. In addition, the Corporation issued warrants to purchase up to 1,068,390 shares of the Corporation’s common stock in the aggregate, at an exercise price of $0.80 per share.  Upon closing of this equity financing, the Company received proceeds of $1,278,553.

On March 12, 2015, the Company entered into a Securities Purchase Agreement with accredited investors and issued 3,686,811 shares of the Corporation’s common stock at a purchase price of $1.10 per share. In addition, the Corporation issued warrants to purchase up to 1,843,409 shares of the Corporation’s common stock in the aggregate, at an exercise price of $1.50 per share. Upon closing of this equity financing, the Company received proceeds of $4,055,498.

On August 11, 2015, the Company entered into an exchange agreement with the holders of outstanding warrants to purchase shares of the Company’s common, pursuant to which the Company agreed to issue warrants to purchase an aggregate of 7,142,856 shares of the Company’s common stock (the “Replacement Warrants”) in exchange for the cancellation of the Holder’s existing warrants to purchase an aggregate of 7,142,856 shares of the Company’s common stock (the “Prior Warrants”). The Holders consist of (i) River Charitable Remainder Unitrust f/b/o Isaac Blech (the “Trust”), of which Isaac Blech, a current Director of the Company, is the sole trustee; and (ii) Miriam Blech, the wife of Isaac Blech. The Prior Warrants had an exercise price of $0.77 per share, contained weighted-average anti-dilution price protection and contained an expiration date of March 3, 2016. The Replacement Warrants have an exercise price of $1.20 per share, are not exercisable for a period of eighteen months from the Closing Date and expire on the three year anniversary of the Closing Date.

Between November 5, 2015 and March 10, 2016 the Company issued and sold 7,000,000 shares of common stock and warrants to purchase to 7,000,000 shares of common stock various accredited investors in private placement offerings.

On February 9, 2016, the Company concluded its Offer to Amend and Exercise pursuant to a Schedule TO whereby an aggregate of 1,142,529 Original Warrants were tendered by their holders and were amended and exercised in connection therewith for gross proceeds to the Company of $1,256,782. Following the expiration of the offer, the Company issued new warrants to the participating holders to purchase 285,654 shares of common stock with a term of five (5) years and have an exercise price per share equal to $1.50.

All of the foregoing securities were sold without registration under the Securities Act of 1933 pursuant to Section 4(a)(2) thereof and/or Regulation D promulgated thereunder.

Item 16.	Exhibits

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits. These exhibits are included with this filing.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That for the purpose of determining the liability under the Securities Act of 1933 to any purchases, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

(1)
for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)
for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte, North Carolina on, June 21, 2016.
ROOT9B TECHNOLOGIES, INC.

By:	/s/ Joseph J. Grano, Jr
Joseph J. Grano, Jr
Chief Executive and Principal Executive Officer

POWER OF ATTORNEY

KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph J. Grano, Jr. and Michael J. Effinger, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph J. Grano, Jr.	President, Chief Executive Officer and	June 21, 2016
Joseph J. Grano, Jr.	Director (Principal Executive Officer)

/s/ Michael J. Effinger	Chief Financial Officer	June 21, 2016
Michael J. Effinger	(Principal Accounting Officer) (Principal Financial Officer)

/s/ Isaac Blech	Director	June 21, 2016
Isaac Blech

/s/ Kevin Carnahan	Director	June 21, 2016
Kevin Carnahan

/s/ Gregory C. Morris	Director	June 21, 2016
Gregory C. Morris

/s/Anthony Sartor	Director	June 21, 2016
Anthony Sartor

/s/ Seymour Siegel	Director	June 21, 2016
Seymour Siegel

/s/ Cary W. Sucoff	Director	June 21, 2016
Cary W. Sucoff

/s/ Daniel Wachtler	Director	June 21, 2016
Daniel Wachtler

EXHIBIT INDEX

No.	Description
2.1
Agreement and Plan of Merger by and between root9B Technologies Inc,, a Delaware corporation, IPSA International Services, Inc. a Delaware corporation and IPSA International Inc. dated February 6, 2015 and exhibits thereto (incorporated by reference to Exhibit 2.1 to the registration statement on Form 8-K, filed on February 10, 2015).

3.1	Certificate of Incorporation filed with the State of Delaware on June 21, 2011 (incorporated by reference to Exhibit 3.1 of the Report on Form 10-K filed March 30, 2012).
3.2	Restated and amended bylaws (incorporated by reference to Exhibit 3.1 to Form 8-K of the registrant filed with the Commission on February 1, 2011).
3.3	Certificate of Amendment (incorporated by reference to Exhibit 3.1 to Form 8-K of the registrant filed with the Commission on April 30, 2012).
3.4	Certificate of Amendment (incorporated by reference to Exhibit 3.1 to Form 8-K of the registrant filed with the Commission on August 28, 2014).
3.5	Certificate of Amendment (incorporated by reference to Exhibit 3.1 to Form 8-K of the registrant filed with the Commission on December 1, 2014).
4.1
Amended and restated certificate of designations, powers, preferences and other rights and qualifications of the Series B convertible preferred stock (incorporated by reference to Exhibit 4.1 to current report on Form 8-K of the registrant filed with the Commission on March 11, 2011).

4.2
Amended and restated certificate of designations, powers, preferences and other rights and qualifications of the Series C convertible preferred stock (incorporated by reference to Exhibit 4.1 to current report on Form 8-K of the registrant filed with the Commission on March 7, 2011).

4.3
Certificate of designation, powers, preference and other rights and qualifications of Series D convertible preferred stock (incorporated by reference to Exhibit 4.1 of the report on Form 8-K/A filed by the Registrant on January 31, 2013).

4.4	Form of Warrant for 7% Convertible Promissory Notes (incorporated by reference to Exhibit 4.1 to current report on Form 8-K of the registrant filed with the Commission on November 20, 2012).
4.5	Form of Warrant for Series B preferred stock (incorporated by reference to Exhibit 4.1 to current report on Form S-3/A of the registrant filed with the Commission on August 24, 2010).
4.6	Form of Warrant for 9% Convertible Debenture (incorporated by reference to Exhibit 4.2 to current report on Form S-3/A of the registrant filed with the Commission on August 24, 2010).
4.7
Form of Warrant for Series C preferred stock and for registered advisors of the Series C preferred stock (incorporated by reference to Exhibit 4.2 to current report on Form 8-K of the registrant filed with the Commission on March 7, 2011).

4.8	Form of Warrant for Series D preferred stock (incorporated by reference to Exhibit 10.2 to current report on Form 8-K of the registrant filed with the Commission on January 2, 2013).
4.9
Form of Warrant for registered advisors of the Series B preferred stock (incorporated by reference to Exhibit 4.3 to current report on Form S-3/A of the registrant filed with the Commission on August 24, 2010).

4.10	Form of Warrant for convertible note (incorporated by reference to Exhibit 4.1 to current report on Form 8-K of the registrant filed with the Commission on October 23, 2014).
4.11	Form of Warrant for accredited investor (incorporated by reference to Exhibit 4.1 to current report on Form 8-K of the registrant filed with the Commission on February 10, 2015).
4.12	Form of Warrant for accredited investor (incorporated by reference to Exhibit 4.1 to current report on Form 8-K of the registrant filed with the Commission on March 16, 2015).
4.13	Form of Prior Warrant (incorporated by reference to Exhibit 4.2 to current report on Form 8-K of the registrant filed with the Commission on March 7, 2011).
4.14	Form of Replacement Warrant (incorporated by reference to Exhibit 4.2 to current report on Form 8-K of the registrant filed with the Commission on August 12, 2015).
5.1	Opinion of Ruskin Moscou Faltischek, P.C. (1)
10.1	Lease Agreement between Bissell Porter Siskey, LLC and the Company (incorporated by reference to Exhibit 10.4 to Form 10-KSB/A of the registrant filed with the Commission on April 27, 2006).
10.2
Securities Purchase Agreement among the Company, Miriam Blech and River Charitable Remainder Unitrust f/b/o Isaac Blech dated March 3, 2011 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K of the registrant filed with the Commission on March 7, 2011).

10.3	Office and Director Indemnification Agreement (incorporated by reference to Exhibit 10.6 of the registration statement on Form S-4, filed on December 2, 2011).
10.4	2012 Lease Agreement between Bissell Porter Siskey, LLC and the Company (incorporated by reference to Exhibit 10.11 of the Report on Form 10-K filed April 1, 2013).
10.5	Employment Agreement, dated as of August 09, 2013, by and between the Company and Mark Elliott, (incorporated by reference to Exhibit 10.1 of the Report on Form 8-K filed August 14, 2013).

10.6	Employment Agreement dated as of January 20, 2014 by and between the Company and Kent Anson (incorporated by reference to Exhibit 10.1 of the Report on Form 8-K filed January 20, 2014).
10.7	Agreement and Plan of Merger dated November 13, 2013, between the Company and root9B LLC (incorporated by reference to Exhibit 10.1 of the Report on Form 8-K filed November 19, 2013).
10.8
Employment Agreement dated May 20, 2014 between the Registrant and Joe Grano (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K of the registrant filed with the Commission on May 22, 2014).

10.9	Subscription Agreement for accredited investors (incorporated by reference to Exhibits 10.1 to current report on Form 8-K of the registrant filed with the Commission on October 29, 2014).
10.10	Securities Purchase Agreement for accredited investor (incorporated by reference to Exhibits 10.4 to current report on Form 8-K of the registrant filed with the Commission on February 10, 2015).
10.11	Pledge Agreement for accredited investor (incorporated by reference to Exhibits 10.5 to current report on Form 8-K of the registrant filed with the Commission on February 10, 2015).
10.12	Registration Rights Agreement for accredited investor (incorporated by reference to Exhibits 10.1 to current report on Form 8-K of the registrant filed with the Commission on February 10, 2015).
10.13
Employment Agreement dated February 9, 2015 between IPSA International, the Registrants subsidiary and Dan Wachtler (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K of the registrant filed with the Commission on February 10, 2015).

10.14
Dan Wachtler Confidentiality, Non-Compete and Non-Solicitation Agreement dated February 9, 2015  (incorporated by reference to Exhibit 10.3 of the current report on Form 8-K of the registrant filed with the Commission on February 10, 2015).

10.15	Securities Purchase Agreement for accredited investors (incorporated by reference to Exhibit 10.4 to current report on Form 8-K of the registrant filed with the Commission on March 16, 2015).
10.16	Exchange Agreement dated August 11, 2015 (incorporated by reference to Exhibit 4.2 to current report on Form 8-K of the registrant filed with the Commission on August 12, 2015).
10.17
Letter Agreement dated March 9, 2016 by and between the Registrant and certain Purchasers (incorporated by reference to Exhibit 10.1 to current report on Form 8-K of the registrant filed with the Commission on March 14, 2015).

10.18
Amended and Restated Securities Purchase Agreement dated March 10, 2016 by and between the Registrant and certain Purchasers (incorporated by reference to Exhibit 10.2 to current report on Form 8-K of the registrant filed with the Commission on August 12, 2015).

10.19	Form of Warrant for qualified purchasers (incorporated by reference to Exhibit 10.3 to current report on Form 8-K of the registrant filed with the Commission on August 12, 2015).
10.20	Form of Warrant for non-qualified purchasers (incorporated by reference to Exhibit 10.4 to current report on Form 8-K of the registrant filed with the Commission on August 12, 2015).
10.21
Letter Agreement dated March 10, 2016 between root9B Technologies, Inc. and Miriam Blech and River Charitable Remainder Unitrust f/b/o Isaac Blech (incorporated by reference to Exhibit 10.5 to current report on Form 8-K of the registrant filed with the Commission on August 12, 2015).

10.22
Letter Agreement dated March 7, 2016 by and between the Registrant and certain Purchasers (incorporated by reference to Exhibit 10.1 to current report on Form 8-K of the registrant filed with the Commission on March 8, 2016).

10.23
Letter Agreement dated February 29, 2016 by and between root9B Technologies, Inc. and certain Purchasers (incorporated by reference to Exhibit 10.1 to current report on Form 8-K of the registrant filed with the Commission on March 1, 2016).

10.24
Letter Agreement dated February 9, 2016 by and between root9B Technologies, Inc. and certain Purchasers (incorporated by reference to Exhibit 10.1 to current report on Form 8-K of the registrant filed with the Commission on February 10, 2016).

10.25
Independent Contractor Consulting Agreement, dated November 11, 2015, by and between the Registrant and Kenneth T. Smith (incorporated by reference to Exhibit 10.1 to current report on Form 8-K of the registrant filed with the Commission on November 17, 2015).

10.26
Letter Agreement by and between the Registrant, IPSA International Services, Inc. and IPSA International, Inc. dated October 9, 2015 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K of the registrant filed with the Commission on October 15, 2015).

21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 of the Report on Form 10-K filed March 30, 2015).
23.1	Consent of Cherry Bekaert LLP
23.2	Consent of Ruskin Moscou Faltischek, P.C. (incorporated in Exhibit 5.1) (1)
24	Power of Attorney (included on signature page)
______________

(1) To be filed by amendment.